Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

among

CASABLANCA HOLDINGS L.P.,

CASABLANCA GLOBAL GP LIMITED,

CASABLANCA GLOBAL INTERMEDIATE HOLDINGS L.P.,

ZURICH HOTEL INVESTMENTS, B.V.

and

HYATT HOTELS CORPORATION

(solely for purposes set forth herein)

Dated as of August 14, 2021

i

Annexes

Annex A	Company Accounting Principles

SECURITIES PURCHASE AGREEMENT

SECURITIES PURCHASE AGREEMENT (as the same may be modified or amended in accordance with the terms hereof, this “Agreement”), dated as of August 14, 2021, among Casablanca Holdings L.P., a Cayman Islands exempted limited partnership (acting through Casablanca Holdings GP LLC, a Cayman Islands limited liability company, as its general partner) (“Seller”), Casablanca Global GP Limited, a Cayman Islands exempted company (the “General Partner”), Casablanca Global Intermediate Holdings L.P., a Cayman Islands exempted limited partnership (acting through the General Partner, as its general partner) (the “Company”), and Zurich Hotel Investments, a Netherlands private limited company (“Purchaser”), and, solely with respect to Section 11.17 and Article XI (solely as such Article relates to Section 11.17), Hyatt Hotels Corporation, a Delaware corporation (“Parent”).

RECITALS

WHEREAS, the General Partner is the sole general partner of the Company;

WHEREAS, Seller directly owns (i) 100% of the outstanding limited partnership interests of the Company (the “Company Interests”) and (ii) one ordinary share, par value $1.00, of the General Partner, which represents 100% of the issued and outstanding shares of the General Partner (the “GP Shares” and, together with the Company Interests, the “Acquired Securities”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase and acquire from Seller, the Acquired Securities.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1:

“Action” means any action, claim, complaint, suit, arbitration, investigation, litigation, audit, charge or other proceeding, whether civil, administrative or criminal, whether public or private and whether at law or in equity, by or before any Governmental Entity.

“Actual Fraud” means, of a Person, an intentional and willful misrepresentation of a representation or warranty of such Person set forth in this Agreement or in any certificate delivered pursuant to Section 7.2(c) or Section 7.3(c), as applicable, that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation).

“Adjustment Time” means 11:59 p.m. New York City time on the day immediately preceding the Closing Date.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term “control”

means, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and the terms “controlled” and “controlling” have meanings correlative thereto.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption, which apply to the business and dealings of the Company and each of its Subsidiaries, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), relevant sections of the Mexican Federal Criminal Code and the Mexican General Law of Administrative Responsibilities, relevant sections of the Spanish Criminal Code, and the Anti-Corruption Act of the Cayman Islands, and all applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Base Purchase Price” means an amount equal to $2,700,000,000.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. No. 116-136, H.R. 748, 116th Cong. (2020), as amended, and together with all guidance, rules and regulations related thereto issued by a Governmental Entity, including the Memorandum on Deferring Payroll tax Obligations in Light of the Ongoing COVID-19 Disaster, issued by President Donald Trump on August 8, 2020.

“Cash” means the aggregate amount of cash, cash equivalents and marketable securities of the Company Entities, including (i) all outstanding customer deposits (but not key money deposits with hotel owners) and (ii) any uncleared checks and drafts or wire transfers received or deposited or available for deposit for the account of the Company Entities that are not yet credited to the account of the Company Entities, but net of checks, drafts or wire transfers issued by the Company Entities but not yet cleared. For the avoidance of doubt, Cash (x) shall exclude all Restricted Cash, (y) shall include all Released Cash and (z) shall be reduced dollar for dollar by the amount of any Cash that are used in violation of Section 6.1(f).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Documents” means the Commitment Letter and the Engagement Letter, collectively.

“Commitment Letter” means that certain commitment letter dated as of the date hereof among the Parent and the Financing Sources named therein (as amended, supplemented, amended and restated, replaced or otherwise modified from time to time in accordance with Sections 5.6 and 6.15).

“Company Accounting Principles” means those principles set forth on Annex A hereto.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA or any similar plan subject to the Laws of a jurisdiction outside of the United States), including each, if any exists, (i) pension plan (as defined in Section 3(2) of ERISA), retirement, supplemental retirement, excess benefit, or post-retirement or employment health, medical, life insurance or other benefit plan, program, policy, agreement or arrangement, (ii) bonus, profit sharing, incentive or deferred compensation, share purchase, share option, restricted share or other equity or equity-based compensation plan, program, policy, agreement or arrangement, (iii) employment, individual consulting, other service agreement or arrangement, severance, separation, change in control, transaction or retention plan, program, policy, agreement or arrangement or (iv) savings, life, health, disability, accident, medical, dental, vision, cafeteria, insurance, flex spending, adoption/dependent/employee assistance, tuition, vacation, paid-time-off, other fringe benefit, compensation, benefit or employee loan plan, program, policy, agreement or arrangement, in each case, sponsored, maintained, contributed to, entered into or required to be sponsored, maintained, contributed to or entered into, in any case, by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has any obligation or liability, whether fixed or contingent, direct or indirect, to provide compensation or benefits to or for the benefit of any current or former Service Providers, or the spouses, beneficiaries or other dependents thereof.

“Company Disclosure Schedule” means the disclosure schedule of the Company referred to in, and delivered pursuant to, this Agreement.

“Company Entities” means, collectively, the General Partner, the Company and their respective Subsidiaries.

“Company Employees” means, collectively, those individuals employed by the Company or any of its Subsidiaries as of the Closing.

“Company Software” means all Software that is owned by any Company Entity as of the Closing.

“Company Transaction Expenses” means, to the extent remaining unpaid as of immediately prior to Closing, (i) the fees, expenses, commissions, costs, disbursements or similar payments payable by any Company Entity to financial advisors, legal advisors, accountants, consultants, brokers, investment bankers or other advisors or service providers engaged by or on behalf of the Company Entities in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, (ii) the fees, expenses, commissions, costs, disbursements or similar payments payable by the Company Entities pursuant to the Services Agreement or the Indemnification Agreements, (iii) (A) 50% of the premium incurred in connection with, the representation and warranty insurance policy obtained by Purchaser in connection with this Agreement and (B) other underwriting fees and commissions related thereto not in excess of $100,000 in the aggregate; provided, that this clause (iii) shall only apply to the extent of the aggregate policy limit of such policy that does not exceed $270,000,000, (iv) all amounts payable in connection with the consummation of the transactions contemplated by the Agreement under any bonus, change of control, retention, termination, severance, or any other compensatory arrangements or other similar payments to any current or former Service Providers that become due or payable by the Company Entities in connection with consummation of the transactions contemplated by this Agreement and pursuant to arrangements established by the Company Entities prior to the Closing (whether payable prior to, upon or after such consummation and whether or not in connection with another event, including any termination of employment, but excluding for clarity, any severance triggered due to an involuntary termination of employment by Purchaser, the Company or any Company Subsidiary after the Closing) and, in each case, the employer portion of Taxes due thereon, and (v) the employer portion of any Taxes that become due or payable by the Company Entities (if any) in connection with any Profits Interest Unit or any other incentive equity or equity-linked award of Seller, Casablanca Holdings L.P. or any of their Affiliates that are not Company Entities, but excluding for purposes of this definition any fees and expenses incurred by the Company Entities that Purchaser is responsible for paying pursuant to Section 6.6, Section 6.7 or Section 6.10.

“Competition Laws” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Compliant” means, with respect to the Required Financial Information, that such Required Financial Information (i) does not contain any untrue statement of a material fact regarding the Company Entities or omit to state any material fact regarding the Company Entities necessary in order to make such Required Financial Information, in light of the circumstances under which the statements contained in the Required Financial Information are made, not misleading and (ii) otherwise fulfills the condition in clause (i) of the definition of “Required Financial Information” at the times required by the regulations referred to therein in connection with the offerings of securities contemplated by the Commitment Letter.

“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, sublease, conditional sales contract, mortgage, license, binding commitment or other agreement.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, sequences and variants), including any intensification, resurgence or any evolutions or mutations thereof, and/or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, occupancy limitations, safety or any other Law, Order, directive, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“DR Subsidiaries” means each Company Entity domiciled in, or having a permanent establishment or branch in, the Dominican Republic.

“Electronic Data Room” means the electronic data room established by or on behalf of the Company in connection with the transactions contemplated hereby.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, restriction on transfer of title or other similar encumbrance, except for any restrictions arising under any applicable securities Laws.

“Engagement Letter” means that certain engagement letter dated as of the date hereof among the Parent and the Financing Sources named therein, which contemplates the engagement of such Financing Sources as underwriters, initial purchasers, placement agents or managers for the offerings of securities contemplated thereby.

“Environmental Laws” means any applicable Law relating to the protection of the environment or, as it relates to exposure to Hazardous Materials, human health or safety.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of the Company or any Subsidiary thereof means any entity (whether or not incorporated) that, together with the Company or such Subsidiary, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” means the Escrow Agreement in form and substance reasonably acceptable to each of Seller, Purchaser and the Escrow Agent.

“Estimated Purchase Price” means (i) the Base Purchase Price, plus (ii) the amount of Estimated Cash, minus (iii) the amount of Estimated Funded Indebtedness, minus (iv) if the Estimated Working Capital Amount is less than the Lower Target Working Capital Amount, then the amount (expressed as a positive number) by which the Estimated Working Capital Amount is less than the Target Working Capital Amount, plus (v) if the Estimated Working Capital Amount is greater than the Upper Target Working Capital Amount, then the amount (expressed as a positive number) by which the Estimated Working Capital Amount is greater than the Target Working Capital Amount, minus (vi) the amount of Estimated Company Transaction Expenses. For the avoidance of doubt, if the Estimated Working Capital Amount is greater than or equal to the Lower Target Working Capital Amount and is less than or equal to the Upper Target Working Capital Amount, then there shall be no adjustment to the Estimated Purchase Price in respect of the Estimated Working Capital Amount.

“Financing” means the financing contemplated by the Commitment Documents.

“Financing Sources” means (i) the Persons that have committed to provide the Financing (including the Persons party to any joinder agreements, credit agreements, purchase agreements, underwriting agreements, indentures or other definitive agreements relating thereto) and (ii) the Persons that are engaged to arrange or underwrite any Take-Out Financing (including the Persons party to any joinder agreements, credit agreements, purchase agreements, underwriting agreements, indentures or other definitive agreements relating thereto), and, in the case of each of clauses (i) and (ii), their respective former, current and future direct or indirect Affiliates, representatives, shareholders, members, managers, general or limited partners, management companies, investment vehicles, officers, directors, employees, agents and representatives and each of their respective successors and assigns.

“Fiscal Cost” has such meaning as defined by Article 289 of the Tax Code of the Dominican Republic and the Income Tax Regulation 139-98.

“Funded Indebtedness” means the aggregate amount of Indebtedness as of immediately prior to the Closing; provided that Pre-Closing Income Tax Liability shall be determined as of the end of the day on the Closing Date.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time consistently applied.

“Governmental Antitrust Entity” means any Governmental Entity with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal (including an arbitrational tribunal) or other instrumentality of any government or political subdivision, whether foreign, federal, state or local, any self-regulatory organization (including any securities exchange).

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity; (ii) any political party or party official or candidate for political office; or (iii) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity.

“Governmental Order” means any order (including any temporary restraining order), writ, judgment, injunction, decree, stipulation, determination or award made, issued, or entered into by or with any Governmental Entity.

“Hazardous Materials” means any petroleum and petroleum distillates, other petroleum hydrocarbons, lead-based paint, polychlorinated biphenyls, friable asbestos or friable asbestos-containing materials and all other substances, wastes or materials that in relevant form and concentration are regulated as hazardous or toxic, a pollutant or contaminant, or other term of similar import, pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Taxes” means any Tax measured on gross or net income (however denominated) or gain, franchise Taxes, branch profits Taxes or similar Taxes.

“Indebtedness” means, as of a particular time and without duplication, each of the following items, together with all accrued but unpaid interest thereon and other payment obligations thereon (including any premiums (including for prepayment), penalties, breakage costs, make-whole costs and other related fees, expenses or liabilities, in each case, whether having accrued prior to the consummation of the transactions contemplated by this Agreement, or otherwise becoming payable as a result of the such consummation): (i) any indebtedness of the Company Entities for borrowed money, (ii) any indebtedness of the Company Entities evidenced by a note, bond, debenture, mortgage or other similar instrument or debt security, (iii) all obligations in respect of letters of credit, bankers’ acceptances, bankers’ guarantee and similar facilities issued for the account of the Company Entities (but solely to the extent drawn), (iv) all obligations of the Company Entities as lessee that are capitalized in accordance with GAAP, (v) any remaining, unpaid contingent consideration or other costs or expenses of the Company Entities due in respect of past acquisitions, properties or services (including earn-outs, milestone payments, deferred purchase price obligations or similar consideration), (vi) the amount constituting Indebtedness as set forth in Section 1.1(b) of the Company Disclosure Schedule, (vii) any payroll, social security, unemployment or similar Taxes deferred by any Company Entity as a result of, or in connection with, CARES Act (or any similar applicable federal, state or local Law allowing for similar deferral of payroll Taxes), and any CARES Act funds, including all obligations with respect to any Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (viii) any obligations in respect of any interest rate swap, currency swap, hedge, cap or similar agreement or arrangement of the Company Entities, (ix) any obligations of the Company Entities in respect of conditional sale or other title retention agreements, (x) any obligations of the Company Entities with respect to Cash and/or book overdrafts, (xi) any obligations with respect to dividends declared but not yet distributed or paid (other than any of the foregoing to be paid to any Company Entity), (xii) any indebtedness of a Person of a type that is referred to in clauses (i) through (xi) above and which is guaranteed by the Company Entities, and (xiii) the Pre-Closing Income Tax Liability; provided that, without limiting other liabilities that are not to be included therewith, in no event will Indebtedness include any amounts included in Working Capital or Company Transaction Expenses. Notwithstanding the foregoing, Indebtedness shall not include any indebtedness of any type due to or from any wholly owned Company Entity to another wholly owned Company Entity.

“Indemnification Agreements” means (i) the Indemnification Agreement, dated as of March 31, 2017, among Seller, Casablanca Holdings GP LLC, the General Partner, the Company, the other Company Entities party thereto, Kohlberg Kravis Roberts & Co. L.P. and KSL Advisors, LLC, and (ii) the Indemnification Agreement, dated as of May 1, 2018, among Seller, Casablanca Holdings GP LLC, the General Partner, the Company, the other Company Entities party thereto and La Macchia Holdings LLC.

“Intellectual Property” means all intellectual property and proprietary rights in any jurisdiction throughout the world whether registered or unregistered, including (a) patents, patent applications and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) trademarks, service marks, trade names and trade dress and registered domain names, and, as applicable the goodwill of the business associated therewith, (c) copyrights, including copyrights in Software, (d) registrations and applications for registration of any of the foregoing under sub-clauses (a) through (c) of this definition; and (e) trade secrets, including, to the extent the following constitute trade secrets under applicable Law, inventions know how, formulae, methods, techniques, processes, and confidential and proprietary information.

“IT Asset” means all of the computer systems, workstations, routers, hubs, switches, circuits, servers, Software, networks, telecommunications systems and other information technology equipment owned or controlled by any Company Entity as of the time of the Closing.

“Knowledge of the Company” (or similar phrases) means the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.1(c) of the Company Disclosure Schedule.

“Law” means any foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, ruling, code, Governmental Order or other legally binding requirement of a Governmental Entity.

“Lease” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any Company Entity holds any Leased Real Property as the tenant thereunder (including all material amendments, extensions, renewals, guaranties and other agreements with respect thereto).

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, Tax, judgment, award, settlement, liability or obligation of any kind, whether direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, absolute, contingent, matured or unmatured, liquidated or unliquidated, disputed or undisputed due or to become due and whether in contract, tort, strict liability or otherwise.

“Lower Target Working Capital Amount” means ($841,000,000).

“Management Agreement” means any agreement (including a lease agreement) under which the Company or one of its Subsidiaries manages a hotel for third-party hotel owners under the hotel’s brand together with all amendments, supplements, modifications, assignments, or guarantees and ancillary agreements relating to the relationship with the third-party hotel owner and the management of the hotel.

“Material Adverse Effect” means any effect, development, circumstance, fact, change, occurrence or event that, individually or in the aggregate with other such effects, developments, circumstances, facts, changes, occurrences or events, has had or would reasonably be expected to have, a material adverse effect on the business, results of operations or financial condition of the Company

Entities, taken as a whole; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute a Material Adverse Effect, nor shall any effect, development, circumstance, fact, change, occurrence or event relating to any of the following be taken into account in determining whether a Material Adverse Effect has occurred or would result:

(i)    general business, economic or financial market conditions in any of the geographical areas in which the Company Entities operate, including consumer spending on travel, leisure and other discretionary items;

(ii)    conditions generally affecting the industries in which the Company Entities operate;

(iii)    changes in the financial, debt, capital, credit or securities markets, including (A) any disruption of any of the foregoing markets, (B) changes in interest rates and/or currency exchange rates, (C) any decline or rise in the price of any security, commodity, contract or index and (D) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for any of the transactions contemplated by this Agreement;

(iv)    changes in Law (including the COVID-19 Measures) or in GAAP, in each case after the date hereof;

(v)    global, national, regional or international political conditions, including any commencement or material worsening of a war or armed hostilities or other national or international calamity whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack (including any internet or “cyber” attack or hacking);

(vi)    any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, epidemics or outbreaks of diseases (including COVID-19 and the impacts on economies generally and the results of any actions taken by Governmental Entities in response thereto, including the COVID-19 Measures), climate-related event, development or effect, weather condition, explosion or fire or other force majeure event or act of God;

(vii)    any actions taken, or failures to take action, in each case, which Purchaser has requested or to which it has consented, in each case, in advance and in writing (including via e-mail) or which actions are expressly contemplated or required by this Agreement;

(viii)    any failure, in and of itself, by the Company Entities to meet internal projections, budgets, forecasts, revenue or earnings predictions (or other similar forward looking statements) for any period ending on or after the date of this Agreement (it being understood that the facts, circumstances or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account, in determining whether there has been or will be, a Material Adverse Effect); or

(ix)    the execution, delivery, announcement or pendency of this Agreement or the transactions contemplated hereby, or any public disclosure relating to any of the foregoing, or the adverse impact of any of the foregoing on relationships, contractual or otherwise, with customers, lenders, vendors, suppliers, employees or other Persons with business relationships with the Company Entities (provided, that, this clause (ix) shall not apply to Section 4.4(a) (or Section 7.2(a) as it relates to Section 4.4(a))).

except in the cases of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi) only to the extent such effects, developments, circumstances, facts, changes, occurrences or events have a materially disproportionate adverse impact on the Company Entities, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.

“Misconduct Claim” means an Action or material internal claim or report alleging sexual or other discriminatory harassment, discrimination, or retaliation that could reasonably be expected to bring the Company into public contempt or ridicule or be materially injurious to the business or reputation of the Company or of its executives.

“Outstanding Credit Amount” means the balance of outstanding travel credits that has accrued, in accordance with the commercial terms and conditions relating to the refund policies of the Company Entities that have been previously disclosed to Purchaser, as such balance is set forth on the consolidated balance sheet of the Company and its Subsidiaries from time to time.

“Outstanding Credit Amount Measurement” means (a) if measured at the nine-month anniversary of Closing, (i) the sum of the Outstanding Credit Amount Month-End Averages for the immediately preceding nine (9) full months divided by (ii) nine (9), (b) if measured at the eighteen-month anniversary of Closing, (i) the sum of the Outstanding Credit Amount Month-End Averages for the immediately preceding nine (9) full months divided by (ii) nine (9) and (c) if measured on the Vacations Sale Closing Date, (i) the sum of the Outstanding Credit Amount Month-End Averages for each full month between the Closing Date and the Vacations Sale Closing Date divided by (ii) the number of full months between the Closing Date and the Vacations Sale Closing Date.

“Outstanding Credit Amount Month-End Average” means, with respect to any full month in the applicable measurement period used to determine the Outstanding Credit Amount Measurement, the average Outstanding Credit Amount for such month, determined as of the last Business Day of such month.

“Payoff Letter” means, with respect to any Existing Funded Indebtedness, a customary payoff letter authorizing the release of collateral and filing of UCC termination statements (or other documents or endorsements to release any Encumbrances related thereto) and including wire instructions from each lender of such Funded Indebtedness, in each case, in form and substance reasonably acceptable to Purchaser providing the Company or its Subsidiary with confirmation that the agreements or other security interests related to such Funded Indebtedness have been, or will be substantially simultaneously with consummation of the Sale, terminated, all Encumbrances and all payment obligations with respect to such Funded Indebtedness have been or will be released as of the payment in full of such Funded Indebtedness as indicated therein.

“Permitted Encumbrance” means: (i) mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s, construction and other Encumbrances arising or incurred in the ordinary course of business; (ii) Encumbrances for Taxes, utilities and other governmental charges that are not due and payable or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the financial statements in accordance with GAAP; (iii) Encumbrances that secure obligations that are reflected as liabilities on the Latest Balance Sheet or Encumbrances the existence of which is referred to in the notes to the Latest Balance Sheet; (iv) in the case of Leased Real Property, matters (including easements, covenants, rights of way and similar restrictions of record) that would be disclosed by an accurate survey, inspection, title search or title report of such Leased Real Property that do not materially impair the current use or operations of the Leased Real Property; (v) matters of record or registered Encumbrances affecting title to any asset which do not materially impair the current use or occupancy of such asset in the operation of the business conducted thereon;

(vi) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities which are not violated in any material respect by the current use or occupancy of the Leased Real Property; (vii) statutory Encumbrances of landlords for amounts not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (viii) Encumbrances arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (ix) defects, irregularities or imperfections of title and other Encumbrances on the Leased Real Property which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate in the operation of the business currently conducted thereon.

“Person” means an association, a corporation, a company, an individual, a partnership, a limited liability company, an unlimited liability company, a trust, a firm, a joint venture, a joint stock company or any other entity or organization, including a Governmental Entity.

“Pre-Closing Income Tax Liability” means the sum of the aggregate amounts of unpaid Income Taxes of the Company and its Subsidiaries for Pre-Closing Tax Periods for which the applicable Tax Return has not been filed by the Company or such Subsidiary with the relevant Governmental Entity prior to the Closing Date or for which an Income Tax shown as due on a previously filed Tax Return has not been paid, determined (i) by including the Transaction Tax Deductions and treating such Transaction Tax Deductions as accrued and deductible in the final Pre-Closing Tax Period of the Company or its applicable Subsidiary to the extent so deductible in such Pre-Closing Tax Period at a “more likely than not” or greater level of comfort; (ii) without regard to accruals or reserves established or required to be established under GAAP methodologies for contingent Income Taxes or with respect to uncertain Tax positions, (iii) excluding contingent Income Taxes not expected to become due and payable, (iv) by excluding any Taxes attributable to any action taken by the Purchaser or any of its Affiliates (including the Company or any of its Subsidiaries) on the Closing Date after the Closing outside the ordinary course of business; (v) in accordance with the accounting methodology and the past practices (including reporting positions, elections and accounting methods) of the Company and its Subsidiaries in preparing its Tax Returns with respect to Income Taxes to the extent such methodologies and past practices are permitted under applicable Law; (vi) without regard to any deferred Tax assets and Liabilities other than carryforwards properly deductible in applicable Pre-Closing Tax Periods; (vii) on a “closing of the books” basis as if the taxable year of the Company and its Subsidiaries ended on the end of the Closing Date; (viii) reducing Pre-Closing Income Tax Liability (as otherwise determined, and which reduction shall not cause Pre-Closing Income Tax Liability to be a negative number for any jurisdiction) by any estimated Income Tax payments for, and overpayments of Income Taxes, in each case to the extent such payments or overpayments are actually available under applicable Law to reduce amounts that would otherwise constitute unpaid Income Taxes in such jurisdiction with respect to Pre-Closing Tax Periods; and (ix) reducing Pre-Closing Income Tax Liability (which reduction, together with the foregoing reduction(s), shall not cause Pre-Closing Income Tax Liability to be a negative number) for Income Tax refunds for which the applicable claim for refund has been properly filed with the relevant Governmental Entity prior to the Closing Date, or for which the Governmental Entity has provided written notice will be remitted in cash to the applicable Company Entity.

“Personal Information” means information that identifies or could reasonably be used to identify, locate or contact a natural person, including name, date of birth, street address, telephone number, email address, photograph, social security number, tax identification number, driver’s license number or passport number, travel loyalty number, gender, payment card information and/or any other information defined as “personal data,” “personal information,” “personally identifiable information” or any similar term under any Privacy and Information Security Requirement.

“Pre-Closing Tax Period” means any tax period ending on or before the Closing Date, and, with respect to any tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of such tax period that ends on the Closing Date.

“Privacy and Information Security Requirements” means all Laws and binding guidelines and industry standards relating to (i) the Processing of Personal Information; (ii) data security; (iii) data breach and related notifications; (iv) data protection; (v) consumer protection (as it relates to data privacy and security); (vi) website and mobile application privacy policies and practices; (vii) advertising and marketing (as it relates to data privacy and security); and (viii) email, messaging and/or telemarketing (as it relates to data privacy and security).

“Processing” means any operation or set of operations performed on Personal Information (whether electronically or in any other form or medium), including the collection, use, access, storage, processing, recording, distribution, transfer, import, export, privacy, protection (including security measures), disposal or disclosure of Personal Information.

“Profits Interest Unit” means any Class A profits interests, Class B profits interests or Class C profits interests in Casablanca Holdings L.P.

“Reciprocal License” means any license that requires as a condition of use, modification, and/or distribution of software subject to thereto, that such software or other software combined and/or distributed with such software be: (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.

“Release” means any spill, leaking, pumping, injection, deposit, disposal, discharge, dumping, emitting, emptying, releasing, leaching, migrating, escaping, or pouring into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.

“Required Financial Information” means (i) all financial statements, financial data, audit reports and other information regarding the Company Entities of the type and form that would be required by Regulation S-X promulgated by the SEC and Regulation S-K promulgated by the SEC for a registered public offering of securities on a registration statement of the Company on Form S-1 under the Securities Act to consummate the offerings of securities contemplated by the Commitment Documents (including all audited financial statements and all unaudited quarterly interim financial statements, in each case prepared in accordance with GAAP applied on a consistent basis for the periods covered thereby, including applicable comparison periods, which will have been reviewed by the Company’s independent public accountants as provided in Statement on Auditing Standards 100); and (ii) (A) such other pertinent and customary information regarding the Company Entities as may be reasonably requested by Purchaser (or the Financing Sources) to the extent that such information is required in connection with the Financing or of the type customary for financings of a type similar to the Financing or any Take-Out Financing, in each case of clauses (i) and (ii), assuming that such offering or syndication of the credit facilities were consummated at the same time during the Company’s fiscal year as such offering or syndication will be made. For the avoidance of doubt, Required Financial Information shall in no event include audited financial statements for the Company or Company Entities for any period ended after December 31, 2020.

“Restricted Cash” means security deposits, bond guarantees, collateral reserve amounts or cash collateral supporting letters of credit, amounts held in escrow or deposits for the benefit of third parties; provided, however, that Restricted Cash shall not include any Released Cash.

“Restrictive Covenant and Release Agreements” means each letter agreement between each of KSL Capital Partners, LLC and KKR North America Fund XI L.P., on the one hand, and Purchaser, on the other hand, substantially in the forms set forth on Section 1.1(d) of the Disclosure Schedule.

“Sample Calculations” means the sample calculations set forth on Section 1.1(e) of the Company Disclosure Schedule of Working Capital as of the Latest Balance Sheet Date. For the avoidance of doubt, to the extent the Sample Calculations conflict with the Company Accounting Principles, the Company Accounting Principles shall prevail.

“Sanctions Laws” means any Law related to economic sanctions imposed, administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union or any of its Member States, the United Nations, Her Majesty’s Treasury, the Foreign, Commonwealth and Development Office or the Department for International Trade of the United Kingdom, in particular as such as have been extended to the Cayman Islands via Order in Council.

“Section 1.1(b) Escrow Amount” has the meaning set forth on Section 1.1(b) of the Company Disclosure Schedule.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Party” means each of the Seller, the former, current or future equity holders, controlling Persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of the Seller or any former, current or future shareholder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing.

“Services Agreement” means the Services Agreement, dated as of March 31, 2017, among Casablanca US Holdings Inc., Kohlberg Kravis Roberts & Co. L.P., and KSL Advisors, LLC.

“Service Provider” means each officer, employee, individual consultant, manager or director of the Company or any of its Subsidiaries.

“Software” means any computer programs, computer applications and code, including source code and object code.

“Subsidiary” of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more Subsidiaries of such Person.

“Target Working Capital Amount” means ($801,000,000).

“Tax” means any federal, state, local or foreign income, profits, sales and use, excise, franchise, ad valorem, real and personal property, gross receipt, shares, capital stock, production, business and occupation, transfer, value added, customs, escheat, unclaimed property, excise, disability, employment, payroll, social security, occupation, severance, commercial activity or withholding taxes or other similar taxes, charges, fees, duties, levies or other similar assessments imposed by any Tax authority, and any interest, penalties, additions to tax or additional amounts related thereto.

“Tax Return” means any return, report, declaration, information return or other document filed with any Tax authority with respect to Taxes, including any amendments thereof.

“Transaction Agreements” means this Agreement, the Escrow Agreement, the Restrictive Covenant and Release Agreements and each of the other Contracts and certificates to be delivered at Closing pursuant to Section 2.3 and to which Seller, the Company, the General Partner or Purchaser is a party.

“Transaction Tax Deductions” means, without duplication and regardless of when or by whom paid, the tax deductions of the Company and its Subsidiaries resulting from or related to: (i) Company Transaction Expenses, (ii) all fees and expenses (including amounts treated as interest for Income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar amounts accrued, premiums, and penalties, in each case, paid in connection with the repayment of the liabilities described in clauses (i) through (iii) of the definition of Indebtedness in connection with the Closing, (iii) the legal, accounting, financial advisory, and other advisory, transaction or consulting fees and expenses related to the transactions contemplated by this Agreement, and (iv) without double counting for any of the foregoing, any other payments or accruals related to the transactions contemplated by this Agreement that are deductible for U.S. federal, state or local or non-U.S. tax purposes and that actually reduce the Estimated Purchase Price or the Final Purchase Price, as applicable. The amount of the Transaction Tax Deductions shall be computed assuming that an election was made under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees (as described in Revenue Procedure 2011-29).

“Transfer Taxes” means any sales, use, goods and services, share transfer, stock transfer, real property transfer, transfer, stamp, registration, documentary, recording or similar duties or Taxes incurred in connection with the transactions contemplated hereby.

“Upper Target Working Capital Amount” means ($761,000,000).

“Vacations Entities” means ALG Foreign Holdings, L.P., a Delaware limited partnership and its Subsidiaries (other than Coryn Group II, LLC, a Delaware limited liability company); ALG Vacations Corp., a Delaware corporation; AMSTAR DGT Costa Rica Limitada, a Costa Rican limited company; AMSTAR DMC, S.A. a British Virgin Islands company and its branch operating in the Dominican Republic; AMSTAR DMC Limited, a Jamaican company; AMSTAR Foreign Holdings, L.P., a Delaware limited partnership; AMSTAR HAWAII, LLC, a Delaware limited liability company; Amstar Marketing Services, LLC, a Delaware limited liability company; AMSTAR Operaciones DMC MX, S. de R.L. de C.V., a Mexican limited company and its Subsidiaries; Global Booking Solutions of Canada, Inc., a Canadian corporation; and Trisept Solutions, LLC, a Wisconsin limited liability company.

“Valuation” means the valuation of the assets of the Company Entities for U.S. federal income tax purposes prepared by Ernst & Young (or any other nationally-recognized third party accounting firm mutually agreed between Purchaser and Seller) following the Closing Date.

“Working Capital” means (a) current assets minus (b) current liabilities of the Company Entities, in each case determined in accordance with the Company Accounting Principles; provided, however, that Working Capital shall not include (i) Cash, (ii) Indebtedness, (iii) Company Transaction Expenses, (iv) deferred Tax assets or liabilities, (v) Income Tax assets and liabilities or (vi) Restricted Cash.

Section 1.2    Other Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	Section 3.6(d)
Agreement	Preamble
Alternate Financing	Section 6.15
Audited Financial Statements	Section 4.5(a)
Closing	Section 2.2
Closing Date	Section 2.2
Closing Statement	Section 3.4(a)
Company	Preamble
Company Material Contracts	Section 4.19
Confidentiality Agreement	Section 6.4
Contingent Consideration	Section 3.6(a)
CSH Casablanca	Section 6.13
Deficiency Amount	Section 3.4(e)(i)
DGII	Section 8.4(a)
Dispute Resolution Period	Section 3.4(c)
DR Capital Gains Tax	Section 8.4(a)
Enforceability Exceptions	Section 4.3(b)
Escrow Account	Section 3.4(a)
Escrow Agent	Section 3.4(a)
Escrow Funds	Section 3.1(b)(ii)
Estimated Cash	Section 3.1(a)
Estimated Closing Statement	Section 3.1(a)
Estimated Company Transaction Expenses	Section 3.1(a)
Estimated Funded Indebtedness	Section 3.1(a)
Estimated Working Capital Amount	Section 3.1(a)
Excess Amount	Section 3.4(e)(ii)
Existing Funded Indebtedness	Section 3.3
Final Cash	Section 3.4(c)
Financing Commitments	Section 6.15
Final Company Transaction Expenses	Section 3.4(c)
Final Funded Indebtedness	Section 3.4(c)
Final Purchase Price	Section 3.4(e)
Final Working Capital Amount	Section 3.4(c)
Financial Statements	Section 4.5(a)
Foreign Benefit Plan	Section 4.14(a)
General Partner	Preamble
Governmental Filings	Section 4.4(c)
Indemnified Individuals	Section 6.7(a)
Independent Arbitrator	Section 3.4(c)
Independent Arbitrator Dispute Notice	Section 3.4(c)
JV Agreement	Section 6.13

Term	Section
JV Entity	Section 6.13
JV Interests	Section 6.13
JV Purchase	Section 6.13
Latest Balance Sheet	Section 4.5(a)
Latest Balance Sheet Date	Section 4.5(a)
Leased Real Property	Section 4.9(a)
Leases	Section 4.9(a)
Measurement Period	Section 3.6(a)
Non-Recourse Party	Section 11.15
Notice of Disagreement	Section 3.4(b)
Outside Date	Section 9.1(a)
Parent	Preamble
Purchaser	Preamble
Purchaser Parachute Arrangements	Section 6.11
Purchaser Related Parties	Section 10.1(b)
Permits	Section 4.15
Released Cash	Section 6.18
Releasers	Section 10.1
Remaining Amount	Section 3.4(e)(iii)
Review Period	Section 3.4(b)
Sanctions	Section 4.21
Seller	Preamble
Unaudited Financial Statements	Section 4.5(a)
Voting Debt	Section 4.2(a)
Waived 280G Benefits	Section 6.11
Willful Breach	Section 9.3
Working Capital Escrow Amount	Section 3.1(b)(i)

ARTICLE II

PURCHASE AND SALE OF THE ACQUIRED SECURITIES

Section 2.1    Delivery and Purchase of the Acquired Securities. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase, acquire, accept and receive from Seller, the Acquired Securities, in each case, free and clear of any and all Encumbrances (except for any Encumbrances created by or on behalf of Purchaser) (the “Sale”).

Section 2.2    Closing. Subject to the final sentence of this Section 2.2, the closing of the Sale (the “Closing”), shall take place remotely, via the exchange of documents and signatures, on the first Business Day of the month immediately following the month in which the conditions precedent set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing or are only measured as of the Closing Date, but subject to the satisfaction or waiver in writing of those conditions at such time) are satisfied or waived in writing in accordance with this Agreement, or at such other place and time or on such other date as Seller and Purchaser may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. Notwithstanding anything herein to the contrary, unless Seller and Purchaser agree in writing, the Closing shall not occur earlier than November 1, 2021.

Section 2.3    Closing Deliverables.

(a)    Purchaser Deliverables. At the Closing, Purchaser shall take the following actions (or cause such actions to be taken):

(i)    make the payments contemplated by Section 3.1(b), Section 3.2 and Section 3.3;

(ii)    deliver to Seller the certificate contemplated by Section 7.3(c);

(iii)    deliver to Seller a copy of the Escrow Agreement, duly executed by Purchaser;

(iv)    deliver to Seller each Restrictive Covenant and Release Agreement, duly executed by Purchaser; and

(v)    deliver to Seller all other documents required to be delivered by Purchaser on or prior to the Closing pursuant to this Agreement.

(b)    Seller Deliverables. At the Closing, Seller shall take the following actions (or cause such actions to be taken):

(i)    deliver evidence of the assignment or transfer of the Acquired Securities to Purchaser, free and clear of all Encumbrances (except for any Encumbrances created by or on behalf of Purchaser or Encumbrances to be released at Closing), any such assignments or transfer of the Acquired Securities to be duly executed by Seller, in the form of (A) a deed of transfer and adherence with respect to the Company Interests, (B) an instrument of transfer with respect to the GP Shares, (C) a certified copy of the register of partnership interests of the Company, (D) a certified copy of the register of members of the General Partner, (E) share certificates representing the GP Shares (if any) and (E) director resolutions of the General Partner approving the assignment of the Acquired Securities and the change of registered office to Walkers Corporate Limited, in each case, in form and substance reasonably acceptable to Purchaser;

(ii)    deliver to Purchaser a copy of the Escrow Agreement, duly executed by Seller;

(iii)    deliver to Purchaser the certificates contemplated by Section 7.2(c);

(iv)    deliver to Purchaser Payoff Letters with respect to the Existing Funded Indebtedness;

(v)    deliver to Purchaser evidence in customary form of the termination of the Contracts set forth in Section 6.8 of the Company Disclosure Schedule in accordance with Section 6.8, in each case, in form and substance reasonably acceptable to Purchaser;

(vi)    at the written request of Purchaser delivered at least ten (10) Business Days prior to Closing, deliver to Purchaser written resignations, effective as of the Closing, of all board members of the Company Entities identified in such written request of Purchaser and certified copy of the register of directors of the General Partner;

(vii)    deliver to Purchaser a duly executed certificate in compliance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h) and related IRS notice, in each case, dated the Closing Date, with respect to Casablanca US Holdings Inc., a Delaware corporation; provided that to the extent Seller fails to deliver such certificate prior to the Closing Date, Purchaser’s sole remedy shall be to deduct and withhold pursuant to Section 3.7;

(viii)    deliver to Purchaser each Restrictive Covenant and Release Agreement, duly executed by each party thereto (other than Purchaser);

(ix)    good standing certificates issued by the Registrar of Companies and Registrar of Exempted Limited Partnerships with respect to the General Partner and Company, respectively; and

(x)    deliver to Purchaser all other documents required to be delivered by Purchaser on or prior to the Closing pursuant to this Agreement.

ARTICLE III

CONSIDERATION FOR ACQUIRED SECURITIES

Section 3.1    Estimated Purchase Price; Certain Closing Date Payments.

(a)    Estimated Closing Statement. At least five Business Days prior to the Closing Date, Seller shall (or cause the Company to) deliver to Purchaser a statement (the “Estimated Closing Statement”) setting forth Seller’s and the Company’s good faith calculation of the Estimated Purchase Price, including (i) the estimated amount of Cash as of the Adjustment Time (the “Estimated Cash”), (ii) the estimated amount of Funded Indebtedness (the “Estimated Funded Indebtedness”), (iii) the estimated amount of Working Capital as of the Adjustment Time (the “Estimated Working Capital Amount”) and (iv) the estimated amount of the Company Transaction Expenses as of immediately prior to the Closing (the “Estimated Company Transaction Expenses”), in each case, in accordance with the Company Accounting Principles, together with reasonable supporting detail and documentation of each of the calculations contained therein (including, in the case, of the Estimated Company Transaction Expenses, invoices setting forth such amounts). After delivery of the Estimated Closing Statement until the Closing Date, Purchaser and its Representatives shall be permitted reasonable access to review the books and records of the Company Entities, and shall be provided with reasonable access to the personnel and advisers of, and work papers prepared by or for, Seller, the General Partner and the Company who were involved in the preparation of the Estimated Closing Statement in order to ask questions and receive answers; provided that the independent accountants of Seller and the Company Entities shall not be obligated to make any working papers available to Purchaser or its Representatives unless and until Purchaser and each applicable Representative has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Seller shall consider in good faith any reasonable comments provided by Purchaser with respect to the Estimated Closing Statement; provided that, for the avoidance of doubt, the estimates delivered by Seller pursuant to this Section 3.1(a), as modified to reflect any changes agreed to by Seller and Purchaser, will be binding for purposes of this Section 3.1. For the avoidance of doubt, no failure by Purchaser to object to, or comment on, any item set forth in the Estimated Closing Statement, any component thereof, or any documentation delivered in connection therewith, and no failure by the parties to resolve any objections that Purchaser may have regarding the foregoing, shall prejudice or bind Purchaser with respect to its calculations contained in the Closing Statement or the determination of the Final Purchase Price in accordance with Section 3.4.

(b)    Certain Closing Date Payments. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall:

(i)     pay by wire transfer of immediately available funds to such account or accounts as Seller shall designate in writing to Purchaser not less than two Business Days prior to the Closing Date, an amount equal to (i) the Estimated Purchase Price, minus (ii) $75,000,000 (the “Working Capital Escrow Amount”) minus (iii) the Section 1.1(b) Escrow Amount, if any; and

(ii)    deliver, or cause to be delivered, to the Escrow Agent an amount to be held in the Escrow Account in accordance with the terms of the Escrow Agreement equal to the sum of the Working Capital Escrow Amount and the Section 1.1(b) Escrow Amount, if any (collectively, the “Escrow Funds”).

Section 3.2    Company Transaction Expenses. Simultaneously with the Closing, by wire transfer of immediately available funds, the Company Entities shall pay, or Purchaser shall pay on behalf of the Company Entities, the Company Transaction Expenses in accordance with wire transfer instructions provided by each payee thereof in the invoices described in Section 3.1(a).

Section 3.3    Funded Indebtedness. Simultaneously with the Closing, Purchaser shall repay, or cause to be repaid, on behalf of the Company Entities, the Funded Indebtedness listed in Section 3.3 of the Company Disclosure Schedule (the “Existing Funded Indebtedness”) by wire transfer of immediately available funds in accordance with wire transfer instructions set forth in the Payoff Letters provided to Purchaser pursuant to Section 2.3(b)(iv).

Section 3.4    Post-Closing Determination of Purchase Price Adjustment; Company Accounting Principles.

(a)    Within 90 days after the Closing Date, Purchaser shall deliver to Seller a statement (the “Closing Statement”) setting forth Purchaser’s good faith calculation of the Cash as of the Adjustment Time, Funded Indebtedness, Working Capital as of the Adjustment Time and Company Transaction Expenses as of immediately prior to the Closing, in each case, together with reasonable supporting detail and documentation of each of the calculations set forth in the Closing Statement. The Closing Statement, and the calculations contained therein, shall be prepared on a basis consistent with the Company Accounting Principles.

(b)    During the 45 days immediately following Seller’s receipt of the Closing Statement (the “Review Period”), Seller and its Representatives shall be permitted to review the books and records of the Company Entities and the working papers of Purchaser and the Company Entities, and the independent accountants, if any, used in the preparation of the Closing Statement and the calculation of Cash, Funded Indebtedness, Working Capital, and Company Transaction Expenses, as well as to the relevant books and records of Purchaser (solely to the extent related to the Company Entities), and shall be provided with reasonable access during normal business hours to the current and former personnel and advisers of Purchaser and the Company who were involved in the preparation of the Closing Statement in order to ask questions and receive answers; provided, however, that the independent accountants of Purchaser and the Company Entities shall not be obligated to make any working papers available to Seller or its Representatives unless and until Seller and each applicable Representative has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Seller shall notify Purchaser in writing (the “Notice of Disagreement”) prior to the expiration of the Review Period if Seller disagrees with the Closing Statement or the Cash, Funded

Indebtedness, Working Capital or Company Transaction Expenses calculations set forth therein; provided, that the Notice of Disagreement may only include objections based on (i) the failure by Purchaser to prepare such statement or calculations in accordance with the terms of the Agreement, including Company Accounting Principles, or (ii) manifest errors in the computation of any amount set forth in the Closing Statement. The Notice of Disagreement shall set forth in reasonable detail the basis for such disagreement, the amounts involved and Seller’s determination of the amount of the Cash as of the Adjustment Time, Funded Indebtedness, Working Capital as of the Adjustment Time and Company Transaction Expenses as of immediately prior to the Closing, in each case, with reasonably detailed supporting documentation, calculations and schedules. If no Notice of Disagreement is received by Purchaser on or prior to the expiration date of the Review Period, then the Closing Statement and the Cash, Funded Indebtedness, Working Capital and Company Transaction Expenses calculations set forth in the Closing Statement shall be deemed to have been accepted by Seller and shall become final, conclusive and binding upon Purchaser and Seller, and if a Notice of Disagreement is received by Purchaser on or prior to the expiration date of the Review Period, then any matters set forth in the Closing Statement which are not addressed in a Notice of Disagreement shall become final, conclusive and binding upon Purchaser and Seller.

(c)    During the 30 days immediately following the delivery of a Notice of Disagreement (the “Dispute Resolution Period”), Seller and Purchaser shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Disagreement. If the parties cannot agree on the matters specified in the Notice of Disagreement during the Dispute Resolution Period, the matters specified in the Notice of Disagreement, in each case solely to the extent not agreed between Seller and Purchaser, shall be submitted to RSM US LLP and if RSM US LLP is unwilling or unable to serve, a boutique specialty firm of international recognition with an active practice area focused on post-mergers and acquisitions purchase price dispute resolution mutually agreed by Purchaser and Seller in good faith (the “Independent Arbitrator”). Seller and Purchaser shall each enter into a customary engagement letter with the Independent Arbitrator. Seller and Purchaser shall furnish the Independent Arbitrator with a statement setting forth the items from the Notice of Disagreement which are still in dispute (the “Independent Arbitrator Dispute Notice”) and the position, including the specific amount proposed, of each of Seller and Purchaser with respect to each such disputed item. Within 60 days after the submission of such matters to the Independent Arbitrator, or as soon as practicable thereafter, the Independent Arbitrator, acting as an expert and not as an arbitrator, will, applying the Company Accounting Principles and the applicable definitions contained herein, make a determination in writing of the appropriate amount of each of the line items in the Closing Statement as to which there is disagreement as specified in the Independent Arbitrator Dispute Notice, which determination shall be final, conclusive and binding on Seller and Purchaser, absent fraud, bad faith or manifest error. With respect to each disputed line item set forth in the Independent Arbitrator Dispute Notice, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser in the Independent Arbitrator Dispute Notice with respect to such disputed line item (and Purchaser shall not advocate any positions more adverse to Seller than the amounts reflected in the Closing Statement and Seller shall not advocate any positions more adverse to Purchaser than the amounts reflected in the Notice of Disagreement). For the avoidance of doubt, the Independent Arbitrator shall (i) not review any line items or make any determination with respect to any matter other than those matters in the Independent Arbitrator Dispute Notice that are in dispute, (ii) limit its review to whether the item in dispute is (A) calculated in accordance with this Agreement, including the Company Accounting Principles, or (B) manifest error, and (iii) make its determination based only upon the written submissions of Seller and Purchaser (i.e., not by independent review). The statement of each of Cash as of the Adjustment Time, Funded Indebtedness, Working Capital as of the Adjustment Time and Company Transaction Expenses as of immediately prior to the Closing and the determination of the Cash, Funded Indebtedness, Working Capital and Company Transaction

Expenses therefrom that are final, conclusive and binding on Seller and Purchaser, as determined either through agreement of Seller and Purchaser (deemed or otherwise) pursuant to Section 3.4(b) or through the determination of the Independent Arbitrator pursuant to this Section 3.4(c) are referred to herein as the “Final Cash,” “Final Funded Indebtedness,” “Final Working Capital Amount,” and “Final Company Transaction Expenses,” respectively. During the review by the Independent Arbitrator, Seller and Purchaser shall each make available to the Independent Arbitrator such party’s current and former personnel and such information, books, records and work papers, as may be reasonably required by the Independent Arbitrator to fulfill its obligations under this Section 3.4(c); provided, however, that the independent accountants of Seller or Purchaser shall not be obligated to make any working papers available to the Independent Arbitrator unless and until the Independent Arbitrator has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(d)    The cost of the Independent Arbitrator’s review and determination pursuant to this Section 3.4 shall be borne on a proportionate basis by Purchaser, on the one hand, and Seller, on the other, based on the percentage which the portion of the contested amount not awarded in favor of each such Person bears to the amount actually contested by such Person. By way of illustration, if Purchaser’s calculations would have resulted in a $1,000,000 net payment to Purchaser, and Seller’s calculations would have resulted in a $1,000,000 net payment to Seller and the Independent Arbitrator’s final determination as adopted pursuant to Section 3.4(c) results in an aggregate net payment of $500,000 to Seller, then Purchaser and Seller shall pay 75% and 25%, respectively, of such fees and expenses.

(e)    The “Final Purchase Price” shall be calculated by recalculating the Estimated Purchase Price using the Final Cash in lieu of the Estimated Cash, using the Final Funded Indebtedness in lieu of the Estimated Funded Indebtedness, using the Final Working Capital Amount in lieu of the Estimated Working Capital Amount, using the Final Company Transaction Expenses in lieu of the Estimated Company Transaction Expenses, and otherwise using the components of Estimated Purchase Price as set forth in the definition of Estimated Purchase Price.

(i)    If the Final Purchase Price is less than the Estimated Purchase Price paid at the Closing (such amount, the “Deficiency Amount”), then Purchaser shall be paid by wire transfer of immediately available funds promptly (but in any event within five Business Days after the Final Cash, Final Funded Indebtedness, Final Working Capital Amount and Final Company Transaction Expenses have been agreed upon (through deemed agreement or otherwise) or determined by the Independent Arbitrator, in either case in accordance with Section 3.4(c)), such Deficiency Amount from the Working Capital Escrow Amount held in the Escrow Account; provided, however, in no event shall Seller have personal liability for payment of such amount or any portion thereof, and Purchaser’s sole recourse with respect thereto shall be the Working Capital Escrow Amount held by the Escrow Agent.

(ii)    If the Final Purchase Price is greater than the Estimated Purchase Price paid at the Closing (such amount, the “Excess Amount”), then Purchaser shall promptly (but in any event within five Business Days after the Final Cash, Final Funded Indebtedness, Final Working Capital Amount and Final Company Transaction Expenses have been agreed (through deemed agreement or otherwise) or determined by the Independent Arbitrator, in either case in accordance with Section 3.4(c)) pay the Excess Amount to Seller by wire transfer of immediately available funds to the account that Seller shall designate to Purchaser; provided, that Purchaser shall not be required to pay any amount in excess of the Working Capital Escrow Amount.

(iii)    If any funds remain in the Working Capital Escrow Account held in the Escrow Account after the payment of the Deficiency Amount (or upon payment of the Excess Amount if there is no Deficiency Amount) (such amount, the “Remaining Amount”), then Purchaser and Seller shall jointly instruct the Escrow Agent to pay the Remaining Amount by wire transfer of immediately available funds to the account or accounts that Seller shall designate to the Escrow Agent.

(iv)    Purchaser and Seller hereby agree to deliver joint written instructions to the Escrow Agent in accordance with the Escrow Agreement to deliver promptly from the Escrow Account all funds to be delivered in accordance with this Section 3.4(e) and, if applicable, Section 1.1(b) of the Company Disclosure Schedule.

(f)    Company Accounting Principles. Each of the Estimated Closing Statement (including the Estimated Cash, Estimated Funded Indebtedness, Estimated Working Capital and Estimated Company Transaction Expenses), the Closing Statement (including Cash, Funded Indebtedness, Working Capital and Company Transaction Expenses) and the Final Purchase Price shall be prepared and calculated in accordance with the definitions of such terms contained in this Agreement, the Company Accounting Principles, the Sample Calculation (with regard to the calculation of Working Capital) and Section 8.1.

(g)    Any amounts which become payable under this Section 3.4 will constitute an adjustment to the Estimated Purchase Price for Tax purposes, except as otherwise required by applicable Law.

Section 3.5    Escrow. In accordance with Section 3.1(b)(ii), Purchaser shall deliver to Citibank, N.A. (the “Escrow Agent”), as agent to Purchaser and Seller, the Escrow Funds in accordance with the provisions of Section 3.1, which Escrow Funds shall be held by the Escrow Agent in an escrow account (which may include a sub account for the Working Capital Escrow Amount and the Section 1.1(b) Escrow Amount, if any, comprising the Escrow Funds) (the “Escrow Account”) pursuant to the provisions of the Escrow Agreement and used for purposes of any payments payable to Purchaser or Seller pursuant to Section 3.4 and Section 1.1(b) of the Company Disclosure Schedule.

Section 3.6    Contingent Consideration.

(a)    Following the Closing, Purchaser agrees to pay to Seller $69,000,000 (the “Contingent Consideration”) in the event that the Outstanding Credit Amount Measurement, when measured in accordance with the immediately subsequent sentence, exceeds $138,000,000. For purposes of determining whether the Contingent Consideration is payable hereunder, the Outstanding Credit Amount Measurement shall be measured at the nine-month anniversary of Closing and at the expiration of the Measurement Period; provided, however that if the Contingent Consideration is determined to be payable as a result of any such measurements, then in no event shall there be a subsequent measurement of the Outstanding Credit Amount Measurement (and for the avoidance of doubt, the Contingent Consideration shall be payable no more than once). For purposes hereof, the “Measurement Period” shall be the period from the Closing Date until the earlier of (i) the date that is 18-months following the Closing Date (the “18-Month Anniversary”) and (ii) if the vacations business of the Company Entities is sold by Purchaser to a third party (other than an affiliate of Purchaser) prior to the 18-Month Anniversary, the date on which the closing of such sale occurs (such date, the “Vacations Sale Closing Date”). Purchaser shall pay the Contingent Consideration by wire transfer of immediately available funds to such account as Seller shall designate in writing to Purchaser within five Business Days of a final determination that such amount is payable in accordance with this Section 3.6 (by written agreement of Purchaser and Seller or determination of the Accounting Firm pursuant to Section 3.6(d)).

(b)    Until the end of the Measurement Period, Purchaser shall deliver to Seller within 30 days after each six month anniversary of the Closing Date, a trend report describing the Outstanding Credit Amount Month End Averages (and the calculation thereof) since the Closing.

(c)    During the Measurement Period, Purchaser shall (and shall cause the Company Entities to) make available to Seller during normal business hours the current and former personnel of Purchaser and the Company Entities who were involved in the preparation of the financial information provided pursuant to Section 3.6(b), and such information, books, records and work papers, as may be reasonably required by Seller to review the financial information provided pursuant to Section 3.6(b); provided, however, that independent accountants of Purchaser shall not be obligated to make any information, books, records or working papers available to Seller unless and until Seller has signed a customary confidentiality and hold harmless agreement relating to such access to information, books, records and working papers in form and substance reasonably acceptable to such independent accountants. Seller shall conduct such review in such a manner as not to interfere unreasonably with the business or operations of Purchaser and the Company Entities, and in any event no more frequently than once every three (3) months.

(d)    Within thirty (30) days following the date of each measurement of the Outstanding Credit Amount Measurement, Purchaser shall notify Seller of its determination as to whether or not the Contingent Consideration is payable in accordance with Section 3.6(a). If Purchaser determines that the Contingent Consideration is not payable for any measurement of the Outstanding Credit Amount Measurement and Seller disagrees with Purchaser’s determination, Seller shall, within 30 days following the date of such notification from Purchaser, notify Purchaser in writing of such disagreement, which notice shall describe in reasonable detail the basis of such disagreement. If such notice is timely delivered to Purchaser, then Purchaser and Seller shall negotiate in good faith to resolve their disagreement with respect to the computation of any Outstanding Credit Amount Measurement disputed by Seller. In the event that Purchaser and Seller are unable to resolve all such disagreements within 20 days after Purchaser’s receipt of such notice, Purchaser and Seller shall submit such disagreement to RSM US LLP, or any other nationally recognized firm of certified public accountants as is mutually acceptable to Purchaser and Seller (the “Accounting Firm”) solely to determine whether the Outstanding Credit Amount Measurement as of the end of the Measurement Period has exceeded $138,000,000. The Accounting Firm shall have exclusive jurisdiction over, and resort to the Accounting Firm as provided in this Section 3.6(d) shall be the only recourse and remedy of Seller and Purchaser against one another with respect to, any disputes arising out of or relating to this Section 3.6. The Accounting Firm shall act as an expert and not as an arbitrator. Purchaser and Seller shall use reasonable efforts to cause the Accounting Firm to resolve all such disagreements as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within 60 days after the submission of such disagreement to the Accounting Firm. During the review by the Accounting Firm, Purchaser shall (and shall cause the Company Entities to) make available to the Accounting Firm the current and former personnel of Purchaser and the Company Entities and such information, books, records and work papers, as may be reasonably required by the Accounting Firm to fulfill its obligations under this Section 3.6(d); provided, however, that the independent accountants of Purchaser shall not be obligated to make any working papers available to the Accounting Firm unless and until the Accounting Firm has signed a customary confidentiality and hold harmless agreement relating to such access to such working papers in form and substance reasonably acceptable to such independent accountants. The determination of the Accounting Firm shall be final, conclusive and binding upon Seller and Purchaser and shall not be subject to appeal or further review, absent manifest error or fraud. The cost of the Accounting Firm’s review and determination pursuant to this Section 3.6 shall be borne by Purchaser, if the Accounting Firm determines in Seller’s favor, and by Seller, if the Accounting Firm determines in Purchaser’s favor.

(e)    Purchaser and Seller acknowledge that the amount of the Contingent Consideration has been negotiated by the parties based on their inability to agree as to the valuation of the Company Entities as of the Closing Date, and the amount of the Contingent Consideration that becomes payable to Seller, if any, is intended by the parties to be treated as part of the purchase price and except to the extent that a portion of the Contingent Consideration is required to be treated as imputed interest under Section 1274 or Section 483 of the Code and the Treasury Regulations or otherwise under applicable Law, the parties will treat any such Contingent Consideration as an adjustment to the purchase price for Tax purposes. Seller and Purchaser agree not to take any position, including for federal, state, foreign or local Tax purposes, that is inconsistent with the intent expressed in this Section 3.6(e).

(f)    During the Measurement Period, Purchaser shall not, and shall cause the Company Entities not to, knowingly take any action for the primary purpose of preventing the Outstanding Credit Amount Measurement as of the date of any measurement thereof from exceeding $138,000,000 or otherwise preventing the aggregate Contingent Consideration from becoming payable pursuant to this Section 3.6. During the Measurement Period, Purchaser shall cause the Company Entities not to materially change the Company Entities’ policies, procedures or terms solely to the extent relating to travel credits or method of accounting for or recording travel credits, in each case, that have been previously disclosed to Purchaser and are in effect on the date hereof.

Section 3.7    Withholding. Notwithstanding any other provision of this Agreement, (a) Purchaser, the Company Entities, the Escrow Agent and their agents, Affiliates and assigns (each, a “Payor”) shall be entitled to deduct and withhold from any payment made pursuant to this Agreement any amounts that are required to be deducted or withheld from such payment pursuant to the Code or applicable Tax law (which, for the avoidance of doubt shall not include any deduction or withholding in respect of DR Capital Gains Tax if the relief described in Section 8.4(a)(ii) is received prior to Closing) and (b) any amounts so deducted or withheld from any such payment shall be remitted to the applicable taxing authority and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made; provided that prior to deducting or withholding any amounts from any payment made pursuant to this Agreement (other than with respect to any payment treated as compensation or the failure of a Person to deliver the certificate set forth in Section 2.3(b)(vii) or any amounts constituting compensation subject to required wage withholding under applicable Law), the Payor shall give at least five Business Days advance notice to the Person in respect of whom such deduction or withholding was made, provide such Person reasonable opportunity to provide any forms or other documentation, and reasonably cooperate with such Person to reduce or eliminate any amounts that would otherwise be deductible or withheld to the extent permitted by applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER, THE GENERAL PARTNER AND THE COMPANY

Except as set forth in the Company Disclosure Schedule, (i) the Company and the General Partner hereby represent and warrant to Purchaser, and (ii) under Section 4.1, Section 4.2(d), Section 4.3, Section 4.4, Section 4.13 and Section 4.17, the Seller solely with respect to itself represents and warrants to Purchaser, as follows:

Section 4.1    Organization and Good Standing. (a) Seller is an exempted limited partnership duly registered, validly existing and in good standing under the laws of the Cayman Islands, (b) the General Partner is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, (c) the Company is an exempted limited partnership duly registered, validly existing and in good standing under the laws of Cayman Islands and (d) each other Company Entity is duly organized, registered or incorporated, as applicable, validly existing and in good standing under the laws of the jurisdiction of its formation, except for those jurisdictions in which the failure of such other Company Entity to be in good standing, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole. Each Company Entity has all requisite power and authority to own and lease its assets and properties and to operate its business as the same are now being owned, leased and operated, except where the failure to have such power or authority, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole. Each Company Entity is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties or assets or operation of its business requires it to be so qualified or licensed where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not and would not reasonably be expected to have a Material Adverse Effect. The General Partner has made available to Purchaser a true, complete and correct copies of its certificate of incorporation and memorandum and articles of association. The Company has made available to Purchaser true, complete and correct copies of the certificate of registration and the exempted limited partnership agreement of the Company.

Section 4.2    Capitalization.

(a)    The authorized share capital of the General Partner consists of 50,000 ordinary shares, with a par value $1.00 per share, of which one (1) ordinary share has been issued and is outstanding, and such share is owned of record directly by Seller. 100% of the issued and outstanding limited partnership interests of the Company are owned of record directly by Seller and 100% of the issued and outstanding general partnership interests of the Company are owned directly by the General Partner. Except as set forth above, there are no other shares, limited partnership interests or other equity securities of the General Partner or the Company issued, reserved for issuance or outstanding. All of the outstanding shares of the General Partner and limited partnership interests of the Company have been duly authorized and validly issued, and are fully paid and nonassessable, and none of the outstanding shares, limited partnership interests or other equity securities (as applicable) of the General Partner and the Company is subject to or issued in violation of any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right, transfer right or the governing documents of the General Partner or the Company, respectively, each as amended, or any Contract to which the General Partner or the Company, respectively, is a party or by which it or its properties or assets are otherwise bound or subject. There are not any bonds, debentures, notes or other Indebtedness of the General Partner or the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which any holder of any shares, limited partnership interests or other equity interests of the General Partner or the Company, respectively, may vote (“Voting Debt”). All the issued and outstanding shares or other equity interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal or first offer, preemptive right, subscription right, transfer right or other third party right or the governing documents of such Subsidiary as amended to the date of this Agreement. There is not any Voting Debt of any of the Company’s Subsidiaries. Except as set forth in this Section 4.2(a) or in Section 4.2(b) of the Company Disclosure Schedule, none of the Company Entities has at any time since January 1, 2019, issued, granted or committed to issue or grant, and there are no are no outstanding or authorized options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, preemptive rights, puts, calls, stock appreciation rights, stock-based performance units or other compensatory or equity-linked interests, restricted equity, restricted units, profits interests, commitments, Contracts, arrangements or undertakings of any kind to which any Company Entity is a party or by which any of them is bound (i) obligating, or which could require, any Company Entity to issue, deliver, transfer, or otherwise dispose of or sell, or cause to be issued, delivered, transferred, disposed of or sold, shares or other equity interests in, or any security convertible into or exercisable for or exchangeable into, or giving any Person a right to subscribe for or acquire, any shares of or other equity interest in, the Company Entities or any Voting Debt, (ii) obligating, or which could require, the Company Entities to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking or (iii) obligating, or which could require, the Company Entities to pay an amount in cash or in kind with respect to, or based on the value of, any shares of or other equity interest in the Company Entities or any Voting Debt. Each Profits Interest Unit constitutes a “profits interest” within the meaning of the Code, the Treasury Regulations thereunder, and Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191, and, to the Knowledge of the Company, is subject to a timely and valid election pursuant to Section 83(b) of the Code.

(b)    Except as set forth on Section 4.2(b) of the Company Disclosure Schedule, there are not any outstanding contractual obligations of the Company Entities (i) to repurchase, redeem or otherwise acquire or purchase any shares or capital stock of or other equity interest in the Company Entities or (ii) relating to the voting or registration of any equity securities of the Company Entities whether by voting trust, proxies or other agreements or understandings.

(c)    Section 4.2(c)(i) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the General Partner and the Company, including the name and jurisdiction of organization, incorporation or registration, as applicable, of each such Subsidiary, the issued and outstanding shares or capital stock or other equity interests of each such Subsidiary and the record owner of such shares or capital stock or equity interests (except with respect to any Subsidiary formed after the date of this Agreement not in violation of the terms of this Agreement). Except for interests in the General Partner’s and the Company’s Subsidiaries and except as set forth in Section 4.2(c)(ii) of the Company Disclosure Schedule the Company Entities do not own, directly or indirectly, any shares or capital stock, membership interest, partnership interest, joint venture interest or other equity interest (including any equity-linked security, phantom equity or similar interest or any security that is convertible into or exchangeable or exercisable for any such interest) in any Person. There are no outstanding commitments, agreements or other Contracts obligating the Company Entities to make any investment (in the form of a loan, capital contribution or other form of investment) in any Person, other than any such commitments, agreements or other Contracts (A) between or among the Company Entities or (B) to provide funds to hotel owners for capital improvements and working capital support in the ordinary course of business.

(d)    Seller has good and valid title to the Acquired Securities, free and clear of all Encumbrances (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws). Upon the transfer and delivery of the Acquired Securities by Seller to Purchaser at the Closing pursuant to this Agreement, Purchaser will receive good and valid title to the Acquired Securities, free and clear of all Encumbrances, except for any Encumbrances created, directly or indirectly, by Purchaser, and the Acquired Securities shall not be subject to any voting or transfer restrictions (other than restrictions generally imposed on securities under U.S. federal, state or foreign securities Laws and restrictions created, directly or indirectly, by Purchaser).

Section 4.3    Authority; Execution and Delivery; Enforceability.

(a)    Each of Seller, the General Partner and the Company possesses all requisite legal right, power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by each of Seller, the General Partner and the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by each of Seller, the General Partner and the Company of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Seller, the General Partner and the Company, respectively, and no other actions on the part of Seller, the General Partner or the Company are necessary to authorize or approve this Agreement or the other Transaction Agreements to which it is or will be a party.

(b)    This Agreement has been, and the other Transaction Agreements to which Seller, the General Partner or the Company is or will be a party will upon delivery be, duly executed and delivered by or on behalf of each of Seller, the General Partner and the Company and, assuming due authorization, execution and delivery by Purchaser of this Agreement and the parties (other than any of Seller, the General Partner or the Company) to the other Transaction Agreements to which Seller, the General Partner or the Company is or will be a party, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of each of Seller, the General Partner and the Company, enforceable in accordance with its terms, in each case, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (the “Enforceability Exceptions”).

Section 4.4    No Conflicts; Consents.

(a)    Except as set forth in Section 4.4(a) of the Company Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.4(c) and Section 5.3(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement and the other Transaction Agreements to which the General Partner or the Company is or will be a party by the General Partner and the Company and the consummation by the General Partner and the Company of the transactions contemplated hereby and thereby will not, in each case, with or without notice or lapse of time or both, (i) violate any applicable Law to which any Company Entity or its respective properties or assets is subject or bound, (ii) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration, termination, suspension, revocation or cancellation of, create in any party the right to accelerate, terminate, suspend, revoke or cancel, result in a loss of any benefit or rights to which any Company Entity is entitled under, or require any consent, approval or notice under, any Company Material Contract to which any Company Entity is a party or by which any of its properties or assets are subject or bound, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the assets, properties or equity interests of any Company Entity or (iii) violate the certificate of incorporation or bylaws, memorandum and articles of association or other governing documents, each as amended to the date of this Agreement, of the Company Entities, other than, in the case of clauses (i) and (ii) above, any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations, suspensions, revocations or rights that, individually or in the aggregate, would not reasonably be expected to be material to the Company Entities, taken as a whole, and would not reasonably be expected to prevent, materially impair or materially delay the ability of the General Partner or the Company to consummate the transactions contemplated by this Agreement or any other Transaction Agreement to which it is or will be a party or to perform its obligations under such Transaction Agreements.

(b)    Except as set forth in Section 4.4(b) of the Company Disclosure Schedule and assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.4(c) and Section 5.3(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Seller is or will be a party by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not, in each case, with or without notice or lapse of time or both, (i) violate any applicable Law to which Seller or its assets or properties is subject or bound, (ii) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration, termination, suspension, revocation or cancellation of, create in any party the right to accelerate, terminate, suspend, revoke or cancel, result in a loss of any benefit or rights to which Seller is entitled under, or require any consent, approval or notice under, any Contract to which Seller is a party or by which any of its properties or assets are subject or bound, or result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the assets, properties or equity interests of the Company Entities, or (iii) violate the limited partnership agreement or other governing documents, as amended to the date of this Agreement, of Seller, other than, in the case of clauses (i) and (ii) above, any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations, suspensions, revocations or rights that, individually or in the aggregate, would not reasonably be expected to prevent, materially impair or materially delay Seller’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which Seller is or will be a party or consummate the transactions contemplated hereby or thereby.

(c)    No filings or registrations with, notifications to, or authorizations, consents or approvals of, a Governmental Entity (collectively, “Governmental Filings”) are required to be obtained or made by Seller or any of the Company Entities in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements to which it is or will be a party by Seller, the General Partner or the Company or the consummation by Seller, the General Partner or the Company of the transactions contemplated hereby, except (i) compliance with and filings under the HSR Act and any other filing under any competition Law set forth on Section 4.4(c) of the Company Disclosure Schedule, (ii) Governmental Filings set forth on Section 4.4(c) of the Company Disclosure Schedule and (iii) such other Governmental Filings, the failure of which to be obtained or made would not, individually or in the aggregate, be material to the Company Entities, taken as a whole, and would not, individually or in the aggregate, prevent, materially impair or materially delay the ability of Seller or the Company to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is or will be a party or to perform its obligations under this Agreement and such other Transaction Agreements.

Section 4.5    Financial Statements.

(a)    Purchaser has been provided true and correct copies of (i) the audited consolidated balance sheet and related audited consolidated statement of income, shareholders’ equity and cash flow of the Company Entities as of and for the fiscal years ended December 31, 2019, and December 31, 2020 (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and related unaudited consolidated statement of income, shareholders’ equity and cash flow of the Company Entities as of and for the quarterly period ended June 30, 2021 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), each of which are set forth on Section 4.5(a) of the Company Disclosure Schedule. Except as set forth on Section 4.5(a) of the Company Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, and present fairly, in all material respects, the consolidated financial condition, assets, liabilities and cash flows of the Company Entities as of the date indicated and the results of operations for the period then ended, except with respect to the Unaudited Financial Statements, which are subject in each case to (x) normal and recurring year-end adjustments (none of which are or would be, individually or in the aggregate, material to the Company Entities, taken as a whole, in nature or amount) and (y) the absence of disclosures normally made in footnotes. The Financial Statements were prepared from, and are consistent in all material respects with, the books and records of the Company Entities. The balance sheet as of June 30, 2021, which is included in the Financial Statements, is referred to herein as the “Latest Balance Sheet” and June 30, 2021, is referred to as the “Latest Balance Sheet Date”.

(b)    The Company Entities maintain a system of internal accounting controls sufficient in all material respects to provide reasonable assurance that (i) transactions are executed and made in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain reasonably accountability of its assets and that accounts, notes and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(c)    The accounts receivable of the Company Entities reflected in the Financial Statements are bona fide receivables representing amounts due in favor of the Company Entities for arm’s length transactions entered into in the ordinary course of business.

Section 4.6    No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any Liabilities of any kind other than (i) those specifically reflected and fully reserved against on the Financial Statements or disclosed in the notes thereto in accordance with GAAP, (ii) Liabilities incurred in the ordinary course of business after the Latest Balance Sheet Date, (iii) Liabilities incurred in connection with the transactions contemplated hereby, (iv) Liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Company Entities, taken as a whole, (v) executory Liabilities under Contracts, and Liabilities under Laws or Governmental Orders applicable to the Company Entities or by which any of their properties or assets are bound, none of which arise from a breach or violation thereof, as applicable, or (vi) those Liabilities set forth on Section 4.6 of the Company Disclosure Schedule.

Section 4.7    Absence of Certain Changes or Events. Except for any actions taken (including the cessation or reduction of activities), or any plans, procedures and practices adopted (and compliance therewith), in connection with COVID-19 and the COVID-19 Measures or with the consent of Purchaser following the date hereof in accordance with Section 6.1, since the Latest Balance Sheet Date (x) the Company Entities have conducted their businesses in the ordinary course of business and (y) none of Company Entities has taken, or failed to take, any action which, if taken or omitted after the date hereof, would have required the prior consent of Purchaser pursuant to Section 6.1(b)(i), Section 6.1(b)(vii), Section 6.1(b)(xiv), or Section 6.1(b)(xv), or has entered into any Contract with respect to any of the foregoing. From the Latest Balance Sheet Date, there has not been any Material Adverse Effect.

Section 4.8    No Other Activities of General Partner. General Partner has not engaged in any activity or business or conducted any operations prior to the Closing other than (a) acting as the general partner of the Company, (b) activities relating to its organization, capitalization, administration and payment of applicable Taxes and (c) activities relating to entering into this Agreement, performing its obligations hereunder and consummating the transactions contemplated hereby and, in each case, activities incidental or ancillary thereto. General Partner has no assets or properties (whether real, personal, tangible or intangible) other than the general partner interest in the Company or Liabilities or commitments (other than those relating to (i) acting as the general partner of the Company, (ii) its organization, capitalization, administration and payment of applicable Taxes and (iii) its entry into this Agreement, performance of its obligations hereunder and consummation of the transactions contemplated hereby and, in each case, activities incidental or ancillary thereto). General Partner does not have, and has not at any time in the past three years had, any employees or other Service Providers.

Section 4.9    Real Property; Title to Assets.

(a)    Section 4.9(a) of the Company Disclosure Schedule identifies all of the real property devised by Leases to any Company Entity as of the date hereof, other than sales offices or sales rooms located at hotel properties or kiosks located at hotel properties, airports, malls or other locations (“Leased Real Property”). Neither the Company nor any of its Subsidiaries owns any real property or interests in any real property or is under contract to purchase any real property in fee (or the equivalent interest in the applicable jurisdiction). Section 4.9(a) of the Company Disclosure Schedule identifies the Lease documents for each Leased Real Property involving aggregate annual rental payments in excess of $100,000 as of the date hereof (collectively, the “Material Leases”). Prior to the date hereof, true, correct and complete copies of each Material Lease document has been made available to the Purchaser. No Material Lease has been amended or modified in any material respect except as set forth on Section 4.9(a) of the Company Disclosure Schedule. Except as set forth on Section 4.9(a) of the Company Disclosure Schedule, none of the Company or its Subsidiaries have subleased any of the Leased Real Property demised by the Leases (except for any sublease among Company Entities) and to the Company’s Knowledge, there are no other Persons occupying or having any current or future right to occupy any part of the space demised pursuant to the Leases during the term of each of the Leases.

(b)    Each Company Entity, as applicable, hold a valid and existing leasehold interest under each of the Leases to which it is a party for the terms set forth therein. Except as would not have a Material Adverse Effect, all of the Leases are in full force and effect and enforceable by the Company or such Subsidiary which is a party thereto in accordance with their terms, subject to the Enforceability Exceptions. None of the Company Entities nor, to the Knowledge of the Company, any other party to any Lease, is in material breach of or in material default under any Lease that would, individually or in the aggregate, materially impair or be reasonably likely to materially impair the continued use and operations of the Leased Real Property to which they relate in the conduct of the business of the Company Entities as presently conducted. Except as would not have a Material Adverse Effect, (i) no security or other deposits made by the Company or any Subsidiary under any Material Leases has been applied towards the obligations of such party in accordance with the Material Leases and no security or other deposit is in the form of a letter of credit or any other form other than cash and (ii) no counterparty to a Material Lease has made a request for payment or performance by any guarantor to such Lease.

(c)    Other than any exception which, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole, the Company Entities have (in the case of owned property) good title to, or (in the case of leased property) a valid leasehold interest in each of the items of personal property (tangible or intangible) reflected on the Financial Statements or acquired thereafter (except for assets reflected thereon or acquired thereafter that have been disposed of in the ordinary course of business since the Latest Balance Sheet Date), free and clear of all Encumbrances, except for (i) Encumbrances identified or described in Section 4.9(c) of the Company Disclosure Schedule and (ii) Permitted Encumbrances. The assets, machinery, equipment and other personal property owned or leased by the Company Entities are in good working order and condition and are fit, in all material respects, for use in the ordinary course of business, except (A) for ordinary wear and tear and (B) as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole. Except as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole, the Company Entities own, or have a valid leasehold interest in, all properties and assets (tangible or intangible) necessary for the conduct of their businesses.

Section 4.10    Intellectual Property; Information Technology.

(a)    Section 4.10(a) of the Company Disclosure Schedule sets forth a listing of each applied for (to the extent such applications are currently pending), registered or issued Intellectual Property owned by any Company Entity as of the date of this Agreement, whether in the United States or internationally, as of the date of this Agreement.

(b)    Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, the Company or one of its Subsidiaries exclusively owns the items on Section 4.10(a) of the Company Disclosure Schedule and all other material proprietary Intellectual Property of any Company Entity, free and clear of all Encumbrances (other than Permitted Encumbrances), and, to the Knowledge of the Company, such items have not expired, cancelled or been abandoned and no Action is pending that challenges the validity, ownership or enforceability of any such items.

(c)    Except as set forth on Section 4.10(c) of the Company Disclosure Schedule, to the Knowledge of the Company, (i) the Company Entities are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person in any manner that, individually or in the aggregate, is, and would reasonably be expected to be, material to the Company Entities, taken as a whole, and (ii) the Company Entities have not received from any Person since January 1, 2019, any notice, charge, complaint, claim or other assertion of any infringement, violation or misappropriation of any Intellectual Property of any Person, including cease and desist letters and offers to take a license, except (A) matters that have been resolved and/or (B) as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company Entities, taken as a whole.

(d)    To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any Company Entity, except as, individually or in the aggregate, is not, and would not reasonably be expected to be material to the Company Entities, taken as a whole. Since January 1, 2019, neither the Company nor any of its Subsidiaries has sent or made any written notice, charge, complaint, claim or other assertion asserting or threatening to assert any Action against any Person involving or relating to any Intellectual Property of any Company Entity.

(e)    Except as, individually or in the aggregate, since January 1, 2019, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole, (i) the Company Entities have taken reasonable actions to protect their trade secrets and the security, continuous operation, and integrity of the IT Assets, and (ii) to the Knowledge of the Company, there have been no security breaches, outages, violations or unauthorized access to same.

(f)    To the Knowledge of the Company, each current and former Company Employee, contractor, director, manager, and officer who has, in any material way, participated in or contributed to the creation or development of any material Intellectual Property owned, or purported to be owned by, the Company Entities has executed an assignment and confidentiality agreement that is valid and enforceable subject to the Enforceability Exceptions and confers ownership on such Intellectual Property in the Company Entities.

(g)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company Entities, taken as a whole, the Company Software that is material (i) performs in conformance with its documentation and (ii) to the Knowledge of the Company does not contain any software defect or virus, software routine or hardware component designed to permit unauthorized access to or disable or otherwise harm any Software or IT Assets that would reasonably be expected to materially impair the operation or functionality of such Software or IT Assets.

(h)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company Entities, taken as a whole, the Company Entities have not used with or incorporated into any Company Software, or distributed or licensed to any third party, any Software that is governed by a Reciprocal License in a manner that (i) grants any Person any rights or immunities under any Intellectual Property of the Company Entities related to any Company Software, or (ii) requires any Company Entity to disclose or distribute the source code to any Company Software, to license or provide the source code to any Company Software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Software at no or minimal charge.

(i)    Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company Entities, taken as a whole, the IT Assets are in good working order and operate and perform in accordance with their applicable specifications and as required in connection with the operation of the Company Entities’ business as currently conducted. The Company Entities have used commercially reasonable efforts to protect and maintain the integrity and security of the IT Assets, including commercially reasonable backup measures.

Section 4.11    Insurance. Section 4.11 of the Company Disclosure Schedule sets forth a listing of all material insurance policies or binders currently owned, held by any Company Entity (or its respective assets or business) (excluding any insurance policies held by hotel owners that are counterparties to the Management Agreements). Copies of all such material insurance policies have been made available to Purchaser, and all such policies are in full force and effect. All premiums that are due and payable with respect to such policies have been timely paid in full (other than retroactive or retrospective premium adjustments and adjustments in respect of self-funded health programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), and neither the Company nor any of its Subsidiaries is in material breach or default under the terms of any such insurance policy. Since January 1, 2019, none of the Company Entities has received any notice of cancellation, denial of coverage or non-renewal of any such policy or arrangement nor has the termination of any such policy or arrangement been threatened in writing. There is no material claim by or, with respect to any Company Entity or any of its assets or property, pending under any such policies as to which any Company Entity has received written notice that coverage has been denied or disputed by the insurer.

Section 4.12    Taxes. Except as set forth on Section 4.12 of the Company Disclosure Schedule:

(a)    All Income Tax and other material Tax Returns required to be filed by any Company Entity with any Governmental Entity have been timely filed and are true, correct and complete in all material respects. All material Taxes due and payable by any Company Entity have been paid in full.

(b)    No waiver or extension of the statute of limitations is in effect for the assessment of any material Taxes of the Company or any Subsidiary. There are no matters under discussion with any Governmental Entity, to the Seller’s knowledge, that are likely to result in a material additional liability for Taxes with respect to the Company or any Subsidiary for any Tax period. There are no voluntary disclosure agreements entered into with any Governmental Entity with respect to the Taxes or Tax Returns of the Company Entities that remain in force, and the Company Entities and their Affiliates have not taken any actions intended to, or reasonably expected to, lead to the execution of such a voluntary disclosure agreement with a Governmental Entity after the date hereof.

(c)    The Company Entities have duly and timely withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid by the Company or any Subsidiary to any employee, independent contractor, creditor, shareholder or stockholder.

(d)    There is no claim of deficiency, audit, examination or other administrative or court proceeding involving any material Tax of any Company Entity that is currently in progress, pending or threatened in writing by a Governmental Entity, which written threat has been received by any Company Entity. No power of attorney with respect to any Taxes of the Company or any Subsidiary has been executed or filed with any Governmental Entity that will remain in effect following the Closing.

(e)    No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings, in each case in respect of Taxes, have been sought from, entered into or issued by any Governmental Entity directly related to any Company Entity.

(f)    Neither the Company nor any of its Subsidiaries has received from any Governmental Entity in a jurisdiction where the Company or such Subsidiary does not file a particular Tax Return any written claim that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, which claim has not been fully resolved.

(g)    There are no Encumbrances for Taxes upon any of the assets of any Company Entity, other than Encumbrances for Taxes not yet due and payable.

(h)    Neither the Company nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax allocation or Tax sharing agreement, other than (i) any such agreement solely among the Company Entities or (ii) any commercial agreement the primary subject matter of which is not Taxes.

(i)    Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state or local or non-U.S. law) as a transferee or successor, by operation of Law, or otherwise.

(j)    Neither the Company nor any Subsidiary thereof will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any change in method of accounting for a taxable period ending on or prior to the Closing Date made prior to the Closing, (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending on the Closing Date, (iii) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (iv) “closing agreement” as described in Section 7121 of the Code (or comparable provision of state, federal or foreign Tax law) executed prior to the Closing, (v) installment sale or open transaction disposition made prior to the Closing, (vi) prepaid amount or advance payment received or deferred revenue accrued, in each case, prior to the Closing.

(k)    None of the Company Entities has been either a “distributing corporation” or a “controlled corporation” in a distribution occurring during the two-year period ending on the date hereof in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(l)    None of the Company Entities has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(m)    The Company is treated as an entity that is disregarded as separate from its owner for U.S. federal income tax purposes. Section 4.12(m) of the Company Disclosure Schedule sets forth the classification of each of the Company Entities for U.S. federal Income Tax purposes.

(n)    All material Taxes required to be paid by or with respect to the Company Entities for or with respect to any Pre-Closing Tax Period will have either been paid prior to the Closing or accrued on the Closing Statement and taken into account in computing the Final Working Capital Amount or Final Funded Indebtedness.

(o)    None of the Company Entities has availed itself of relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law. No expenses of any Company Entity are nondeductible under IRS Notice 2020-32 (or any successor thereto) or comparable provisions of state or local Law.

(p)    Casablanca US Holdings, Inc. has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No Company Entity has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to material Tax in a country other than the country of its formation.

(q)    As of the Closing Date, no Company Entity organized in a jurisdiction outside of the United States will hold real property described in Section 956(c)(1)(A) of the Code.

Section 4.13    Proceedings. Except as set forth in Section 4.13 of the Company Disclosure Schedule, there are, and since January 1, 2019 there have been, no Actions of any kind whatsoever, at law or in equity, pending, and to the Knowledge of the Company, there are no Actions currently threatened, against Seller or any of the Company Entities or involving the assets or properties of Seller or any of the Company Entities that: (i) individually or in the aggregate, have been or would reasonably be expected to be material to the Company Entities; or (ii) would reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated hereby or under the other Transaction Agreements to which Seller, the Company or the General Partner is or will be a party. None of the Company Entities or any of their respective properties or assets is, or since January 1, 2019 has been, subject to any Governmental Order or is, or since January 1, 2019, has been, in breach, default or violation of any Governmental Order, except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company Entities. Seller is not subject to any Governmental Order and is not in breach, default or violation of any Law, except as would not, individually or in the aggregate, prevent, materially impair or materially delay Seller’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or consummate the transactions contemplated hereby or thereby.

Section 4.14    Benefit Plans.

(a)    Section 4.14(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan as of the date of this Agreement. Neither the Company nor any Subsidiary thereof has made any commitment to adopt or enter into any new or additional Company Benefit Plan or to amend or terminate any existing Company Benefit Plan. With respect to each Company Benefit Plan, the Company has made available to Purchaser a current, complete and accurate copy (or to the extent no copy exists, an accurate summary), as applicable, of (i) each such Company Benefit Plan, including any material amendments thereto, (ii) any trust, insurance, annuity or other funding instrument related thereto, (iii) the most recent summary plan description and other written communications (or a description of any oral communications) by the Company or a Subsidiary thereof to Service Providers concerning the extent of the benefits provided under a Company Benefit Plan, (iv) for the three most recent years and to the extent applicable, (A) audited financial statements, (B) actuarial or other valuation reports prepared with respect thereto (where such statements or reports are required to be prepared under applicable Law or otherwise reasonably available) and (C) Form 5500 and attached schedules, (v) the most recently received determination or opinion letter issued by the Internal Revenue Service and each currently pending application for a determination letter, (vi) all material records, notices and filings concerning Internal Revenue Service or U.S. Department of Labor audits or investigations, and (vii) all non-routine, written communications relating to any Company Benefit Plan and any proposed Company Benefit Plan.

(b)    Except as set forth on Section 4.14(b) of the Company Disclosure Schedule:

(i)    No Company Benefit Plan is, and none of the Company any of its Subsidiaries or any of their respective ERISA Affiliates contributes to, has ever contributed to, been the sponsor of or been obligated to make contributions under, or has any liability or obligation, whether fixed or contingent, with respect to (i) any “multiemployer plan” (as defined in Title I or Title IV of ERISA) (ii) any plan subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) any multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) any multiple employer welfare arrangement (within the meaning of Section 3(40) or 4001(a)(3) of ERISA) and no facts exist under which any Company Entity would reasonably be expected to incur any liability with respect to any such plan or under Title IV of ERISA;

(ii)    each Company Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service as to its qualification and is so qualified, to the Knowledge of the Company, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Company Benefit Plan;

(iii)    each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust;

(iv)    each Company Benefit Plan has been maintained, operated and administered in compliance in all material respects with its respective terms and the applicable requirements of all applicable Laws (including with respect to Company Benefit Plans that are not Foreign Benefit Plans, ERISA and the Code);

(v)    the Company and each of its Subsidiaries has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Company Benefit Plan, and all payments, benefits, contributions and premiums related to each Company Benefit Plan or applicable Laws have been timely paid or made in full or, to the extent not yet due, properly accrued on the Company’s latest financial statements in accordance with the terms of the Company Benefit Plan and all applicable Laws and accounting standards;

(vi)    with respect to each Company Benefit Plan, no actions, suits or claims (including, without limitation, any audit or investigation by any Governmental Entity) by or on behalf of any Company Benefit Plan or the assets, fiduciaries or administrators thereof (other than routine claims for benefits in the ordinary course of business) are pending or, to the Knowledge of the Company, threatened;

(vii)    with respect to each Company Benefit Plan, (A) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of the assets of such Company Benefit Plan have occurred, (B) no lien has been imposed under the Code, ERISA or any other applicable Law, (C) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to such Company Benefit Plan, and (D) neither the Company nor any of its Subsidiaries has made any filing in respect of such Company Benefit Plan under the Employee Plans Compliance Resolution System, the Department of Labor Delinquent Filer Program or any other voluntary correction program; and

(viii)    neither the Company nor any Subsidiary has any obligation (whether under a Company Benefit Plan or otherwise) to provide medical, accident, disability, life or other welfare or insurance benefits to any current or former Service Provider (or any spouse, beneficiary or dependent of the foregoing) following such Service Provider’s retirement or other termination of employment or service, except as required by applicable Law (including Section 4980B of the Code).

(c)    Except as set forth on Section 4.14(c) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (x) result in any payment becoming due to any current or former Service Provider under any Company Benefit Plan or otherwise, (y) increase the amount of any compensation or benefits due to any such Service Provider, or (z) result in any acceleration of the timing of payment, funding or vesting of any compensation, equity award or other benefits.

(d)    The Company, its Subsidiaries each of their respective ERISA Affiliates are in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state Law, and (ii) the applicable requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and, without limiting the foregoing, neither the Company nor any of its Subsidiaries owes any amount under Section 4980H of the Code. Except as set forth Section 4.14(d) of the Company Disclosure Schedule, the obligations of all Company Benefit Plans that provide health, welfare or similar insurance are fully insured by third-party insurers. Except as set forth Section 4.14(d) of the Company Disclosure Schedule, no Company Benefit Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

(e)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code determined as of the Closing Date. There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary thereof is a party which requires the Company or such Subsidiary to pay a Tax gross-up or reimbursement payment to any Person with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(f)    Each Company Benefit Plan that is governed by the Laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former Service Provider (or any dependent thereof) who resides outside of the United States (each a “Foreign Benefit Plan”) is identified as such on Section 4.14(a)(x) of the Company Disclosure Schedule. With respect to each Foreign Benefit Plan, except as set forth on Section 4.14(a)(y) of the Company Disclosure Schedule, (i) such Foreign Benefit Plan has been maintained, funded and administered in compliance with applicable Laws and the requirements of such Foreign Benefit Plan’s governing documents and any applicable collective bargaining, works council or other labor agreements, (ii) such Foreign Benefit Plan has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in compliance in all material respects with the applicable Laws and regulations of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan, (iii) neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will create or otherwise result in any liability or funding obligation with respect to such Foreign Benefit Plan, and (iv) such Foreign Benefit Plan does not have any unfunded or underfunded liabilities not accurately accrued in accordance with applicable laws and accounting standards.

(g)    During the 12 month period prior to consummation of the transaction contemplated by this Agreement, none of the Company Entities or any of their Affiliates have been party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 or similar local legislation applicable to any of the Company Entities (a “Relevant Transfer”).

(h)    None of the Company Entities or any of their Affiliates ever has at any time been the “employer” or “connected with” or “an associate of” the “employer” (as those terms are used in the Pensions Act 2004) of a UK defined benefit pension plan, superannuation or other retirement benefit plan in respect of which benefits are calculated by reference to age, salary or length of service.

(i)    No employee or former employee has previously transferred to any of the Company Entities or any of their Affiliates pursuant to a Relevant Transfer who at any time prior to the Relevant Transfer was a member of a defined benefit occupational pension scheme.

Section 4.15    Compliance with Applicable Law; Permits.

(a)    Except with respect to the matters set forth on Section 4.15 of the Company Disclosure Schedule, the Company Entities are, and since January 1, 2019, have been, operating their businesses in compliance in all material respects with all applicable Laws and possess, and since January 1, 2019 have possessed, all licenses, permits, registrations, permanent certificates of occupancy, authorizations, accreditations, qualifications, consents, approvals and certificates from any Governmental Entity required under applicable Law with respect to the operation of its business as currently conducted (collectively, “Permits”), other than those the failure of which to possess, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company Entities, taken as a whole. To the Knowledge of the Company, no event, circumstances or state of facts has occurred which, with notice or lapse of time or both, would reasonably be expected to constitute a default or violation of any such Permit, other than any such default or violation which, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole. No Action is pending or, to the Knowledge of the Company, threatened against any Company Entity alleging failure to so comply with applicable Law or Permit or with respect to a Permit, related to the nonrenewal, cancellation, suspension, revocation, termination or modification of any such Permit, in each case, except as is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole. Except as set forth in Section 4.15 of the Company Disclosure Schedule, since January 1, 2019, none of the Company Entities has received any written notice from any Governmental Entity regarding any actual, alleged, possible or potential violation or default of, or failure to comply with, any Law or Permit applicable to the Company Entities or by which any properties or assets owned or used by the Company Entities are bound or affected, and, to the Knowledge of the Company, no Company Entity has been under any investigation by any Governmental Entity regarding any such non-compliance, except for any of the foregoing that, individually or in the aggregate, is not or would not reasonably be expected to be material to the Company Entities, taken as a whole.

(b)    Each Company Entity has complied in all material respects with the applicable provisions of the CARES Act, including with respect to the deferral of payroll Taxes permitted thereunder. No Company Entity has applied or is an obligor for any Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act.

Section 4.16    Environmental Matters. Except as set forth on Section 4.16 of the Company Disclosure Schedule, the Company Entities are, and since January 1, 2019 have been, in compliance with all Environmental Laws, except for any such instance of non-compliance that, individually or in the aggregate with other instances of non-compliance, is not and would not reasonably be expected to be material to the Company Entities, taken as a whole. Except as set forth on Section 4.16 of the Company Disclosure Schedule, the Company Entities hold, and are in, and since January 1, 2019 have been in, compliance with, all Permits required of them under applicable Environmental Laws to conduct the business of the Company Entities as currently conducted, except as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole. Except as set forth on Section 4.16 of the Company Disclosure Schedule, there are no, and since January, 1, 2019, have been no, claims, notices of violation, lawsuits, Actions, suits or other proceedings at Law or in equity pending or, to the Knowledge of the Company, threatened against any Company Entity alleging violations of or liability under any Environmental Law that, individually or in the aggregate, are or would reasonably be expected to be material to the Company Entities, taken as a whole. Except as set forth on Section 4.16 of the Company Disclosure Schedule, the Company Entities have not Released any Hazardous Materials at any Leased Real Property or any former owned or leased property, and, to the Knowledge of the Company, Hazardous Materials have not otherwise been Released at any such Leased Real Property or owned or leased property that requires cleanup or remediation pursuant to, or would give rise to any liability under, any Environmental Law, except as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company Entities, taken as a whole.

Section 4.17    Brokers and Finders. No agent, broker, investment banker, financial advisor, finder, or other Person, other than PJT Partners (any and all fees of which will be included in the calculation of Company Transaction Expenses and paid at Closing), is or will become entitled, by reason of any Contract entered into or made by or on behalf of the Company Entities, to receive any commission, brokerage, finder’s fee, success fee or other similar compensation or fee in connection with this Agreement or any of the Transaction Documents or the transactions contemplated by this Agreement or any of the Transaction Documents other than any commission, brokerage, finder’s fee, success fee or other similar compensation or fee which will be borne by solely Seller and included in the calculation of Company Transaction Expenses and paid at Closing. Seller has not incurred any obligation or Liability, contingent or otherwise, for any commission, brokerage, finder’s fee, success fee or other similar fee or compensation in connection with this Agreement or any of the Transaction Documents or the transactions contemplated by this Agreement or any of the Transaction Documents for which the any of the Company Entities is or will be liable, other than any commission, brokerage, finder’s fee, success fee or other similar fee or compensation which will be borne solely by Seller and included in the calculation of Company Transaction Expenses and paid at Closing.

Section 4.18    Labor and Employment Matters. Except as set forth in Section 4.18 of the Company Disclosure Schedule:

(a)    (i) There is no, pending, or to the Knowledge of the Company, threatened material Action by or on behalf of any employee, prospective employee or former employee or otherwise concerning labor or employment-related practices of any Company Entity; (ii) none of the Company Entities located in the United States is or has been a party to or otherwise bound by any collective bargaining or other written labor agreement with any labor union, works council, or other labor organization or other material contract with any labor organization (for example, relating to union recognition, accretion, card check, or neutrality), nor is any such agreement or contract presently being negotiated; (iii) none of the Company Entities located outside of the United States is or, since January 1, 2019, has been, a party to or otherwise bound by any collective bargaining or other written labor agreement with any labor union, works council, or other labor organization or other material contract with any labor organization (for example, relating to union recognition, accretion, card check, or neutrality), nor is any such agreement or contract presently being negotiated; (iv) no union or other labor organization has made a demand to be recognized as, or filed a petition to be certified as, the bargaining unit representative of any Service Providers with respect to their employment or engagement with any Company Entity, which in all cases has been received by any Company Entity; and (v) there are no material union organizational activities or proceedings pending or threatened with respect to any Service Provider, and no such proceeding or campaign has been pending or conducted within the past three years. As of the date of this Agreement, there is no labor strike, slowdown, material work stoppage, picketing, lockout, walkout or other organized work interruption pending or materially threatened against any Company Entity, and neither the Company nor any Subsidiary thereof has experienced any such labor strike, material work stoppage, picketing, lockout, walkout or other organized work interruption during the past three years.

(b)    None of the Company Entities is a party to, or otherwise bound by, any conciliation agreement or consent decree with, or citation or other material Government Order impacting the business of the Company Entities by, any Government Entity relating to Service Providers or employment practices. The Company Entities are in material compliance with all applicable Laws, agreements, contracts, policies, plans, and programs relating to employment, employment practices, compensation, benefits, wages and hours, terms and conditions of employment, and the termination of employment, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, immigration, personal rights or any other labor and employment-related matters including but not limited to any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws) (the “WARN Act”), the classification of employees as exempt or non-exempt from overtime pay requirements, the provision of meal and rest breaks, pay for all working time, and the proper classification of individuals as nonemployee contractors or consultants. None of the Company Entities has engaged in or conducted within the past three (3) years or has currently planned or announced for the future any “plant closing” or employee “mass layoffs” (in each case, as defined in the WARN Act). In the six (6) month period immediately prior to the date hereof, neither the Company nor any of its Subsidiaries has carried out any “employment loss” (as defined in the WARN Act), or layoff or material reduction in hours of work that, if continued, in the aggregate could reasonably be expected to constitute a “plant closing” or “mass layoff” under the WARN Act. The Company Entities maintain accurate and complete Form I-9s and other required documentation with respect to each of their former and current employees in accordance with applicable Laws concerning immigration and employment eligibility verification obligations, except as would not be deemed material to the Company Entities. No Misconduct Claim is currently pending or, materially threatened, with respect to conduct relating to the Company’s workplace and no Service Provider has engaged in any act that would reasonably be expected to give rise to a Misconduct Claim.

(c)    The Company has made available to Purchaser a materially true, correct and complete list as of August 6, 2021 of all Company Employees by: job title; business unit; location and country; currency; base annual salary; target bonus, if any; whether paid commissions or not; for employees based in the United States, exempt or non-exempt status under applicable Laws; full-time or part-time status; and whether billed out or not. As of the date hereof, no executive or key employee of any Company Entity thereof, has informed the Company or any Subsidiary of any plan to terminate employment with the Company or any Subsidiary.

(d)    The Company has identified to Purchaser all individual independent contractors currently engaged by the Company or any Subsidiary which is correct in all material respects and, with respect to such contractors identified by the Company, provided such contractors’ written independent contractor agreement in effect. The Company Entities have properly classified all of their respective Service Providers as either employees or independent contractors, and, if employees, as either exempt or non-exempt, for all purposes and has made all appropriate filings in connection with services provided by, and compensation paid to, such Service Providers, except as would not be deemed material to the Company Entities.

(e)    Except as described in Section 4.18(e) of the Company Disclosure Schedule, since January 1, 2020, as related to the COVID-19 pandemic, neither the Company nor any Subsidiary thereof have (i) taken any material action with respect to their respective Service Providers, including implementing workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules, or changes to Company Benefit Plans, or (ii) applied for or received loans under any applicable Law or directive issued by any Governmental Entity or public health agency, and in any case, none of the foregoing actions are reasonably anticipated.

(f)    Except with respect to de minimis amounts, the Company Entities have paid in full to all of their respective Service Providers or adequately accrued for in accordance with applicable Laws and accounting standards all compensation and benefits due to or on behalf of such Service Providers; and (ii) there is no material claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Company’s Knowledge, threatened before any Governmental Entity with respect to any Service Providers.

(g)    The consummation of the transactions contemplated by this Agreement will not require the consent or consultation of, negotiation with, or receipt of formal advice from any labor union or works council and (ii) the Company and each of its Subsidiaries has complied in all material respects with their respective obligations under applicable Law or any agreement with an employee representative body to inform, consult with and/or obtain consent from any such entity during the past three years.

Section 4.19    Company Material Contracts.

(a)    Section 4.19(a) of the Company Disclosure Schedule sets forth a listing as of the date hereof of all of the currently effective Contracts of the following types to which any Company Entity is a party or by which any assets or properties of the Company Entities are bound or are subject (other than any Lease):

(i)    Management Agreement (or any agreement that has the effect of materially supplementing, modifying or altering the terms and conditions of any such Management Agreement, including any marketing services agreements affecting the hotels);

(ii)    other than any Management Agreements, Contracts with any Person (other than purchase or sale orders with suppliers entered into in the ordinary course of business that do not exceed $1,500,000) for the purchase of materials, supplies, goods, services, equipment or other tangible assets from such Person under which (A) the aggregate payments made by any Company Entity during the twelve-month period ending on the date of this Agreement exceeded $1,500,000 or (B) involve any remaining payment by any Company Entity in excess of $1,500,000, in any fiscal year, or $10,000,000, in the aggregate, and, in each case of clause (A) and (B), that cannot be terminated on less than 90 days’ notice without payment by any Company Entity of any penalty;

(iii)    other than any Management Agreements, online travel agent agreements or intercompany licenses or sales agreements, any sales, distribution or other similar Contract (other than purchase or sales orders with customers or standard terms and conditions entered into in the ordinary course of business that do not exceed $1,500,000) requiring the sale or license by any Company Entity of materials, supplies, goods, equipment or other assets that resulted in gross sales by any Company Entity in excess of $1,500,000 during the twelve-month period ending on the date of this Agreement or that otherwise provide for the receipt of payment by any Company Entity of more than $1,500,000 annually;

(iv)    joint venture agreements, partnership agreements, strategic alliance agreement, and limited liability company agreements and each similar type of Contract (however named) involving a sharing of profits, losses, costs or liabilities with any other Person (other than organizational documents of any Company Entity solely among the Company Entities);

(v)    other than any Management Agreements, Contracts for the (x) disposition (whether by sale, assignment, transfer, merger, consolidation, or otherwise) of any business, equity interests or assets of any Company Entity or (y) acquisition (whether by purchase, assignment, transfer, merger, consolidation, or otherwise) of any business, equity interests or assets, in each case, (A) entered into since January 1, 2019, other than acquisitions of inventory or dispositions of supplies or equipment in the ordinary course of business or (B) containing any outstanding “earn-out” or similar contingent payment or performance obligations or provisions under which any Company Entity has any continuing liability or obligation;

(vi)    any Contract relating to the incurrence, assumption or guarantee of Indebtedness (solely with respect to clauses (i) or (ii) of the definition thereof) with an aggregate principal amount in excess of $500,000;

(vii)    any Contract under which a mortgage, lien, pledge, security interest or other Encumbrance (other than a Permitted Encumbrance) has been imposed on any of the assets or properties of the Company Entities, excluding any such Contract described within the foregoing clause (v);

(viii)    any Contract (A) under which any Company Entity grants to a third party any rights under any material Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business or (B) which grant to any Company Entity any rights under any material Intellectual Property owned by a third party, excluding “clickwrap” licenses and other licenses to commercially available software or data with aggregate payments during the twelve-month period ending on the date of this Agreement of less than $400,000 and non-exclusive licenses entered into in the ordinary course of business;

(ix)    other than Management Agreements and online travel agent agreements, all Contracts that (A) limit or purport to limit the ability of any Company Entity to compete or engage in any line of business or with any Person or in any geographic area, (B) contain minimum purchase obligations of any Company Entity exceeding $1,500,000 annually or (C) contain any “most favored nation”, “take-or-pay” or similar pricing or volume provision;

(x)    any Contract relating to a Related Party Transaction;

(xi)    other than any Management Agreements, any Contract granting to any Person, a first refusal, first offer or similar preferential right to purchase or acquire any material right, asset, property or equity interest of any Company Entity;

(xii)    any Contract that is a settlement agreement related to litigation that imposes any material payment or performance obligations upon any Company Entity after the date of this Agreement;

(xiii)    any Contract with a Governmental Entity;

(xiv)    any Contract that provides a loan to any director, officer, employee, manager or independent contractor of any Company Entity;

(xv)     any collective bargaining agreement, works council agreement or other Contract with any labor union; and

(xvi)    any commitment or agreement to enter into any of the foregoing.

(b)    True, correct and complete copies of each Contract required to be identified in Section 4.19(a) of the Company Disclosure Schedule, including amendments, supplements or modifications thereto (collectively, the “Company Material Contracts”) have been made available to Purchaser, other than any exhibit, annex, schedule, amendment, supplement, modification, assignment, guarantee and ancillary agreement that (i) does not contain any material economic terms or material restrictive covenants or (ii) individually or in the aggregate, is not and would not reasonably be expected to be material to the Company Entities, taken as a whole. All Company Material Contracts are in full force and effect, except, in each case, to the extent they have previously expired in accordance with their terms, and are legal, valid, binding and enforceable against any Company Entity that is a party thereto, and to the Knowledge of the Company, the other parties thereto, in accordance with their respective terms, subject in each case to the Enforceability Exceptions. Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to the Company Entities, taken as a whole, none of the Company Entities, as applicable, is in breach or default, or is alleged in writing by the counterparty thereto to have breached or to be in default, under any Company Material Contract, and, to the Knowledge of the Company, the other party to each Company Material Contract is not in breach or default there under, and no event or circumstance has occurred that (with or without notice or lapse of time or both) would constitute a breach or default or would permit the termination, modification or acceleration thereof by any party to such Company Material Contract. None of the Company Material Contracts has been canceled or otherwise terminated by any Company Entity, and, as of the date of this Agreement, none of the Company Entities has received any written notice from any Person regarding any intention by such Person to cancel, modify or terminate any such Company Material Contracts.

(c)    Solely with respect to any Management Agreement, neither the Company nor any other Company Entity (i) since January 1, 2019, has received written or, to the Knowledge of the Company, oral notice of performance test failure that is currently uncured, (ii) is currently in default of any performance test or will be in default of a performance test with upon the giving of notice or passage of time, or (iii) is currently in violation of any radius restriction, in each case, except as is not and would not reasonably be expected to be material to the Company Entities, taken as a whole. As of the date of this Agreement, none of the Company Entities has received any written notice of termination of a Management Agreement.

Section 4.20    Compliance with Anti-Corruption Laws. None of the Company nor any of its Subsidiaries, their directors, officers, or employees or, to the Knowledge of the Company, any agent or other Person acting on their behalf has, in the last five years, (i) violated any provision of the applicable Anti-Corruption Laws, (ii) offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value, directly or knowingly indirectly, to any Person to obtain any improper advantage in violation of Law, (iii) been the subject of current, pending, or threatened investigation, inquiry or enforcement proceedings for violations of Anti-Corruption Laws or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law and (iv) the Company Entities have implemented and maintain internal compliance controls and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws.

Section 4.21    Sanctions. For the past five years, the Company Entities have complied in all material respects with all applicable Sanctions Laws. None of the Company Entities, nor any of their respective officers, directors, or employees, nor, to the Knowledge of the Company, any of their respective agents, is or has been, (a) a Person named on any Sanctions Laws-related list of designated Persons, including the “Specially Designated National and Blocked Person” list; (b) located, organized or resident in a country or territory which is itself the subject or target of any Sanctions Laws; (c) an entity owned, directly or indirectly, individually or in the aggregate, fifty percent (50%) or more by one or more Persons described in clauses (a) or (b); (d) transacting business with or on behalf of any Person described in clauses (a)–(c) or any country or territory described in clause (b) in violation of Sanctions Laws; or (e) otherwise in violation of Sanctions Laws. The Company Entities have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by the Company Entities with applicable Sanctions Laws.

Section 4.22    Related Party Transactions. Except as set forth in Section 4.22 of the Company Disclosure Schedule, employment arrangements with employees of any Company Entity or as entered into in the ordinary course of business on arms’ length terms (including any ordinary course arms-length Contract with any portfolio companies of any investment fund affiliated with Seller), (a) there are no Contracts between any of the Company Entities, on the one hand, and any officer, director, employee, manager, partner, member or direct or indirect shareholder, stockholder or equity holder of Seller or any of the Company Entities, or any Affiliate or member of any such Person’s immediate family, on the other hand (each a “Related Party Transaction”), and (b) none of such Persons (other than the Company Entities) owns or has the right to use any material asset or property (tangible or intangible) used in the business of the Company Entities.

Section 4.23    Data Privacy and Security.

(a)    The Company Entities and, to the Knowledge of the Company, all vendors, processors, or other third parties Processing Personal Information on behalf of the Company Entities and/or with whom the Company Entities otherwise share Personal Information (“Data Partners”), are and since January 1, 2017, have been, in compliance in all material respects with (i) all applicable Privacy and Information Security Requirements, (ii) public-facing data privacy and security policies or notices governing the use of Personal Information by the Company Entities (each a “Company Privacy Policy”) and (iii) all Contractual obligations relating to the Processing of Personal Information (each a “Privacy Contractual Obligation”). Neither the execution, delivery or performance of this Agreement by the Company, General Partner or Seller nor the consummation by the Company, General Partner or Seller of the transactions contemplated hereby will (A) violate, or trigger or require any notices to (or consents from) any Person under, any Company Privacy Policy or Privacy Contractual Obligation or (B) otherwise give rise to any right of termination of other rights to, impair or limit the right of Purchaser (or any relevant Affiliate of Purchaser) to Process any Personal Information used in or necessary for the operation of the business of the Company Entities, other than any such violations, triggers, requirements, impairments or limitations that, individually or in the aggregate, would not reasonably be expected to be material to the Company Entities taken as a whole. To the extent that any Personal Information is comprised of “Personal Information” as defined under the CCPA, all Personal Information is an asset that will be transferred as part of this transaction, as contemplated by section 1798.140(t)(2)(D) of the CCPA.

(b)    The Company Entities have and to the Knowledge of the Company, all Data Partners have, implemented and maintain commercially reasonable administrative, organizational, physical and technical safeguards to (i) protect and maintain the confidentiality and security of Personal Information against any unlawful, accidental or unauthorized control, use, access, disclosure, interruption, modification, destruction, compromise of corruption (a “Security Incident”); (ii) identify and address internal and external risks to the privacy and security of Personal Information in the Company Entities’ possession or control; and (iii) provide notification without undue delay to the Company, and/or third parties where applicable, in the case of a Security Incident.

(c)    Since January 1, 2019, the Company Entities have not suffered a material Security Incident with respect to any Personal Information and the Company is not aware of any unremediated vulnerabilities that could lead to such a Security Incident. There have not been any Actions, whether formal or informal, with respect to the Company Entities regarding the Processing of Personal Information by any Person or Governmental Entity in connection with the businesses of the Company Entities or compliance with any Company Privacy Policy or Privacy Contractual Obligation and, to the Knowledge of the Company, there are no facts are circumstances that can give rise to any such Actions. For the avoidance of doubt, “Action” as used in this Section 4.23(c) does not include individual rights requests made under Privacy and Information Security Requirements or Company Privacy Policies.

Section 4.24    Disclaimer of Warranties(d) . EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE) OR IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.2(C), (A) SELLER, THE GENERAL PARTNER AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE GENERAL PARTNER OR THE COMPANY OR THEIR ASSETS, AND (B) SELLER, THE GENERAL PARTNER AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE GENERAL PARTNER’S AND THE COMPANY’S ASSETS, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, IT BEING UNDERSTOOD THAT SUCH SUBJECT ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” AT THE CLOSING, AND IN THEIR PRESENT CONDITION, AND PURCHASER SHALL RELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV HEREOF (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE) OR THE CERTIFICATE DELIVERED PURSUANT SECTION 7.2(C), SELLER, THE GENERAL PARTNER AND THE COMPANY HEREBY DISCLAIM ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BY ANY STOCKHOLDER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES). EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE) OR IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.2(C), THE COMPANY DOES NOT MAKE NOR HAS IT MADE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING ANY PROJECTION OR FORECAST REGARDING FUTURE RESULTS OR ACTIVITIES OR THE PROBABLE SUCCESS OR PROFITABILITY OF THE GENERAL PARTNER OR THE COMPANY.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller, the General Partner and the Company as follows:

Section 5.1    Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Purchaser (a) has all requisite power and authority to own and lease its assets and to operate its business as the same are now being owned, leased and operated and (b) is duly qualified or licensed to do business as a foreign entity in, and is in good standing in, each jurisdiction in which the nature of its business or its ownership of its properties or assets or operation of its business requires it to be so qualified or licensed, except where the failure to have such power or authority or to be so qualified, licensed or in good standing, individually or in the aggregate, would not reasonably be expected to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Agreements or consummate the transactions contemplated hereby or thereby.

Section 5.2    Authority; Execution and Delivery; Enforceability.

(a)    Purchaser possesses all requisite legal right, power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party, and to consummate the transactions contemplated herein and therein. The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all requisite corporate action on the part of Purchaser, and no other actions on the part of Purchaser are necessary to authorize or approve this Agreement or the other Transaction Agreements to which it is or will be a party.

(b)    This Agreement has been, and the other Transaction Agreements to which Purchaser is or will be a party will upon delivery be, duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by each of Seller, the General Partner and the Company, as applicable, hereto and thereto, constitutes, or will upon such delivery constitute, the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 5.3    No Conflicts; Consents.

(a)    Assuming all Governmental Filings and waiting periods described in or contemplated by Section 4.4(c) and Section 5.3(b) have been obtained or made, or have expired, the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Purchaser is or will be a party by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby will not, with or without notice or lapse of time or both (i) violate any applicable Law to which Purchaser or its assets or properties is subject or bound, (ii) conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration, termination, suspension, revocation or cancellation of, create in any party the right to accelerate, terminate, suspend, revoke or cancel any Contract to which Purchaser is a party or by which any of its properties or assets is subject or bound or (iii) violate the certificate of incorporation or bylaws or other governing documents, each as amended to the date of this Agreement, of Purchaser, other than, in the case of clauses (i) and (ii) above, any such violations, conflicts, breaches, defaults, accelerations, terminations, cancellations, suspensions, revocations or rights that, individually or in the aggregate, would not reasonably be expected to prevent, materially impair or materially delay Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or consummate the transactions contemplated hereby or thereby.

(b)    No Governmental Filings are required to be obtained or made by Purchaser in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements to which Purchaser is or will be a party by Purchaser or the consummation by Purchaser of the transactions contemplated hereby or thereby except (i) compliance with and filings under the HSR Act and any other filing under any competition Law set forth on Section 4.4(c) of the Company Disclosure Schedule, (ii) Governmental Filings set forth on Section 4.4(c) of the Company Disclosure Schedule and (c) such other Governmental Filings, the failure of which to be obtained or made would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or consummate the transactions contemplated hereby and thereby.

Section 5.4    Proceedings. There are no Actions of any kind whatsoever, at law or in equity, pending, or to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that would reasonably be expected to materially impair or delay Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which Purchaser is or will be a party or consummate the transactions contemplated hereby or thereby. Purchaser is not subject to any Governmental Order or in breach or violation of any Law, except as would not, individually or in the aggregate, reasonably be expected to prevent, materially impair or materially delay Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Agreements to which it is or will be a party or consummate the transactions contemplated hereby or thereby.

Section 5.5    Brokers and Finders. No agent, broker, investment banker, financial advisor or other Person is or will become entitled to receive any commission, brokerage, finder’s fee, success fee or other similar compensation or fee in connection with this Agreement or any of the Transaction Documents or the consummation of the Sale or other transactions contemplated by this Agreement or any of the Transaction Documents based upon arrangements made by or on behalf of Purchaser for which Seller or its Affiliates (including, prior to the Closing, the Company Entities) could have any Liability.

Section 5.6    Financing. Purchaser has delivered to the Company true, complete and correct copies of the Commitment Letter (including all exhibits, schedules, and annexes thereto, and the executed redacted fee and engagement letters associated therewith (as redacted in a form removing only the fees, pricing caps, and economic terms (including flex terms), which redacted information does not adversely affect the amount (excluding the impact of original issue discount), availability or conditionality of the funding of the Financing), collectively, the “Financing Commitments”), pursuant to which the lenders thereto have committed, subject to the terms and conditions set forth therein, to lend the Financing for the purposes of funding the transactions contemplated by this Agreement, and related fees and expenses and the refinancing of certain outstanding indebtedness of the Company Entities. The Financing Commitments have not been amended or modified prior to the date of this Agreement and, as of the date of this Agreement no such amendment or modification is contemplated (other than as set forth in the fee letter with respect to market flex rights and/or to add additional lenders, arrangers, bookrunners, syndication agents and similar entities who had not executed the Commitment Letter as of the date of this Agreement, or to effectuate the exercise of other placement rights described therein), and as of the date of this Agreement, the Financing Commitments have not been terminated, withdrawn or rescinded in any respect. Except for the Engagement Letter and redacted fee letters (complete copies of which have been provided to the Company (as redacted in a form removing only the fees, pricing caps, and economic terms (including flex terms), which redacted information does not adversely affect the amount (excluding the impact of original issue discount), availability or conditionality of the funding of the Financing)) as of the date hereof there are no side letters or Contracts to which Parent or Purchaser is a party related to the funding or investing, as applicable, of the Financing or the transactions contemplated hereby other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. Purchaser has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof and Purchaser will, directly or indirectly, continue to pay in full any such amounts required to be paid as and when they become due and payable on or prior to the Closing Date. As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of the Parent, as the case may be, and, to the knowledge of Purchaser, each of the other parties thereto, except as such enforceability may be limited by Enforceability Exceptions. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments delivered to the Company prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (a) constitute a default or breach on the part of Parent or, to the knowledge of Purchaser, any other party thereto under the Financing Commitments, (b) constitute a failure to satisfy a condition precedent on the part of Parent or any other party thereto under the Financing Commitments assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2 or (c) result in any portion of the Financing contemplated by the Financing Commitments being unavailable on the Closing Date. As of the date hereof, Purchaser has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments applicable to Parent will not be satisfied or that the Financing will not be made available to Purchaser on the Closing Date, nor does Purchaser have any reason to believe that any of the Financing Sources will not perform its respective funding obligations with respect to the Financing under the Financing Commitments. Assuming the Financing is funded in accordance with the Financing Commitments, Purchaser will have on the Closing Date sufficient cash, available lines of credit or other sources of immediately available funds to (i) pay the Closing payments and the other payments to be paid at the Closing pursuant to this Agreement, (ii) pay any and all the fees and expenses required to be paid by Purchaser and the Company in connection with the Sale and the Financing and (iii) pay for any refinancing of any outstanding Indebtedness of the Company Entities contemplated by this Agreement or the Financing Commitments. Purchaser affirms that it is not a condition to the Closing or any of its other obligations under this Agreement that Purchaser obtain the Financing or any other financing for or related to any of the transactions contemplated hereby.

Section 5.7    Solvency. Assuming that (a) the conditions to the obligation of Purchaser to consummate the transaction contemplated hereby, including the Sale, set forth in Section 7.1 and Section 7.2 have been satisfied or waived, (b) the representations and warranties of Seller, the Company and the General Partner are true and correct, (c) the performance by Seller, the Company and the General Partner of their respective obligations hereunder in all material respects and (d) that the estimates, projections and forecasts of the Company Entities that have been provided to Purchaser and its Representative prior to the date of this Agreement have been prepared in good faith upon assumptions that are and continue to be reasonable, at and immediately following the Closing, then immediately following the Closing and after giving effect to all of the transactions contemplated by this Agreement, the payment of the aggregate consideration to which the Seller is entitled under Article III, funding of any obligations of the Company Entities which become due or payable by any of the Company Entities in connection with, or as a result of, the Sale and payment of all related fees and expenses, Purchaser and the Company Entities will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature), (ii) have unreasonably small capital for the operation of the businesses in which it is engaged, or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due and payable.

Section 5.8    Investment Purposes.

(a)    Purchaser is purchasing the Acquired Securities and, indirectly, the shares or equity interests of the Company’s Subsidiaries, for its own account for investment purposes and not with a view toward distribution or re-sale in violation of the Securities Act or any other applicable securities

Laws, rules or regulations. Purchaser is an “accredited investor” as defined in Regulation D promulgated by the SEC under the Securities Act. Purchaser acknowledges that it is informed as to the risks of the transactions contemplated by this Agreement and of ownership of the Acquired Securities.

(b)    Purchaser acknowledges that none of the Acquired Securities or the shares or equity interests of the Company’s Subsidiaries has been registered or qualified under applicable Law, but rather has been offered for sale in accordance with certain exemptions under applicable Law and that the Acquired Securities may not be resold by it unless they are subsequently registered or qualified under applicable Law, or an exemption from registration and qualification is then available.

Section 5.9    Disclaimer of Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE V OR IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3(C), PURCHASER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V HEREOF OR THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3(C), PURCHASER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO SELLER, THE GENERAL PARTNER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES.

ARTICLE VI

COVENANTS

Section 6.1    Conduct of the Business.

(a)    Except (w) for matters set forth in Section 6.1 of the Company Disclosure Schedule, (x) for matters otherwise expressly permitted or required by the terms of this Agreement, (y) as required by applicable Law or (z) subject to Section 6.1(d), for any actions taken (including the cessation or reduction of activities), or any plans, procedures and practices adopted (and compliance therewith), in connection with the mitigation (or attempted mitigation) of risks associated with COVID-19 (including in response to the COVID-19 Measures), the General Partner and the Company shall, and shall cause each of the other Company Entities to, conduct the businesses and operations of the Company Entities in the ordinary course of business in all material respects, to keep intact their respective business organizations and goodwill in all material respects and to preserve their relationships with Persons, including customers, suppliers and insurers, with whom they currently deal in all material respects.

(b)    In addition to (and without limiting the generality of) Section 6.1(a), except (w) as set forth in Section 6.1 of the Company Disclosure Schedule, (x) as otherwise expressly permitted or required by the terms of this Agreement, (y) as required by applicable Law or, (z) subject to Section 6.1(d), solely with respect to clauses (iii)(B), (iii)(C), (iv) (other than any CARES Act Funds or Paycheck Protection Program Loans), (v), (xii), (xiii) and (xix) (to the extent related to the foregoing subclauses) of this Section 6.1(b), for any actions taken (including the cessation or reduction of activities), or any plans, procedures and practices adopted (and compliance therewith), in connection with the mitigation (or attempted mitigation) of risks associated with COVID-19 (including in response to the COVID-19 Measures), in each case, from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article IX, the Company shall not, and shall not permit any of the Company’s Subsidiaries to, do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)    amend, supplement, restate, modify or rescind the limited partnership agreement, or other governing documents of the Company, or the certificate of incorporation or bylaws, memorandum and articles of association, limited partnership agreement, limited liability company agreement or similar governing instruments of any of the Company’s Subsidiaries;

(ii)    voluntarily enter into or adopt any collective bargaining agreement or other Contract with any labor organization, union or association;

(iii)    (A) increase any form or amount of compensation or benefits payable by the Company or any of its Subsidiaries to any current or former Service Provider, including pursuant to any Company Benefit Plan, other than (x) as required pursuant to the terms of any Company Benefit Plans as in effect on the date of this Agreement, (y) increases to base compensation in the ordinary course of business consistent with past practice with respect to Service Providers whose annual base salary plus target cash bonus is less than $200,000, and (z) payment of bonuses earned in the ordinary course of business consistent with past practice, (B) grant any severance or termination pay to any employee of the Company or any of its Subsidiaries, other than (x) as required pursuant to the terms of the Company Benefit Plans as in effect on the date of the Agreement or (y) severance payments that do not exceed $200,000 per individual or $2,000,000 in the aggregate granted in the ordinary course of business consistent with past practice, (C) establish, adopt, enter into, materially amend or terminate any Company Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement (other than (I) as permitted by clauses (A) and (B) above, (II) to replace or amend any Company Benefit Plan if the cost of providing benefits thereunder is not materially increased and is otherwise in the ordinary course of business consistent with past practice, (III) to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business consistent with past practice), (D) accelerate the vesting, funding or payment of any compensation or benefits under any Company Benefit Plan, (E) hire or terminate any Service Provider with an annual base salary plus target cash bonus in excess of $200,000 other than for cause or due to permanent disability, in each case, in the ordinary course of business consistent with past practice or (F) grant any equity or equity-linked awards or other bonus, commission or incentive compensation to any Service Provider;

(iv)    incur any Indebtedness (x) solely with respect to clauses (i), (ii) or (vii) (with respect to the Paycheck Protection Program Loans) of the definition thereof or (y) solely with respect to clause (iii) of the definition thereof in excess of $1,000,000, individually, or $5,000,000, in the aggregate, or assume, guarantee or endorse such obligations of any other Person, other than (A) Indebtedness between the Company and its wholly owned Subsidiaries, (B) borrowings under the Existing Funded Indebtedness or other instruments of Indebtedness existing as of the date hereof (all of which will be paid off in full at the Closing and included in Funded Indebtedness), (C) short-term borrowings incurred in the ordinary course of business, (D) business expense advances in the ordinary course of business to employees of any Company Entity or (E) Indebtedness that will be repaid at or before the Closing (and if paid at the Closing will be included in Funded Indebtedness);

(v)    create any mortgage, lien, pledge, security interest or other Encumbrance on any of the material assets or properties of the Company Entities (other than Permitted Encumbrances), other than as required by the Existing Funded Indebtedness or other instruments of Indebtedness existing as of the date hereof or any Indebtedness incurred after the date hereof permitted in accordance with Section 6.1(b)(iv);

(vi)    make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans to or investments in the Company or its wholly owned Subsidiaries, (B) loans or advances pursuant to the terms of the Management Agreements or otherwise to hotel owners that are party to the Management Agreements in the ordinary course of business, (C) loans made in the ordinary course of business by the Company’s Unlimited Vacation Club business to finance its customers’ vacation club memberships, (D) trade credit in the ordinary course of business or (E) employee loans or advances in the ordinary course of business;

(vii)    make any material change in accounting methods, other than as required by GAAP, any Governmental Entity, or applicable Law;

(viii)    (A) make, revoke or change any material Tax election, (B) adopt or change any material accounting method with respect to Taxes other than as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (C) surrender any right to claim a refund of material Taxes, (D) consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment other than in the ordinary course of business, (E) amend any material Tax Return, (F) enter into any closing agreement with a Governmental Entity regarding Taxes, or (G) settle or compromise any material Tax claim, audit or assessment;

(ix)    (A) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or equity interests of, or by any other manner, any business or Person or division thereof or (B) acquire any material assets or properties of any other Person or any equity interests of any other Person (other than purchases of supplies in the ordinary course of business (including in connection with entry into any Management Agreement)), (C) make any investment in or enter into any joint venture, partnership or similar arrangement with any Person or (D) acquire any real property or enter into any new Material Lease (for the avoidance of doubt, excluding any Management Agreements);

(x)    sell, assign, transfer, license, lease or otherwise dispose of any of the properties, rights or assets that are material, individually or in the aggregate, to the Company Entities taken together as a whole, other than obsolete equipment or other assets sold, licensed or disposed of in the ordinary course of business;

(xi)    (A) settle, release or compromise, or propose to settle, release or compromise, any Action against the Company or any of its Subsidiaries other than settlements, releases or compromises of litigation where the amount paid by any Company Entity does not exceed $1,000,000, individually or $2,000,000 in the aggregate and which do not impose any material restrictions or performance obligations on the business or operations of the Company or its Subsidiaries or (B) other than in the ordinary course of business, initiate any Action against any counterparty to any Company Material Contract set forth on Section 6.1(a)(i) and/or Section 4.19(a)(ii) of the Company Disclosure Schedule;

(xii)    make any capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements), in excess of $2,000,000 individually or $10,000,000 in the aggregate, or commit to make any capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements), that would require payment by any Company Entity in excess of $1,000,000 in the aggregate after the Closing, other than capital expenditures consistent with Section 6.1(b)(xii) of the Company Disclosure Schedule;

(xiii)    (A) other than with respect to Company Material Contracts under Section 4.19(a)(i), amend or modify, extend, or renew any Company Material Contract or any Material Lease or waive any benefit or right under any Company Material Contract or Material Lease or enter into any Contract that, if in existence as of the date hereof, would be a Company Material Contract or Material Lease (in each case, other than automatic extensions, renewals or expirations in accordance with the terms of such Contracts or amendments that would not, individually or in the aggregate, be adverse to the Company Entities), (B) cancel or terminate any Company Material Contract or any Material Lease or (C) amend or modify any Company Material Contracts under Section 4.19(a)(i) in a manner that would reasonably be expected to have an adverse impact on Purchaser and the Company Entities following Closing;

(xiv)    (A) transfer, issue, sell, dispose of, or enter into any Contract or arrangement with respect to, any equity securities of the Company or any of its Subsidiaries (including any options, warrants, rights or other interests or securities convertible or exchangeable into equity interests and including any phantom shares, profits participations or other equity-linked securities) or (B) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its equity interests (including capital shares, options, warrants, rights or other interests or securities convertible or exchangeable into equity interests and including any phantom shares, profits participations or other equity-linked securities);

(xv)    adopt a plan of complete or partial liquidation, provisional liquidation, dissolution, merger, consolidation, restructuring or recapitalization, or commence a winding-up, of the Company or any of its Subsidiaries;

(xvi)    make, authorize, pay or declare any dividend or distribution (other than any cash dividend or distribution with a payment date prior to the Adjustment Time), or repurchase, redeem or otherwise acquire any equity interests of the Company or any of its Subsidiaries (including any options, warrants, rights or other interest or securities convertible or exchangeable into equity interests and including any phantom shares, profits participations or other equity-linked securities) (other than any such repurchase, redemption or acquisition for cash with a closing date prior to the Adjustment Time), except for distributions or other payments by any direct or indirect wholly owned Subsidiary of the Company to the Company;

(xvii)    allow any material Permit to lapse or otherwise fail to take any action required by any material Permit to remain valid and in full force and effect;

(xviii)    cancel or allow any insurance policies that are currently in effect to lapse, without renewal or replacement on commercially reasonable terms; or

(xix)    authorize or approve any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(c)    Except (x) as set forth in Section 6.1 of the Company Disclosure Schedule, (y) as otherwise permitted or required by the terms of this Agreement, or (z) as required by applicable Law, in each case, from the date of this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with Article IX, the General Partner shall not do any of the following without the prior written consent of Purchaser:

(i)    amend, supplement, restate, modify or rescind its memorandum and articles of association or other governing documents;

(ii)    engage in any business or activity, other than those relating to (A) acting as the general partner of the Company and (B) its organization, capitalization, administration and payment of applicable Taxes and, in each case, activities incidental or ancillary thereto, in each case, in the ordinary course of business;

(iii)    incur any Indebtedness for borrowed money;

(iv)    create any mortgage, lien, pledge, security interest or other Encumbrance on any of its assets or properties (other than Permitted Encumbrances), or directly acquire or directly transfer any assets, properties or equity interests of or to another Person;

(v)    (A) transfer, issue, sell, dispose of, or enter into any Contract or arrangement with respect to, any of its equity interests (including any options, warrants, rights or other interests or securities convertible or exchangeable into equity interests and including any phantom shares, profits participations or other equity-linked securities) or (B) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire or amend the terms of, directly or indirectly, any of its equity interests (including capital shares, options, warrants, rights or other interests or securities convertible or exchangeable into equity interests and including any phantom shares, profits participations or other equity-linked securities);

(vi)    adopt a plan of complete or partial liquidation, provisional liquidation, dissolution, merger, consolidation, restructuring or recapitalization or commence a winding-up; or

(vii)    authorize or approve any of, or commit or agree to take, whether in writing or otherwise, any of, the foregoing actions.

(d)    In the event that the Company intends to rely on Section 6.1(a)(z) or Section 6.1(b)(z) to take any action, or omit to take any action, in response or in relation to COVID-19 that otherwise would be required or prohibited by Section 6.1(a) or Section 6.1(b) it shall be entitled to do so only to the extent such action or omission is materially consistent with the respective COVID-19 response practice applicable across all assets, properties or businesses of the Company in the affected geography except that any inconsistent actions or omissions may be taken only if such actions or omissions are reasonably taken inconsistently as a result of applicable Law, guideline or recommendation by a Governmental Entity or a written request or requirement of a counterparty to a Company Material Contracts set forth under Section 6.1(a)(i). The Company shall notify Purchaser as promptly as reasonably practical following any material action or omission taken under Section 6.1(b) pursuant to this Section 6.1(d).

(e)    Nothing contained in this Agreement shall give Purchaser, directly or indirectly, any right to control or direct the operations of the Company Entities prior to the Closing. Prior to the Closing, each of the Company and Purchaser shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

(f)    From the Adjustment Time through the Closing, the Company shall, and shall cause the Company Entities not to, use or transfer any Cash in order to make any payment in respect of or discharge any Indebtedness or any Company Transaction Expenses as of immediately prior to Closing.

Section 6.2    Employment Matters.

(a)    During the one-year period following the Closing, Purchaser shall, and shall cause its Affiliates to, provide each Company Employee who continues in employment with Purchaser or one of its Affiliates following the Closing (each a “Continuing Employee”) with (i) a base salary or base hourly rate of pay (as applicable) and total incentive compensation opportunities that, in the aggregate, are no less favorable than the aggregate base salary or base hourly rate of pay (as applicable) and target cash incentive compensation opportunity provided to such Continuing Employee immediately prior to the Closing; provided, that, notwithstanding the foregoing, Purchaser shall continue in effect the Company’s 2021 bonus plans, in accordance with their terms, through December 31, 2021, and shall make all payments thereunder in cash in an amount that is no less than the aggregate amount accrued by the Company with respect to such 2021 bonus plans as of the Closing, and (ii) employee health, welfare and retirement benefits (excluding for clarity any defined benefit pension benefits, equity incentives, retiree or other post-termination health/welfare benefits ) that are no less favorable in the aggregate than the employee benefits provided to such Continuing Employee immediately prior to Closing. During the one-year period following the Closing, Purchaser shall, or shall cause its Affiliates to, provide each Company Employee whose employment is terminated by Purchaser or one of its Affiliates in a severance-qualifying termination under the terms set forth on Section 6.2(a) of the Company Disclosure Schedule, severance payments and benefits that are no less favorable in the aggregate than the those contained in the terms and conditions set forth on Section 6.2(a) of the Company Disclosure Schedule (subject to timely execution of an effective release in a form prescribed by Purchaser).

(b)    Purchaser shall, and shall cause its Affiliates, as applicable, to, give Continuing Employees full credit for such Continuing Employees’ service with the Company and its Affiliates prior to the Closing Date for purposes of eligibility, vesting, and determination of the level of benefits (including for purposes of post-Closing vacation accrual levels, disability benefits and severance pay, each as applicable), to the same extent recognized by the Company immediately prior to the Closing, under any benefit plans of Purchaser or any of its Affiliates in which a Continuing Employee becomes eligible to participate after the Closing Date (the “Purchaser Plans”); provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service.

(c)    Purchaser shall, and shall cause its Affiliates, as applicable, to use commercially reasonably efforts to (i) waive any preexisting condition limitations otherwise applicable to Continuing Employees and their eligible dependents under Purchaser Plans providing medical, dental, hospital, pharmaceutical or vision benefits, to the extent waived or satisfied with respect to such employees as of the Closing under the analogous Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the plan year prior to the Closing in satisfying any deductibles, co-payments or out-of-pocket maximums under each comparable Purchaser Plan in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Closing.

(d)    Nothing contained herein, express or implied, shall, or shall be construed so as to, (i) establish, amend, or modify any Company Benefit Plan, Purchaser Plan or other benefit plan, program, agreement or arrangement, (ii) obligate Purchaser or any of its Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent

Purchaser or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time, or (iii) prevent or restrict in any way the right of Purchaser to terminate reassign, promote or demote any Service Provider (or to cause any of the foregoing actions) at any time following the Closing, or to change (or cause the change of) the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment or service of any such Service Providers at any time following the Closing. The parties acknowledge and agree that the terms set forth in this Section 6.2 shall not create any third-party right in any current or former Service Provider (or any dependent or beneficiary thereof).

Section 6.3    Publicity. The parties shall communicate and cooperate with each other prior to any press release or public disclosure of this Agreement or the transactions contemplated by this Agreement. Each party agrees that no public release or announcement concerning the terms of this Agreement or any other Transaction Agreement or the transactions contemplated hereby or thereby shall be issued by any party without the prior written consent of Purchaser (in the case of a proposed public release or announcement by Seller, the General Partner or the Company) or Seller (in the case of a proposed public release or announcement by Purchaser), except such release or announcement as may be required by Law or the rules and regulations of any stock exchange, on the reasonable advice of outside counsel, upon which the securities of one of Seller’s Affiliates or Purchaser or one of its Affiliates are listed, in which case the party required to make the release or announcement shall, to the extent practicable and permissible by such Law or stock exchange rule or regulation, allow the other party reasonable time to comment on such release or announcement in advance of such issuance and the other party shall consider in good faith any proposed modifications thereto prior to such release; provided, however, that (i) Purchaser and Seller are permitted to (A) report and disclose the status and terms (including price terms) of this Agreement and the transactions contemplated hereby to their (or in the case of Seller, its sponsors’) direct or indirect limited partners if required by those governing documents with those limited partners and otherwise in the ordinary course of their business and (B) disclose the consummation of the transactions contemplated hereby on their websites in the ordinary course of their business, (ii) the Company is permitted to report and disclose the status of this Agreement and the transactions contemplated hereby pursuant to an internal communication or otherwise to its employees and (iii) each Party is permitted to disclose the terms of this Agreement and the transactions contemplated hereby to its Affiliates, Representatives and financing sources, in each case of clauses (i) through (iii) who reasonably need to know such information and are subject to customary confidentiality undertakings or other obligations of confidentiality.

Section 6.4    Confidentiality.

(a)    Purchaser acknowledges that the information provided to it and its Representatives in connection with this Agreement and the transactions contemplated hereby are subject to the terms of the Confidentiality Agreement between Seller and Hyatt Corporation, dated October 28, 2020 (as amended or modified from time to time, the “Confidentiality Agreement”). The terms of the Confidentiality Agreement are hereby incorporated by reference. The Confidentiality Agreement shall terminate at the Closing.

(b)    Seller hereby covenants and agrees that, from the date hereof until the four-year anniversary of the Closing Date, it shall and it shall cause the directors, officers and employees to, keep confidential, not disclose to any Person and not use any Confidential Information, except for any such information that (i) is or becomes generally available to the public or generally known in the industry (through no act or omission of Seller, including any disclosure by Seller, in breach of this Section 6.4(b)), (ii) is or becomes available to Seller or its directors, officers and employees from a source other than Purchaser or its Affiliates (including the Company Entities) that, to the knowledge of Seller, is not bound by a confidentiality or fiduciary obligation to Purchaser or its Affiliates (including any of the Company

Entities) prohibiting such disclosure and/or (iii) is independently developed following the Closing by Seller or on its behalf without Seller or any of its directors, officers or employees violating or breaching any of its obligations hereunder and without any use of, reliance on or reference to any Confidential Information (it being understood and agreed that none of the information described in the foregoing clauses (i) through (iii) shall constitute “Confidential Information”). Notwithstanding the foregoing, Seller and its directors, officers and employees shall be permitted to disclose Confidential Information (x) as required by any Law or as required by any Governmental Entity to be disclosed (provided, that prior to any such required disclosure pursuant to this clause (x), to the extent permitted by Law or by such Governmental Entity, Seller shall give Purchaser notice of such disclosure and reasonably cooperate with Purchaser (at Purchaser’s sole expense) to obtain a protective order or other confidential treatment with respect thereto, and in any event, only disclose such portion of such Confidential Information as may be required by such Law or by such Governmental Entity), or (y) if, and solely to the extent required, to comply with any applicable Tax (including preparation of Tax Returns), regulatory reporting, audit or other compliance obligations (including the rules and regulations of any applicable stock exchange); provided, that, Seller may provide Confidential Information to its directors, officers and employees and their legal counsel, accountants, financial advisors and other advisors and representatives, who need to know such information in connection with its reporting or other similar obligations in the ordinary course of business, in each case under customary obligations of confidentiality. For purposes of this Section 6.4(b), “Confidential Information” means any information related the Company Entities (for the avoidance of doubt, including any such information that may be provided to Seller pursuant to Section 3.4 or Section 3.6).

Section 6.5    Access to Information.

(a)    Prior to the Closing Date and subject to applicable Laws, Section 6.4 and any reasonable measures undertaken to mitigate risks associated with COVID-19 (including in response to the COVID-19 Measures), Purchaser shall be entitled, through its officers, employees, insurance underwriters, financing sources and other Representatives (including its legal advisors and accountants), to have such access to the properties, businesses and operations of the Company Entities and such examination of the books and records (including financial and accounting information) and Contracts of the Company Entities as Purchaser reasonably requests upon reasonable advance written notice in connection with Purchaser’s efforts to consummate the transactions contemplated by this Agreement. Any such access and examination shall be conducted during regular business hours and under circumstances that do not unreasonably interfere with the normal operations of the business and shall be subject to restrictions under applicable Law. The Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other Representatives of the Company Entities to cooperate with Purchaser and Purchaser’s Representatives in connection with such access and examination, and Purchaser and its Representatives shall cooperate with the Company and its Representatives and shall use their commercially reasonable efforts to minimize any disruption to the business. Any disclosure during such investigation by Purchaser or its Representatives shall not constitute any enlargement or additional representation or warranty of Seller, the General Partner or the Company beyond those specifically set forth in Article IV. Notwithstanding anything herein to the contrary, no such access or examination shall be permitted to the extent that it (i) relates to interactions with other prospective buyers of the Company Entities or the negotiation of this Agreement and the transactions contemplated hereby, (ii) would unreasonably disrupt the operations of the Company Entities or (iii) would require any of the Company Entities to disclose information that, in the reasonable judgment and good faith of outside counsel to the Company, is subject to attorney-client privilege or would reasonably be expected to conflict with any applicable Law or confidentiality obligations to which any of the Company Entities is bound (provided, that with respect to this clause (iii), the Company Entities shall use commercially reasonable efforts to provide Purchaser with access to such information (or otherwise find alternative means to convey such information regarding the applicable matter as can be conveyed) to the fullest extent practicable without risking loss of privilege or protections under, or risking a violation of, such applicable Law or confidentiality obligation).

(b)    Notwithstanding anything to the contrary contained herein, prior to the Closing, (i) without the written consent of Seller or the Chief Executive Officer of the Company, Purchaser shall not contact any customers of the Company Entities (other than in the ordinary course of business of Purchaser or any of its Affiliates with respect to matters not involving the Company Entities); provided, that such consent shall not be unreasonably withheld, delayed or conditioned with respect to any reasonable request by Purchaser related to the matters set forth on Section 6.5(b) of the Company Disclosure Schedule; provided, further that the Seller or the Company shall have the right to have a Representative present during any such contact in the event that Seller consents to such contact, and (ii) Purchaser shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company Entities without the prior written consent of Seller (which consent may be withheld for any reason).

Section 6.6    Reasonable Best Efforts.

(a)    Each party shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper and advisable, to consummate and make effective as promptly as practicable the transactions contemplated hereby, including: (a) the satisfaction of the conditions precedent to the obligations of any of the parties; (b) the obtaining of applicable consents, waivers or approvals of any Governmental Entities or third parties; (c) the defending of any Actions challenging this Agreement or the performance of the obligations hereby; and (d) the execution and delivery of such instruments, and the taking of such other actions, as the other party may reasonably require in order to carry out the intent of this Agreement. Subject to appropriate confidentiality protections, each party shall furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

(b)    The parties shall cooperate with one another and use their respective reasonable best efforts to prepare all necessary documentation (including furnishing all information required under any applicable Competition Laws) to effect promptly all necessary Governmental Filings and to obtain all consents, waivers and approvals of any Governmental Entity necessary to consummate the transactions contemplated hereunder. Each party shall provide to the other parties copies of all substantive correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement or any of the matters described in this Section 6.6. Each party shall promptly inform the other parties of any substantive oral communication with, and provide copies of any written communications with, any Governmental Entity regarding any such filings or any such transaction, unless prohibited by reasonable request of any Governmental Entity. No party shall independently participate in any meeting or substantive conference call with any Governmental Entity in respect of any such filings, investigation or other inquiry without giving the other parties prior notice of the meeting or substantive conference call and, to the extent permitted by such Governmental Entity, the opportunity to attend or participate. To the extent permissible under applicable Law, the parties will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party relating to proceedings under the Competition Laws; provided that such materials may be redacted as necessary to remove references concerning the valuation of the Company or the Company’s consideration of other transactions or to otherwise comply with applicable Law. The parties may, as they deem advisable, designate any competitively sensitive materials provided to the other under this Section 6.6(b) or any other section of this Agreement as “legal counsel only.” Such materials and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(c)    Without limiting the generality of the undertakings pursuant to this Section 6.6, the parties shall provide or cause to be provided (including by their “Ultimate Parent Entities” as that term is defined in the HSR Act) as promptly as reasonably practicable to any Governmental Antitrust Entity information and documents requested by such Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the HSR Act and any other filing under any Competition Law set forth on Section 7.1(b) of the Company Disclosure Schedule as promptly as reasonably practicable after the date hereof (but in any event no later than 10 Business Days after the date hereof with respect to the HSR Act and no later than 25 Business Days after the date hereof with respect to the filings identified on Section 7.1(b) of the Company Disclosure Schedule), and thereafter to respond as promptly as reasonably practicable to any request for additional information or documentary material that may be made under the HSR Act and any other Competition Law regarding preacquisition notifications for the purpose of competition reviews. Neither Purchaser, on the one hand, or Seller, the General Partner or the Company, on the other hand, shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period, or “pull and refile,” pursuant to 16 C.F.R. 803.12 the filing made under the HSR Act, or enter into a timing agreement, including any agreement to delay the consummation or not to consummate the transactions contemplated hereby, with any Governmental Entity without the prior written consent of the other party. Purchaser shall be responsible for all filing fees applicable to Purchaser under the HSR Act and under any such other Competition Laws applicable to Purchaser.

(d)    If any objections are asserted with respect to the transactions contemplated hereby under any applicable Competition Law or if any Action is instituted by any Governmental Entity challenging any of the transactions contemplated hereby as violative of any applicable Competition Law, Purchaser shall, at the sole cost and expense of Purchaser: (i) oppose or defend against any action to prevent or enjoin consummation of this Agreement (and the transactions contemplated hereby), and (ii) take such action as necessary to overturn any action by any Governmental Entity to prevent or enjoin consummation of this Agreement (and the transactions contemplated hereby), including by defending any Action brought by any Governmental Entity in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Entity may have to such transactions under such applicable Law so as to permit consummation of the transactions contemplated by this Agreement. Seller shall, and shall cause the Company Entities to, cooperate with Purchaser in connection with the foregoing, and take such actions as are reasonably requested by Purchaser in furtherance thereof.

(e)    Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, Purchaser shall, and shall cause its Parent and its Parent’s Subsidiaries to, use reasonable best efforts and take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Entity under the Competition Laws (including in connection with any Governmental Filings under the Competition Laws) necessary or advisable so as to enable the consummation of the transactions contemplated hereby to occur as expeditiously as possible (and in any event, no later than the Outside Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the transactions contemplated hereby under or relating to any Competition Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the transactions contemplated hereby, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, any businesses, product lines, rights, assets, properties, operations or services of Purchaser or its Parent or its Parent’s Subsidiaries (including, after the Closing Date, the Company Entities) or any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights, assets, properties, operations or services), or agree to any other structural or conduct remedy and (ii) otherwise taking or committing to take any actions that after the Closing Date would limit Purchaser’s or its Parent’s or its Parent’s Subsidiaries’ (including any of the Company Entities’), freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights, assets, properties, operation or services of Purchaser and its Affiliates or Subsidiaries (including the Company Entities) or interest therein, in each case as may be required in order to enable the consummation of the transactions contemplated hereby to occur as expeditiously as possible (and in any event no later than the Outside Date). Notwithstanding the foregoing, in no event shall Purchaser or its Parent or its Parent’s Subsidiaries, or the Company Entities, be required to take any of the foregoing actions (or omissions) in clauses (i) and (ii) above to the extent the taking of such action or omission is not conditioned on the occurrence of the Closing.

(f)    From the date of this Agreement until Closing, neither Purchaser nor any of its Affiliates shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition would reasonably be expected to(individually or in the aggregate): (i) impose any material delay in obtaining, or materially increase the risk of not obtaining, consents of a Governmental Entity under any Competition Law necessary to consummate the transactions contemplated hereby or the expiration or termination of any applicable waiting period under any Competition Law, (ii) materially increase the risk of a Governmental Entity seeking or entering a Governmental Order under a Competition Law prohibiting the consummation of the transactions contemplated hereby, (iii) materially increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent, materially impair or materially delay the consummation of the transactions contemplated hereby.

Section 6.7    Director and Officer Liability; Indemnification.

(a)    Without limiting any additional rights that any Person may have under any Company Benefit Plan, from the Closing through the sixth anniversary of the Closing Date, each of Purchaser and the Company Entities shall indemnify and hold harmless each present (as of immediately prior to the Closing) and former officer, director or manager of the Company Entities (the “Indemnified Individuals”) from and against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Individual is or was an officer, director or manager of any of the Company Entities and to the extent relating to matters existing or occurring at or prior to the Closing (including this Agreement and the other transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable Law and to the extent required pursuant to the governing documents of the Company Entities in effect as of the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Individual will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Purchaser, the General Partner or the Company to the extent required pursuant to the governing documents of the Company Entities in effect as of the date hereof, (y) none of Purchaser, the General Partner or the Company shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Individual hereunder) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Individual from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Individual otherwise consents and (z) the General Partner and the Company shall reasonably cooperate in the defense of any such matter.

(b)    The certificate of incorporation and bylaws, limited partnership agreement, limited liability company agreement (or equivalent governing documents) of each Company Entity shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, managers and officers than are set forth in the governing documents of such Persons as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Closing in any manner that would adversely affect the rights thereunder of any such individuals, unless such modification is required by Law.

(c)    Prior to the Closing Date, Purchaser shall purchase a “tail” insurance policy for a period of six years after the Closing, with reputable and financially sound carriers of at least the same coverage and amounts and containing terms and conditions that are no less advantageous than the current policies of directors’ and officers’ liability insurance maintained by the Company Entities as of immediately prior to the Closing with respect to claims arising from or related to facts or events that occurred at or before the Closing; provided that in no event will Purchaser be required to expend for each covered year an amount in excess of 300% of the annual premium for such insurance in the last full fiscal year (the “Maximum Premium”) and if such insurance can only be obtained at an annual premium in excess of the Maximum Premium, Purchaser will obtain the maximum insurance as can be obtained for the six-year period for a premium not in excess of the Maximum Premium. Purchaser agrees to take all necessary actions to maintain such policies in full force and effect and fulfill its obligations thereunder throughout such six-year period following the Closing.

(d)    Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Closing) is made against any Indemnified Individual on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)    This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Individuals and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Individual is entitled, whether pursuant to law, contract or otherwise.

(f)    In the event that Purchaser, any Company Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Purchaser or the applicable Company Entity, as the case may be, shall succeed to the obligations set forth in this Section 6.7. In addition, no Company Entity shall distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render such Company Entity unable to satisfy its obligations under this Section 6.7.

Section 6.8    Termination of Affiliate Contracts.

(a)    In connection with the Closing, the Company shall take such actions as may be necessary to terminate the Contracts set forth in Section 6.8(a) of the Company Disclosure Schedule, with no further obligations or Liabilities of the Company or its Affiliates (including, for the avoidance of doubt, the other Company Entities and the Purchaser and its Affiliates) from and after the Closing except to the extent set forth in Section 6.8 of the Company Disclosure Schedule; provided that the Company shall reasonably consult with Purchaser prior to terminating a Contract in a manner which would reduce the income tax basis of Casablanca US Holdings, Inc., a Vacations Entity or an asset thereof by a material amount.

(b)    Prior to Closing, the parties shall reasonably cooperate to identify indebtedness of the type described in clauses (i) through (iii) of the definition of Indebtedness between Company Entities and, to the extent requested by Purchaser, use commercially reasonable efforts to extinguish such Indebtedness in a tax-efficient manner, provided that neither the Sellers nor the Company Entities shall be required to take an action hereunder that would adversely affect the Sellers or the Company Entities in any material respect (including an action that would give rise to any material cost that is not reimbursed by Purchaser).

Section 6.9    Preservation of Records. Purchaser shall, and shall cause the Company Entities to, preserve and keep the records held by them relating to the respective businesses of the Company Entities with respect to periods prior to the Closing for a period of seven years following the Closing Date (or longer if required by applicable Law) and shall make such records (or copies) and reasonably appropriate personnel available, at reasonable times during normal business hours and upon reasonable advance notice, to Seller as may be reasonably required by such party in connection with any insurance claims by, legal proceedings or Tax audits against, governmental investigations of, or compliance with applicable Laws by, the Seller or any of its equity holders or its or their Affiliates; provided, that such access would not (a) unreasonably disrupt the operations of any Company Entity, (b) based on the advice of outside legal counsel, reasonably be expected to jeopardize or violate any attorney-client or other applicable legal privilege, applicable Law or Contract or other confidentiality obligations (and in such event, Purchaser shall use commercially reasonable efforts to provide such access (or otherwise find alternative means to convey such information) to the fullest extent reasonably practicable without risking loss of privilege or violating confidentiality obligations or Law) or (c) require Purchaser to provide access to any books, records or other information of Purchaser and its Affiliates that are not Company Entities.

Section 6.10    Escrow Agreement. At the Closing, each of Purchaser and Seller shall duly execute and deliver to the other party and the Escrow Agent, and shall use its reasonable efforts to cause the Escrow Agent to duly execute and deliver to each party, the Escrow Agreement.

Section 6.11    280G Vote. If any Person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Department of Treasury regulations promulgated thereunder) with respect to the Company or any of its Subsidiaries may receive any payment(s) or benefit(s) that could constitute “parachute payments” under Section 280G of the Code in connection with the transactions contemplated by this Agreement, then, to avoid the imposition of Taxes under Section 4999 of the Code or the loss of a deduction to the Company or any of its Subsidiaries under Section 280G of the Code, in each case with respect to any payment or benefit arising in connection with the transactions contemplated by this Agreement, prior to the Closing, the Company shall use commercially reasonable efforts to (a) secure and deliver to Purchaser from each such “disqualified individual” who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) an agreement waiving such disqualified individual’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such disqualified individual so that all remaining payments and/or benefits applicable to such disqualified individual shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code (a “Parachute Payment Waiver”) and (b) as soon as reasonably practicable following the delivery of the Parachute Payment Waivers (if any) to Purchaser, the Company shall prepare and distribute to its limited partners a disclosure statement providing adequate disclosure of all potential parachute payments and benefits that may be received by such disqualified individual(s) and seek the approval of its limited partners in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 of the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) who has executed a Parachute Payment Waiver to receive or retain his or her Waived 280G Benefits (the foregoing actions, a “280G Vote”). Purchaser shall provide to the Company in a timely manner all information and documents relating to compensation, if any, that Purchaser or its Affiliates agree, or have agreed, to pay that should be taken into account in making determinations as to the application of Sections 280G and 4999 of the Code and which are necessary for the Company to comply with Section 280G(b)(5)(B) of the Code. Prior to the Closing, if a 280G Vote is required, the Company shall deliver to Purchaser evidence reasonably satisfactory to Purchaser, (i) that a 280G Vote was solicited in conformance with Section 280G of the Code, and the requisite limited partner approval was obtained with respect to any payments and/or benefits that were subject to the Company limited partner vote (the “Section 280G Approval”) or (ii) that the Section 280G Approval was not obtained and as a consequence, pursuant to the Parachute Payment Waiver, such “parachute payments” shall not be made or provided. The form of the Parachute Payment Waiver, the disclosure statement, any other materials to be submitted to the Company’s shareholders in connection with the Section 280G Approval and the calculations related to the foregoing shall be subject to advance review and approval by Purchaser, which approval shall not be unreasonably withheld.

Section 6.12    Certain Consents. Purchaser acknowledges and agrees, on behalf of itself, that certain consents to the transactions contemplated hereby may be required from Governmental Entities or parties to Contracts or other agreements to which the Company or one of its Subsidiaries is a party and that such consents may have not been obtained as of the date hereof and may not be obtained prior to the Closing. Subject to compliance with Section 6.6, Purchaser acknowledges and agrees, on behalf of itself, that except for the conditions set forth in Section 7.1(b) with respect to the approvals of the Governmental Entities required thereby and the conditions set forth in Section 7.2(a) or Section 7.2(c) in so far as either such condition relates to Section 4.4, no condition of Purchaser will be deemed not to be satisfied as a result of the failure to obtain any such consent or as a result of any such default, acceleration or termination or loss of right or any action commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any such default, acceleration or termination or loss of right. Notwithstanding the foregoing, none of the Seller or the Company Entities or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration (other than the payment of administrative, processing or similar fees or charges) to any third party to obtain any applicable consent, waiver or approval.

Section 6.13    Acquisition of JV Shares. The parties acknowledge and agree that it is the intention of Purchaser to indirectly acquire from Seller, and for Seller to sell to Purchaser indirectly through the sale of the Acquired Securities, all of the issued and outstanding quotas (Stammanteile) and any similar securities or rights (derivative or otherwise) (the “JV Interests”) of AMResorts Europe Holdings GmbH, a company incorporated under the laws of Switzerland (the “JV Entity”), in connection with the Sale and that the Sale constitutes an “Approved Sale” within the meaning of the Shareholders Agreement of the JV Entity, dated June 30, 2021 (the “JV Agreement”). In furtherance of the foregoing, the Company shall cause CSH Casablanca Switzerland Holding GmbH, a Company Subsidiary (“CSH Casablanca”), to as promptly as practicable, exercise its drag-along rights pursuant to Section 8.2.2 of the JV Agreement in connection with the Sale on the terms and conditions set forth in the JV Agreement (the purchase of all of the JV Interests in accordance with the terms and conditions set forth in the JV Agreement by CSH, the Company or any wholly owned Subsidiary of the Company, the “JV Purchase”)) and shall (at Seller’s sole cost and expense) use reasonable best efforts to consummate the JV Purchase. The Company shall, or shall cause CSH Casablanca to, (and, if applicable, following the Closing the Seller shall) provide Purchaser with drafts of any definitive documentation required to effect the JV Purchase and consider in good faith any reasonable comments provided by Purchaser, and shall otherwise keep Purchaser reasonably apprised of negotiations for the JV Purchase. If the JV Purchase is not consummated prior to or at the Closing, Seller shall continue to use reasonable best efforts (at Seller’s sole cost and expense and subject to Section 6.13 of the Company Disclosure Schedule) to effect the JV Purchase until the two year anniversary of the Closing Date. During such time, Purchaser shall cause the Company Entities to provide reasonable cooperation with respect thereto, including providing any information reasonably requested by Seller and making personnel available to assist at reasonable times as reasonably requested by Seller. The definitive documents relating to the JV Purchase (whether consummated on or prior to Closing or after Closing) shall be reasonably acceptable to Purchaser and otherwise in accordance with Section 6.13 of the Company Disclosure Schedule.

Section 6.14    Financing.

(a)    From the date of this Agreement until the Closing, or the earlier termination of this Agreement in accordance with Article IX, the Company and the General Partner shall, and shall cause each Company Entity to, and shall cause its and their respective officers, employees and advisors to, use reasonable best efforts to provide such cooperation to the Purchaser as may reasonably be requested by Purchaser in connection with obtaining the Financing or any offering of debt or equity by Purchaser or any of its affiliates, all or a portion of which will be used to fund the payments required by Section 3.1(b) or any other amounts payable pursuant to this Agreement (any such offering, a “Take-Out Financing”), which shall include using reasonable best efforts to:

(i)    A) at reasonable times, upon reasonable advanced notice and at reasonable locations, cause appropriate members of the management team of the Company to participate in a reasonable number of meetings, due diligence sessions, “roadshow” presentations and similar presentations to and with prospective lenders, investors and rating agencies, in each case, to the extent usual and customary for financings of a type similar to the Financing or Take-Out Financing, as applicable, and reasonably required in connection with the Financing or Take-Out Financing, as applicable, and (B) cooperate with prospective lenders and investors in performing their due diligence;

(ii)    (A) furnish the Purchaser and the Financing Sources, as applicable, on a confidential basis with the Required Financial Information and, to the extent readily available to the Company and usual and customary for financings of a type similar to the Financing or any Take-Out Financing, as applicable, other financial and other pertinent information regarding the Company, in each case, as promptly as reasonably practicable following the reasonable request of the Purchaser, and (B) periodically update any Required Financial Information provided to the Purchaser as may be necessary so such Required Financial Information is Compliant;

(iii)    assist with the preparation of customary information memoranda, offering memoranda, registration statements, prospectuses, lender and investor presentations, rating agency presentations and other similar documents and materials that are usual and customary for financings of a type similar to the Financing or any Take-Out Financing, as applicable, and reasonably required in connection with the Financing or any Take-Out Financing, as applicable (including confirming the absence of material non-public information relating to the Company Entities or their securities contained therein upon request by the Purchaser);

(iv)    assist the Purchaser with the preparation of pro forma financial information and pro forma financial statements to the extent required by Regulation S-X or requested by the Purchaser or the Financing Sources to be included in any marketing materials or offering documents of the type customary for financings of a type similar to the Financing or any

Take-Out Financing, as applicable (provided that the Purchaser shall be responsible for the preparation of any pro forma financial statements and related notes thereto and the Company and its Subsidiaries shall not be responsible for the preparation of any pro forma financial statements or any other information regarding post-Closing pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments giving effect to the transactions contemplated hereby for use in connection with the Financing or any Take-Out Financing);

(v)    cause the Company’s independent accountants to provide, consistent with customary practice or the requirements of Regulation S-K: (A) customary auditor consents (including consents of accountants for use of their reports in any materials (including any registration statement) relating to the Financing or any Take-Out Financing), (B) customary comfort letters (including “negative assurance” comfort and change period comfort) with respect to financial information relating to the Company Entities as reasonably requested by Purchaser or the Financing Sources and as customary for financings similar to the Financing or any Take-Out Financing, and (C) participation in a reasonable number of accounting due diligence sessions and drafting sessions at times and at locations reasonably acceptable to the Company and its independent accounting firm;

(vi)    assist in the preparation, execution and delivery of customary definitive financing documentation (including, to the extent reasonably requested by Purchaser, officer’s certificates and schedules, in each case to the extent, and solely to the extent, such materials relate to information concerning the Company);

(vii)    deliver payoff letters and provide for the release of related Encumbrances and termination of security interests (including delivering prepayment or termination notices as required by the terms of any existing Indebtedness and delivering payoff letters contemplated by this Agreement and UCC-3 or equivalent financing statements or termination notices);

(viii)    provide, at least three Business Days prior to the Closing Date, all documentation required by applicable “know your customer” and anti-money laundering Laws, including the USA PATRIOT Act, the Cayman Islands Proceeds of Crime Act (as amended) and the Anti-Money Laundering Regulations (as amended), that has been requested in writing at least ten Business Days prior to the Closing Date;

(ix)    cooperate in satisfying the conditions precedent to the Financing and any Take-Out Financing, as applicable, to the extent the satisfaction of such condition requires the cooperation of, or is within the control of, the Company Entities, including by delivering share certificates, promissory notes and other instruments, and in each case transfer powers therefor, to Purchaser or its designee and preparing disclosure schedules, perfection certificates and other certificates and documents, in each case, as may be reasonably requested by Purchaser; and

(x)    taking all corporate and other organizational actions reasonably requested by Purchaser necessary to permit the Financing and any Take-Out Financing, as applicable, subject to the occurrence of the Closing Date. The Company shall deliver to Purchaser the audited financial statements of the Company Entities for the fiscal year ended December 31, 2021 promptly following the completion thereof.

(b)    The Company consents to the reasonable use of its and any of its Subsidiaries’ logos in connection with the Financing in a manner usual and customary for financings of a type similar to the Financing or any Take-Out Financing, as applicable; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company Entities or the reputation or goodwill of the Company Entities.

(c)    Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall require any Company Entity or any of its or their respective officers, employees, advisors and other Representatives to (i) cooperate to the extent such cooperation would interfere unreasonably (in the judgment of the Company) with the business or operations of any Subsidiary, (ii) encumber any of the assets of any Subsidiary or otherwise be an issuer, guarantor or other obligor with respect to the Financing or any Take-Out Financing prior to the Closing Date, (iii) pay, or commit to pay, any commitment or other fee or make any other payment, in each case, in connection with the Financing or any Take-Out Financing prior to the Closing Date (unless subject to reimbursement by the Purchaser), (iv) take, or commit to take, any action that would reasonably be expected to conflict with, violate or result in a breach of or default any organizational document of any Subsidiary, any material Contract or any Law, (v) take, or commit to take, any action to authorize or approve, or execute or deliver any agreement, certificate or other document related to the Financing or any Take-Out Financing (other than any authorization letter contemplated by Section 6.14(a)(iii)) unless (A) such Person will continue to serve as a director or manager or officer, as the case may be, after the Closing Date and (B) the effectiveness of such authorization or approval or agreement, certificate or other document is expressly made contingent upon the occurrence of the Closing Date, (vi) incur, or commit to incur, or be required to reimburse, or commit to reimburse, any cost, expense, liability or obligation or provide or agree to provide any indemnity, in each case, in connection with the Financing or any Take-Out Financing prior to the Closing Date, unless expressly made contingent upon the occurrence of the Closing or subject to reimbursement by Purchaser, (vii) take any action prior to the Closing that could subject any director, officer, employee, agent, manager, consultant, advisor or other representative of any Company Entity to personal liability, (viii) provide access to or disclose information that the Company determines in good faith could jeopardize any attorney client privilege of, or conflict with any confidentiality obligations binding on, the Company, any Subsidiary or any of Affiliate of any Subsidiary or (iv) deliver any financial or other information that is not currently readily available, prepared or able to be generated, in the ordinary course of business of the Company at the time requested by Purchaser. All non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with Section 6.4.

(d)    Purchaser acknowledges and agrees that the obligations of the Company under this Section 6.14 are the sole obligations of the Company Entities directly relating to Financing and any Take-Out Financing and no other provision of this Agreement shall be deemed to expand or modify such obligation.

Section 6.15    Financing Efforts.    Purchaser shall, and shall use its reasonable best efforts to cause Parent and their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms and conditions described in or contemplated by the Financing Commitments (including complying with any request exercising so-called “flex” provisions contained therein, to the extent required), including using reasonable best efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions that are within Parent’s control to funding in the Financing Commitments and such definitive agreements to be entered into pursuant thereto, (iii) negotiate and enter into definitive agreements with respect thereto on terms and conditions described in the Financing Commitments (including any “flex” provisions contained therein) prior to the Closing Date, (iv) enforce Parent’s rights under the Financing Commitments and (v) in the event that all conditions in the Financing Commitments have been satisfied, direct the applicable Financing Sources to fund on the Closing Date the Financing required to consummate the Sale and the other transactions contemplated hereby. To the extent requested by the Company from time to time,

Purchaser shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing (or Alternate Financing) and Purchaser shall provide to the Company copies of all material documents related to the Financing (or Alternate Financing). In the event any portion of the Financing becomes unavailable on the terms and conditions (including any “flex” provisions) contemplated in the Financing Commitments for any reason (A) Purchaser shall promptly notify the Company in writing and (B) Purchaser shall, and shall use its reasonable best efforts to, cause Parent and their respective Affiliates to use their respective reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing from alternative debt financing sources (the “Alternate Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement, which would not (i) involve terms and conditions that are materially less beneficial to Parent, (ii) involve any conditions to funding the Financing that are not contained in the Financing Commitments and (iii) reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement. In furtherance of, and not in limitation of, the foregoing, in the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, but any bridge facilities contemplated by the Financing Commitments (or alternative bridge facilities obtained in accordance with this Section 6.13(a)) are available on the terms and conditions described in Financing Commitments (or any replacement thereof), then Purchaser shall use its reasonable best efforts to cause the proceeds of such bridge financing to be used in lieu of such contemplated Financing as promptly as practicable. Without limiting the generality of the foregoing, Purchaser shall promptly notify the Company in writing (A) if Purchaser obtains knowledge that there exists any breach, default, repudiation, cancellation or termination by any party to the Financing Commitments (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach, default, repudiation, cancellation or termination), (B) of the receipt by Purchaser or its Affiliates of any written notice or other written communication from any lender or other debt financing source with respect to any actual breach, default, repudiation, cancellation or termination by any party to the Financing Commitments or (C) if for any reason Purchaser or any Affiliate of Purchaser believes in good faith that (I) there is (or there is reasonably likely to be) a dispute or disagreement between or among any parties to any Financing Commitments or any definitive document related to the Financing which would reasonably be expected to prevent, impede or delay the consummation of the transactions contemplated by this Agreement or would make the funding of the Financing less likely or (II) there is a reasonable possibility that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents related to the Financing. As soon as reasonably practicable, Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. None of Purchaser or its respective Affiliates shall (without the prior written consent of the Company) consent or agree to any amendment, replacement, supplement or modification to, or any waiver of any provision under, the Financing Commitments or the definitive agreements relating to the Financing if such amendment, replacement, supplement, modification or waiver (1) decreases the aggregate amount of the Financing to an amount that would be less than an amount that would be required to consummate the Sale and make the other payments required to be made by Purchaser or the Company hereunder or otherwise contemplated in connection herewith and repay or refinance the debt contemplated in this Agreement or the Financing Commitments (together with other reasonably available financial resources of Purchaser and its Affiliates), (2) imposes new or additional conditions in each case which would reasonably be expected to prevent, delay, or impair the availability of the Financing when required to be funded or the satisfaction of the conditions to obtaining the Financing, in each case on the Closing Date or (3) adversely impacts the ability of Parent to enforce its rights against the other parties to the Financing Commitments. Purchaser shall, and shall use its reasonable best efforts to cause Parent and their respective Affiliates to, use their reasonable best efforts to maintain the effectiveness of the Financing Commitments until the transactions contemplated by this Agreement are consummated; provided, however, for the avoidance of doubt, Purchaser may amend, replace, supplement and/or modify the Financing Commitments solely (1) to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Commitment Letter as of the date of this Agreement (including in replacement of a lender) or (2) to implement or exercise of any “flex” provisions provided in the fee letter as in effect as of the date hereof. Purchaser shall allow the Company to reasonably consult with the Financing Sources on the status of such financing (provided, however, that Purchaser shall have the right to have one or more representatives present during any such consultation) and provide the Company, upon reasonable request, with such information and documentation as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. The term “Commitment Letter” and “Financing Commitment” shall mean the Commitment Letter and Financing Commitments as amended, replaced, supplemented or modified by any such amendment, supplement or modification has been made in compliance with this Section 6.15, including any Alternate Financing. Notwithstanding the foregoing, compliance by Purchaser with this Section 6.15 shall not relieve Purchaser of its obligation to consummate the transactions contemplated by this Agreement whether or not the Financing is available and Purchaser acknowledges that this Agreement and the transactions contemplated hereby are not contingent on Purchaser’s ability to obtain the financing (or any alternative financing) or any specific term with respect to such financing.

Section 6.16    Exclusivity. Seller, the Company and the General Partner shall, and shall cause their respective Affiliates and Representatives to, cease and terminate immediately, from and after the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Article IX, all solicitations, initiations, encouragements, activities, discussions and/or negotiations with any Person (other than Purchaser and its Representatives with respect to the transactions contemplated by this Agreement) conducted prior to the date hereof with respect to any proposed, potential or contemplated Alternative Transaction. From and after the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Article IX, Seller, the Company and the General Partner shall not, and shall cause their respective Affiliates and Representatives not to, directly or indirectly, (a) assist, solicit, initiate, or knowingly encourage the submission of any offer, inquiry, proposal or indication of interest relating to an Alternative Transaction, (b) furnish or cause to be furnished any confidential or proprietary information regarding the Acquired Securities or any Company Entity to, any Person (other than Purchaser and its Representatives) who Seller, the Company or General Partner (or their respective Affiliates or Representatives) knows or has a reasonable basis to believe is in the process of considering an Alternative Transaction, (c) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any offers, inquiries or indications of interest or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Transaction, (d) authorize, engage in, or enter into any agreement or understanding (whether or not binding) with respect to, any Alternative Transaction or (e) transfer any of the Acquired Interests to any other Person. From and after the date of this Agreement until the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Article IX, Seller will promptly notify Purchaser if any written indication of such interest, inquiry, proposal or offer relating to a possible Alternative Transaction is received by Seller or any Company Entity or any of their respective Affiliates or Representatives from any person (other than Purchaser and its Representatives).

Section 6.17    Delivery of Subsidiary Information. As promptly as practical and in any event within 30 days after the date of this Agreement, the Company shall deliver to Purchaser (a) true, correct and complete copies of the certificates of incorporation and bylaws, memorandums and articles of association, limited partnership agreements, limited liability company agreements or comparable governing documents for each of the Company Entities (other than the General Partner and the Company, which governing documents have been provided prior to the date of this Agreement) and (b) a true, correct and complete list of all directors, managers and officers of the Company Entities.

Section 6.18    Released Cash. Following the Closing until such time as Purchaser delivers the Closing Statement hereunder, Purchaser shall use commercially reasonable efforts to cause any cash collateral supporting any letter of credit of the Company Entities to be released. Any such released cash collateral (net of any reasonable out-of-pocket fees, costs or other expenses incurred by Purchaser in connection with such efforts) (the “Released Cash”) shall cease to be Restricted Cash hereunder, and shall instead be deemed to be Cash as of the Adjustment Time, and Purchaser shall include such amount as Cash in the Closing Statement.

ARTICLE VII

CONDITIONS OF CLOSING

Section 7.1    Conditions to Obligations of Each Party. The respective obligations of each party to consummate the Sale, are subject to the fulfillment as of the Closing of each of the following conditions:

(a)    there shall not be any Law or Governmental Order in effect making illegal or otherwise preventing, enjoining or prohibiting the consummation of the Sale; and

(b)    (i) any required waiting periods (including any extension thereof) applicable to the consummation of the Sale, under the HSR Act shall have terminated or expired, and (ii) all consents or other approvals required under the Competition Laws of the jurisdictions set forth on Section 7.1(b) of the Company Disclosure Schedule shall have been obtained.

Section 7.2    Additional Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Sale, is subject to the fulfillment, as of the Closing, of each of the following conditions (any or all of which may be waived in writing by Purchaser, to the extent permitted by Law, in whole or in part in its sole discretion):

(a)    (i) the representations and warranties of (A) Seller set forth in Section 4.1 and Section 4.17 and (B) the Company and the General Partner set forth in Section 4.1 and Section 4.17, shall be true and correct in all material respects as of the date hereof and as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the representations and warranties of (A) Seller set forth in Section 4.2(d), Section 4.3 and Section 4.4(b)(iii) and (B) the Company and the General Partner set forth in Section 4.2, Section 4.3, Section 4.4(a)(iii) (solely as it relates to the Company or the General Partner), shall be true and correct in all respects (other than de minimis inaccuracies) as of the date hereof and as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), (iii) the representations and warranties of the Company contained in the second sentence of Section 4.7 (without giving effect to any matter contained in the Company Disclosure Schedules) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made as of the Closing Date and (iv) all other representations and warranties of Seller, the General Partner and the Company contained in Article IV shall be true and correct in all respects (without giving effect to any materiality or “Material Adverse Effect” qualifications set forth therein) as of the date hereof and as of the Closing as though made as of the Closing (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of this clause (iv), where the failure of such representations or warranties to be true and correct in all respects, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

(b)    Each of Seller, the General Partner and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing; and

(c)    Purchaser shall have received a certificate of an authorized signatory of Seller, the General Partner and the Company to the effect that the conditions set forth in subsections (a) and (b) of this Section 7.2 applicable to such party have been satisfied.

Section 7.3    Additional Conditions to Obligations of Seller. The obligation of Seller to consummate the Sale, is subject to the fulfillment, as of the Closing, of each of the following conditions (any or all of which may be waived in writing by Seller, to the extent permitted by Law, in whole or in part in its sole discretion):

(a)    the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all respects (without giving effect to any materiality qualifications therein) as of the date hereof and as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) except to the extent that the facts, events and circumstances that cause such other representations and warranties to not be true and correct, individually or in the aggregate, as of such dates have not and would not reasonably be expected to prevent, materially impair or materially delay Purchaser’s ability to consummate the Sale;

(b)    Purchaser shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Purchaser at or prior to the Closing; and

(c)    Seller shall have received a certificate of an authorized signatory of Purchaser to the effect that the conditions set forth in subsections (a) and (b) of this Section 7.3 have been satisfied.

ARTICLE VIII

TAX MATTERS

Section 8.1    Tax Treatment. The parties agree that, for U.S. federal (and applicable state and local) income tax purposes, the Sale shall be treated as a sale of the assets of each Company Entity classified as an entity disregarded as separate from Seller and to report the transactions contemplated by this Agreement in a manner consistent with the foregoing and not take any position during the course of any Tax audit or other proceeding that is inconsistent therewith; provided that this Section 8.1 shall not prevent Purchaser, Seller or their respective Affiliates from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the inaccuracy of the representation in Section 4.12(m), and none of the Purchaser, Seller or their respective Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity in connection therewith.

Section 8.2    Purchase Price Allocation.

(a)    No later than 15 days following the determination of the Final Purchase Price, Purchaser shall deliver a draft copy of the Valuation to Seller, which shall be prepared in accordance with Section 1060 of the Code. Seller shall have the opportunity to reasonably consult with Purchaser and the accounting firm during its preparation of the Valuation, including the right to review and provide comments to such draft. Following any such consultation, but no later than 30 days following the determination of the Final Purchase Price, Purchaser shall deliver the final Valuation to the Seller. The Valuation with respect to the DR Subsidiaries shall be consistent with the final allocation of purchase price to the DR Subsidiaries contemplated by Section 8.4(c).

(b)    The parties agree to determine the amount of and to allocate the total consideration, including the relief of any liabilities, realized by Seller pursuant to this Agreement for U.S. federal, state and local income tax purposes among the assets of each Company Entity classified for U.S. federal income tax purposes as an entity disregarded as separate from the Seller in accordance with Section 1060 of the Code and the Valuation. Purchaser shall provide Seller with one or more schedules allocating such consideration within 30 days following the determination of the Final Purchase Price pursuant to Section 3.4 (the “Allocation”). If Seller disagrees with any items reflected on the Allocation, Seller shall notify Purchaser of such disagreement within 20 days of its receipt of the Allocation and its reasons for so disagreeing, in which case Purchaser and Seller shall attempt to resolve the disagreement. To the extent Purchaser and Seller cannot agree on a mutually acceptable Allocation within 20 days following Seller’s notification of its disagreement, the disputed items shall be resolved by the Independent Arbitrator, in a manner consistent with Section 1060 of the Code and the Valuation. The decision of the Independent Arbitrator shall be final and binding and its expenses shall be shared equally by Purchaser, on the one hand, and Seller, on the other hand. The Allocation derived pursuant to this Section 8.2 shall be binding on the parties hereto for all Tax and accounting reporting purposes; provided that this Section 8.2 shall not prevent Purchaser, Seller or their respective Affiliates from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the Allocation, and none of the Purchaser, Seller or their respective Affiliates shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity in connection therewith. The Allocation shall be modified to reflect any Contingent Consideration and any other adjustment to the Final Purchase Price, if any, as agreed by Purchaser and Seller in good faith.

Section 8.3    Purchaser Tax Acts. From and after the Closing until the Final Purchase Price is finally determined pursuant to Section 3.4, without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Purchaser shall not, and shall not permit any of its Affiliates to, (a) make any Tax election with respect to the Company or any of its Subsidiaries, other than an election under Section 338(g) with respect to each of the Company CFCs, (b) amend any Tax Return of the Company or any of its Subsidiaries, (c) initiate any voluntary disclosure with respect to Taxes of the Company or any of its Subsidiaries, (d) voluntarily approach a Governmental Entity with respect to Taxes of the Company or any of its Subsidiaries or (e) waive or extend any statute of limitations for the assessment or collection of any Tax of the Company or any of its Subsidiaries, in each case of clauses (a) through (e) with respect to any Pre-Closing Tax Period. Purchaser shall not, and shall not permit any of its Affiliates to, take any action outside the ordinary course of business on the Closing Date after the Closing with respect to the Company or any of its Subsidiaries.

Section 8.4    Dominican Republic Tax Matters.

(a)    As soon as practicable after the date hereof, Purchaser shall file letters with the National Agency of Internal Revenue of the Dominican Republic (the “DGII”) seeking to relieve Purchaser of (i) joint and several liability for any of capital gains Tax imposed with respect to the Sale pursuant to Article 289, paragraph I of the Tax Code of the Dominican Republic (the “DR Capital Gains Tax”) and (ii) any obligation to deduct or withhold any amount hereunder in respect of DR Capital Gains Tax. Prior to filing such letters, Purchaser shall submit draft versions of such letters to Seller for Seller’s review and shall consider in good faith all comments submitted reasonably promptly by Seller.

(b)    The parties shall use commercially reasonable efforts to complete the following no later than 30 days prior to the Closing Date (and the parties shall complete the following no later than 15 prior to the Closing Date):

(i)    Seller shall deliver an estimate of its Fiscal Cost in each DR Subsidiary, together with all schedules, workpapers and other information reasonably requested by Purchaser in connection therewith, and Purchaser and Seller shall agree on the amount of such Fiscal Cost;

(ii)    the parties shall agree on the allocable portion of the purchase price (as determined pursuant to the Tax Code of the Dominican Republic) to each DR Subsidiary, and shall execute an agreement (in a form that is mutually agreed between the parties) memorializing such allocation; and

(iii)    Following the delivery of the estimate described in clause (i) and the execution of the agreement described in clause (ii), Seller shall make a filing with the DGII to obtain a ruling setting forth the amount of DR Capital Gains Tax, if any, owing by Seller.

(c)    Following the filing described in Section 8.4(b), Seller shall initiate discussions with the DGII regarding the DR Capital Gains Tax and pursue such discussions in good faith until a resolution with the DGII is reached. In connection with such discussions, Seller shall present to the DGII the Fiscal Cost of and proposed purchase price allocation to each DR Entity and its good faith calculation of the aggregate amount, if any, of DR Capital Gains Tax. In the event the DGII disputes Seller’s position regarding the DR Capital Gains Tax, Seller shall in good faith negotiate and/or contest such dispute until a settlement with the DGII has been reached, or a final determination (including, if applicable, through an adjudication of such issue) has been made; provided, however, that Purchaser shall have the right to consent to any settlement (such consent not to be unreasonably withheld, conditioned or delayed, and it being understood that it shall be unreasonable for Purchaser to withhold consent with the intent of seeking an allocation of purchase price to a DR Subsidiary in excess of the amount in Section 8.4(b) and the amount proposed by the DGII). Purchaser, the Company and any Subsidiary of the Company shall reasonably cooperate with Seller, and shall provide information within their control, in each case as reasonably requested by Seller in connection with such discussions or dispute resolution. Seller shall (i) keep Purchaser reasonably informed regarding the status of any discussions with the DGII in connection with this Section 8.4, (ii) allow Purchaser to participate, at Purchaser’s expense, in any meetings or discussions with the DGII and (iii) permit Purchaser to review all filings or material written responses to the DGII and shall consider in good faith all comments of Purchaser with respect thereto.

(d)    50% of the DR Capital Gains Tax shall be borne by Purchaser, up to a cap of $3,000,000, and the remainder shall be borne by Seller (as a Company Transaction Expense if such payment is determined prior to, and remains unpaid as of, Closing). Upon an agreement or settlement with the DGII or other final determination (including, if applicable through an adjudication of such issue) of the amount of DR Capital Gains Tax not treated as a Company Transaction Expense, if any, owed by Seller, Seller shall notify Purchaser of the amount thereof and shall pay, or cause to be paid, the full amount of such liability to the DGII, and Purchaser shall pay to the Seller the amount of the DR Capital Gains Tax for which it is responsible pursuant to this Section 8.4(d) reasonably promptly after its receipt of the such notice; provided, that if the parties reasonably determine that a different payment process would benefit one or more of the parties without adversely affecting any party, the parties shall cooperate in good faith to pay their respective shares of the DR Capital Gains Tax in such manner.

ARTICLE IX

TERMINATION

Section 9.1    Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)    at the election of Seller or Purchaser on or after August 14, 2022 (the “Outside Date”), if the Closing shall not have occurred by 5:00 p.m. New York time on such date; provided, however, that neither Seller nor Purchaser may terminate this Agreement pursuant to this Section 9.1(a) if such party is in material breach of this Agreement and such material breach principally causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party set forth in Article VII prior to the Outside Date, or (ii) the failure of the Closing to have occurred prior to the Outside Date;

(b)    by mutual written consent of Seller and Purchaser;

(c)    by Seller or Purchaser if there shall be in effect a final, nonappealable Law or Governmental Order of a Governmental Entity having competent jurisdiction over the business of the Company and its Subsidiaries prohibiting the consummation of the transactions contemplated hereby, including the Sale; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the party seeking to terminate if the breach by such party of this Agreement principally causes, or results in, such Governmental Order;

(d)    by Purchaser if (i) Purchaser is not in breach of any of its representations, warranties, covenants or obligations hereunder in a manner that would render any condition forth in Section 7.3(a) or 7.3(b) not to be satisfied and (ii) Seller, the General Partner or the Company is in breach of any of their respective representations, warranties or obligations hereunder that would render any condition set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) ten Business Days after the giving of written notice by Purchaser and (y) two Business Days prior to the Outside Date; or

(e)    by Seller if (i) Seller, the General Partner and the Company are not in breach of any of their respective representations, warranties, covenants or obligations hereunder that would render any condition set forth in Section 7.2(a) or 7.2(b) and (ii) Purchaser is in breach of any of its representations, warranties or obligations hereunder that would render any condition set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) ten Business Days after the giving of written notice by Seller and (y) two Business Days prior to the Outside Date.

Section 9.2    Procedure Upon Termination. In the event of termination and abandonment by Seller or Purchaser, or both, pursuant to Section 9.1, written notice thereof specifying the relevant provision under which termination is made shall be given to the other party or parties.

Section 9.3    Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1 and Section 9.2, then this Agreement shall be of no further force or effect and each of the parties shall be relieved of its duties and obligations arising under or related to this Agreement after the date of such termination and such termination shall be without liability to the parties; provided, however, that subject to the terms of this Section 9.3, (a) no such termination shall (i) relieve any party from liability for damages resulting from any Willful Breach and (b) the provisions of Section 6.3, Section 6.4, this Article IX, Section 10.1 and Article XI shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms or (ii) restrict the availability of specific performance, if any, set forth in Section 11.13 with respect to the surviving obligations described in the preceding clause (i)(b) that are to be performed following such termination.

In addition to the foregoing, no termination of this Agreement shall relieve Hyatt Corporation of its obligations under the Confidentiality Agreement. For purposes of this Section 9.3, the term “Willful Breach” means a party’s material breach of any of its representations or warranties as set forth in this Agreement, or such party’s material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement. A failure by any party to consummate the Closing in accordance with this Agreement when such party is obligated to do so shall be deemed to be a Willful Breach.

ARTICLE X

ADDITIONAL AGREEMENTS

Section 10.1    No Reliance.

(a)    Except for the representations and warranties contained in Article IV or in the certificate delivered pursuant to Section 7.2(c), Purchaser acknowledges and agrees that Purchaser is acquiring the business of the Company Entities “As-Is, Where-Is”, and none of Seller or the Company Entities or any of their respective Affiliates, directors, officers, employees, Subsidiaries, controlling persons, agents or other Representatives or any other Person or Non-Recourse Party has made or makes or is authorized to make, and Purchaser hereby waives, any other representation or warranty, express or implied, whether written or oral, on behalf of Seller, the General Partner, the Company, the other Company Entities or their respective Affiliates, directors, officers, employees, Subsidiaries, controlling persons, agents or other Representatives or any other Person.

(b)    To the fullest extent permitted by applicable Law, except for the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Schedule) or in the certificate delivered pursuant to Section 7.2(c), Purchaser acknowledges and agrees that none of Seller, the General Partner, the Company, the other Company Entities or any other Person will have or be subject to any liability or indemnification obligation on any basis (including in contract or tort, under applicable federal or state securities Laws or otherwise) to Purchaser or any other Person resulting from the sharing with Purchaser or its Representatives, or Purchaser’s use of any information, documents, projections, forecasts or other materials made available to Purchaser or its Representatives in the Electronic Data Room or management presentations (or omissions therefrom) in expectation of the Sale or otherwise. Except for the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Schedule) or in the certificate delivered pursuant to Section 7.2(c), it is understood and Purchaser acknowledges that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Purchaser are not and shall not be deemed to be or to include representations and warranties of Seller, the General Partner, the Company, the other Company Entities or their respective Affiliates or any other Person. Except for the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Schedule) or in the certificate delivered pursuant to Section 7.2(c), Purchaser acknowledges and agrees to Seller’s, the General Partner’s and the Company’s express disavowal and disclaimer of any other representations and warranties, whether made by Seller, the General Partner, the Company, the other Company Entities or any other Person on behalf of Seller, the General Partner or the Company, and of all liability and responsibility for any representation, warranty, projections, forecasts or other materials made available to Purchaser, including any opinion, information, projection, forecast or other information that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant or other Representative of Seller, the General Partner, the Company or any of their respective Affiliates. In furtherance of the foregoing, and not in limitation thereof, Purchaser specifically acknowledges and agrees that, none of Seller, the General Partner, the

Company, the other Company Entities or their respective Affiliates makes or has made any representation or warranty, express or implied, with respect to any financial projection or forecast delivered to Purchaser with respect to the performance of the General Partner, the Company or the other Company Entities either before or after the Closing Date. Purchaser acknowledges and agrees, on its own behalf and on behalf of its former, current or future partners, stockholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any their respective assignees or successors or any former, current or future partner, direct or indirect stockholder, controlling Person, manager, member, director, officer, employee, Affiliate, Representative, agent, assignee or successor of any of the foregoing (collectively, the “Purchaser Related Parties”), that (i) such financial projections or forecasts that have been delivered to Purchaser have been provided solely for the convenience of Purchaser to facilitate its own independent investigation of the Company Entities, (ii) there are uncertainties inherent in attempting to make such projections or forecasts, (iii) Purchaser is familiar with such uncertainties and (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections or forecasts (including the reasonableness of the underlying assumptions). Purchaser acknowledges that Purchaser has conducted to its satisfaction its own independent investigation of the condition, operations and businesses of the Company Entities and, in making their determination to proceed with the Sale, Purchaser has been provided and has evaluated such documents and information as it has deemed necessary and has relied solely on the results of its own independent investigation and verification and the representations and warranties expressly set forth in Article IV (as qualified by the Company Disclosure Schedule) or in the certificate delivered pursuant to Section 7.2(c).

(c)    Purchaser (on behalf of itself and its Affiliates, directors, officers, employees, Subsidiaries, controlling Persons, agents and other Representatives) hereby acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in the certificate delivered pursuant to Section 7.2(c), no other statutory, express or implied representation or warranty, whether written or oral, concerning the Acquired Securities, the Sale or the business, assets or liabilities of the Company Entities, the execution, delivery or performance of this Agreement or the other Transaction Agreements or any other matter, including any implied warranties of merchantability and implied warranties of fitness for a particular purpose, is or has been made.

(d)    Notwithstanding anything set forth in this Section 10.1 to the contrary, nothing in this Section 10.1 shall limit, prohibit, impede or otherwise restrict or impact or constitute a waiver of any claim against a party for Actual Fraud of such party.

Section 10.2    Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement shall terminate effective as of the Closing and there shall be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any party, its Affiliates or any of their respective officers, directors, agents or other Representatives, except for (a) those covenants and agreements that by their terms apply or are to be performed in whole or in part at or after the Closing, which shall survive in accordance with their terms and, if no term is specified, then for the longest period permitted by Law, and (b) Article XI. Furthermore, without limiting the generality of this Section 10.2, no Action will be brought, encouraged, supported or maintained by, or on behalf of, Purchaser or any Purchaser Related Party (including, after the Closing, the Company Entities) against any Seller Party or by Seller or any Seller Party against Purchaser or any Purchaser Related Party (including, after the Closing, the Company Entities), and no recourse will be sought or granted against any of them, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of Seller, the General Partner, the Company, the other Company Entities, Purchaser or any other Person, set forth or contained in this Agreement (other than those covenants and agreements described in clause (a) of this Section 10.2) or any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of Seller, the General Partner, the Company, the other Company Entities or any other Person delivered hereunder, the subject matter of this Agreement or any other document contemplated hereby, the transactions contemplated by this Agreement, the business, the ownership, operation, management, use or control of the business of the Company Entities, any of their assets, or any actions or omissions at, or prior to, the Closing Date. Notwithstanding anything in this Agreement to the contrary, nothing shall preclude (i) Purchaser from seeking any remedy against Seller, the General Partner or the Company based on or arising out of Actual Fraud of Seller, the General Partner or the Company, respectively, or (ii) Seller from seeking any remedy against Purchaser based on or arising out of Actual Fraud of Purchaser.

Section 10.3    Release. Effective upon the Closing, to the fullest extent permitted by applicable Law, each of Purchaser, on behalf of itself and the Purchaser Related Parties (collectively, the “Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases each Seller Party from any and all liabilities and obligations to such Releasers of any kind or nature whatsoever, solely in the capacity as an equity holder of the General Partner or the Company, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Law or Contract (except as provided for in this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Releasers hereby agrees that it will not seek to bring any Action or to recover any amounts or relief in connection therewith or thereunder from any Seller Party (in each case, except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein).

ARTICLE XI

MISCELLANEOUS

Section 11.1    Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless such assignment is consented to in writing by both Purchaser and Seller and, subject to the preceding clause, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, Purchaser shall be permitted to assign any of its rights, interests or obligations hereunder to any Affiliate of Purchaser or to collaterally assign any of its rights and benefits hereunder to any Financing Source; provided, that, no such assignment shall relieve Purchaser of its obligations hereunder.

Section 11.2    Governing Law; Jurisdiction.

(a)    This Agreement and all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

(b)    Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery in Wilmington, Delaware, or to the extent such court does not have or declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and any appellate court thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Actions shall be heard and determined in such court, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any Action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware courts as specified herein, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (iv) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address in Section 11.4 set forth below shall be effective service of process for any Action brought in any such court.

(c)    Notwithstanding anything in this Agreement to the contrary, each of the parties acknowledges and irrevocably agrees (i) that any legal proceeding, whether in Law or in equity, in contract, in tort or otherwise, involving the Financing Sources arising out of, or relating to, the transactions contemplated hereby, the Financing, the Take-Out Financing or the performance of services thereunder or related thereto will be subject to the exclusive jurisdiction of any state or federal court sitting in the State of New York in the Borough of Manhattan and any appellate court thereof, and each party submits for itself and its property with respect to any such legal proceeding to the exclusive jurisdiction of such court; (ii) not to bring or permit any of their Affiliates to bring or support anyone else in bringing any such legal proceeding in any other court; (iii) that service of process, summons, notice or document by registered mail addressed to them at their respective addresses provided in any applicable commitment or engagement letter will be effective service of process against them for any such legal proceeding brought in any such court; (iv) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (v) any such legal proceeding will be governed and construed in accordance with the Laws of the State of New York.

Section 11.3    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE NEGOTIATION, EXECUTION, PERFORMANCE, OR ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM WITH RESPECT THERETO. EACH OF THE PARTIES HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.3.

Section 11.4    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by facsimile or e-mail (which is confirmed by the intended recipient), unless transmitted after 5:00 P.M. local time or on a day other than on a Business Day, in which case on the next Business Day, and (c) on the next Business Day when sent by overnight courier service, in each case, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Seller, the General Partner (prior to the Closing) or the Company (prior to the Closing), to:

Casablanca Holdings L.P.

c/o Kohlberg Kravis Roberts & Co. L.P.

30 Hudson Yards

New York, NY 10001

Attn:    Chris Harrington

Fax:     212-750-8300

E-mail: chris.harrington@kkr.com

and to:

Casablanca Holdings L.P.

c/o KSL Capital Partners Management IV, LLC

100 St. Paul Street, Suite 800

Denver, CO 80206

Attn:    Kevin Rohnstock

Fax: (720) 284-6401

E-mail:    kevin.rohnstock@kslcapital.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425

Lexington Avenue

New York, NY 10017

Attn:    Marni J. Lerner

Fax:     (212) 455-2502

E-mail:     mlerner@stblaw.com

If to Purchaser or the Company (following the Closing), to:

Zurich Hotel Investments, B.V.

c/o Hyatt Hotels Corporation

150 North Riverside Plaza

8th Floor

Chicago, Illinois 60606

Attn:    General Counsel

E-mail:     margaret.egan@hyatt.com

and to:

Hyatt Hotels Corporation

150 North Riverside Plaza

8th Floor

Chicago, Illinois 60606

Attn:    General Counsel

E-mail:     margaret.egan@hyatt.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Avenue

Suite 2800

Chicago, IL 60611

Attn:    Michael Pucker; Jonny Solomon; Emily Stegich

Fax: (312) 993-9767

E-mail:     michael.pucker@lw.com; jonathan.solomon@lw.com; emily.stegich@lw.com or to such other address, facsimile number or Person as a party shall have last designated by such notice to the other parties.

Section 11.5    Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 11.6    Fees and Expenses. Except as otherwise specified in this Agreement, each party shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Purchaser shall be responsible for all Transfer Taxes (as well as the filing of all Tax Returns with respect thereto) and for all filing fees arising pursuant to the HSR Act and the Competition Laws.

Section 11.7    Entire Agreement. This Agreement (including the Schedules), together with the other Transaction Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Confidentiality Agreement, which shall survive and remain in effect until the expiration or termination thereof in accordance with its terms (unless the Closing occurs, in which case the Confidentiality Agreement shall automatically terminate).

Section 11.8    Interpretation.

(a)    When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement (or, with respect to any references to Sections of the Company Disclosure Schedule in Article IV, the Company Disclosure Schedule) unless otherwise indicated.

(b)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)    The word “or” shall not be exclusive.

(d)    When a reference in this Agreement is made to a “party” or “parties,” such reference shall be to a party or parties to this Agreement unless otherwise indicated.

(e)    References in this Agreement to a Cayman Islands exempted limited partnership taking any action shall be construed as such partnership acting through its general partner.

(f)    The phrase “ordinary course of business” means the ordinary and usual course of the Company Entities’ business, consistent with past practice, including any recent past practice in light of COVID-19 and COVID-19 Measures.

(g)    Unless the context requires otherwise, the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words in this Agreement refer to this entire Agreement.

(h)    Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(i)    The words “to the extent” shall mean the degree to which a subject or other thing extends, and shall not simply mean “if”.

(j)    References in this Agreement to “dollars” or “$” are to U.S. dollars.

(k)    All accounting terms used herein and not expressly defined herein or described in the Company Accounting Principles shall have the meanings given to them under GAAP.

(l)    This Agreement was prepared jointly by the parties and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 11.9    Company Disclosure Schedule.

(a)    The Company Disclosure Schedule and the information and disclosures contained therein relate to and qualify certain of the representations, warranties, covenants and obligations made by Seller, the General Partner and the Company in this Agreement and shall not be construed or otherwise deemed to constitute, any representation, warranty, covenant or obligation of Seller, the General Partner, the Company, the other Company Entities or any other Person except to the extent explicitly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties, covenants or obligations. No reference to or disclosure of any item or other matter in the Company Disclosure Schedule shall be construed as an admission or indication, in and of itself, that such item represents a material exception or material fact, event or circumstance, that such item has had a Material Adverse Effect, or that such item or other matter is required to be referred to or disclosed in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes only. No reference in the Company Disclosure Schedule to any agreement or document, in and of itself, shall be construed as an admission or indication to any third party that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document. No disclosure in the Company Disclosure Schedule relating to any possible breach or violation of, or non-compliance with, any agreement, law or regulation, in and of itself, shall be construed as an admission or indication that any such breach, violation or non-compliance exists or has actually occurred, and nothing in the Company Disclosure Schedule shall constitute an admission of any liability or obligation of any Person to any other Person or shall confer or give any third party any remedy, claim, liability, reimbursement, cause of action or any other right whatsoever. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is, in and of itself, intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described in this Agreement or included in the Company Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. The Company Disclosure Schedule is arranged in sections corresponding to the Sections in this Agreement and any items or matters set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds and each other Section or subsection of this Agreement to the extent the relevance of such items or matters to such other Section or subsection of this Agreement is reasonably apparent on its face. The inclusion of any cross-references to any section or subsection of the Company Disclosure Schedule, or the failure to include such cross-references, shall not be deemed to mean that the relevance of any disclosure is not reasonably apparent for the purposes of the immediately preceding sentence. The headings contained in the Company Disclosure Schedule are included for convenience and reference only, and are not intended to limit the effect of the disclosures contained in the Company Disclosure Schedule or to expand, modify or influence the scope of the information required to be disclosed in the Company Disclosure Schedule or the interpretation of this Agreement.

(b)    The information contained in the Company Disclosure Schedule is confidential, proprietary information of Seller, the General Partner, the Company and the other Company Entities prior to the Closing, and prior to Closing Purchaser shall be obligated to maintain and protect such confidential information pursuant to this Agreement. In disclosing the information in the Company Disclosure Schedule, Seller, the General Partner and the Company expressly do not waive any attorney-client privilege or other similar privilege associated with such information or any protection afforded by the work-product doctrine or other similar doctrine with respect to any of the matters disclosed or discussed herein.

Section 11.10    Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a mutual written agreement executed and delivered by Seller and Purchaser. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Notwithstanding anything to the contrary in this Agreement, the provisions relating to the Financing Sources set forth in Sections 6.14, 11.1, 11.2(c), this 11.10, 11.12 and 11.15 (and the defined terms used therein or any other provision of this Agreement the amendment or waiver of which has the effect of modifying such provision) may not be amended or waived in a manner materially adverse to the Financing Sources without the prior written consent of the Financing Sources.

Section 11.11    Counterparts. This Agreement may be executed in any number of counterparts, including by means of facsimile or email in Portable Document Format, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

Section 11.12    Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns, except as set forth in Section 6.7, Section 10.3, Section 11.15 and Section 11.16, each of which rights are hereby expressly acknowledged and agreed to by the parties. Notwithstanding anything to the contrary set forth in this Agreement, the parties expressly confirm their agreement that the Financing Sources shall be entitled to rely on and enforce the provisions of Section 6.14, Section 11.10, Section 11.1, Section 11.2(c), Section 11.15 and this Section 11.12 and shall be express third party beneficiaries with respect to each such section.

Section 11.13    Remedies. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Sale) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and hereby agree that, subject to the terms of this Section 11.13, in the event of any breach or threatened breach by Seller, the General Partner, or the

Company, on one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the other party shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement, without proof of actual damages or inadequacy of legal remedy and without bond or other security being required. The parties hereby further acknowledge and agree that prior to the Closing, each party shall be entitled to seek specific performance to enforce specifically the terms and provisions of, and to prevent or cure breaches of this Agreement, including Section 6.6 and to cause the other party to consummate the transactions contemplated hereby, including to effect the Closing in accordance with Section 2.2, on the terms and subject to the conditions in this Agreement. The remedies available to each party pursuant to this Section 11.13 shall be in addition to any other remedy to which it is entitled at law or in equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit the other party from seeking to obtain such other remedies. For the avoidance of doubt, the parties further agree that (i) by seeking the equitable remedies provided for in this Section 11.13, a party shall not in any respect waive its right to seek at any time any other form of relief that may be available to a party in accordance with the terms of this Agreement in the event that this Agreement has been terminated or in the event that the equitable remedies provided for in this Section 11.13 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 11.13 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 11.13 prior or as a condition to exercising any termination right under Article IX (and pursuing monetary damages after such termination to the extent permitted in accordance with this Agreement), nor shall the commencement of any legal proceeding pursuant to this Section 11.13 or anything set forth in this Section 11.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article IX or pursue any other remedies under this Agreement.

Section 11.14    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 11.15    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document or instrument delivered in connection herewith, by its acceptance of the benefits of this Agreement, each party covenants, agrees and acknowledges that, to the extent permitted by Law, no Person other than the parties hereto, has any Liabilities, obligations, commitments (whether known or unknown or whether contingent or otherwise) hereunder, and that, notwithstanding that the other parties may be partnerships or limited liability companies, no party has a right of recovery under this Agreement, or any claim based on such Liabilities, obligations or commitments against, and no personal liability shall attach to, the former, current or future direct or indirect equity holders, option holders, warrant holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, Representatives or general or limited partners of any party or any former, current or future direct or indirect equity holder, option holder, warrant holder, controlling person, director, officer, employee, general or limited partner, member, manager, Affiliate, Representative or agent of any of the foregoing (collectively, but not including any party hereto, each a “Non-Recourse Party”), through a party hereto or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a party against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation, tort, Contract, Law, or otherwise. Without limiting the foregoing, no claim will be brought or maintained by a party or any Seller Party or Purchaser Related Party, as the case may be, or any of their respective successors or permitted assigns against any Non-Recourse Party that is not otherwise expressly identified as a party to this Agreement, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements of any party hereto set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document delivered hereunder, except as set forth in such other Transaction Agreement. Notwithstanding anything in this Agreement to the contrary, the parties hereby agree that (i) no Financing Source shall have any liability hereunder (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations or losses arising under, out of, in connection with or related in any manner to this Agreement or based on, in respect of or by reason of this Agreement or its negotiation, execution, performance or breach (provided that nothing in this Section 11.15 shall limit the liability or obligations of the Financing Sources under the applicable Financing Commitments or the documents governing any Financing provided by any Financing Source to Parent), (ii) any interpretation of the applicable Financing Commitments will be governed by, and construed and interpreted in accordance with, the laws of the State of New York and (iii) only Parent (including its permitted successors and assigns under the applicable Financing Commitment) and the other parties thereto at their own direction shall be permitted to bring any claim against a Financing Source for failing to satisfy any obligation to fund the Financing pursuant to the terms of the applicable Financing Commitments. This Section 11.15 shall, with respect to the matters referenced herein, supersede any provision of this Agreement to the contrary.

Section 11.16    Representation. Purchaser agrees, on its own behalf and on behalf of each of its directors, officers, managers, employees and Affiliates, that, following the Closing, Simpson Thacher & Bartlett LLP may serve as counsel to the Seller and its Affiliates in connection with any matters related to this Agreement and the contemplated transactions, including any litigation, claim or obligation arising out of or relating to this Agreement or the contemplated transactions notwithstanding any representation by Simpson Thacher & Bartlett LLP prior to the Closing Date of the Company. Purchaser, the General Partner and the Company hereby (a) waive any claim they have or may have that Simpson Thacher & Bartlett LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises either before or after the Closing between Purchaser or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, then Simpson Thacher & Bartlett LLP may represent Seller or its Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Purchaser, the General Partner, the Company or the other Company Entities and even though Simpson Thacher & Bartlett LLP may have represented the General Partner, the Company or the other Company Entities in a matter substantially related to such dispute. Purchaser, the General Partner and the Company also further agree that, as to all communications prior to Closing among Simpson Thacher & Bartlett LLP and the General Partner, the Company, the other Company Entities, Seller, Seller’s Affiliates and Representatives with respect to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to Seller and its Affiliates and may be controlled by Seller and its Affiliates and shall not pass to or be claimed by Purchaser, the General Partner, the Company or the other Company Entities. Notwithstanding the foregoing, in the event that a dispute arises between Purchaser, the General Partner, the Company and a third party other than a party to this Agreement after the Closing, the General Partner or the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Simpson Thacher & Bartlett LLP to such third party; provided, however, that neither the General Partner nor the Company may waive such privilege without the prior written consent of the Seller.

Section 11.17    Parent Guarantee

(a)    Parent hereby fully guarantees the due, prompt and full performance, payment and discharge when due of all of the covenants, obligations, agreements and undertakings, including any payment obligations, of Purchaser under this Agreement (such obligations, the “Guaranteed Obligations”). Whenever this Agreement requires Purchaser to take any action or refrain from taking any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Purchaser to take such action or refrain from taking such action. The Guaranteed Obligations are primary, absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment and performance, as applicable, of all of the Guaranteed Obligations and are not conditioned upon any event or contingency or upon any attempt first to obtain payment from Purchaser under this Agreement, or pursuit of any other right or remedy against Purchaser through the commencement of an Action or otherwise.

(b)    With respect to its obligations hereunder, Parent expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Seller, and all suretyship defenses generally.

(c)    Parent acknowledges and agrees that its obligations under this Section 11.17 shall continue not be released or discharged, in whole or in part, or otherwise affected by (i) the failure or delay on the part of Seller to assert any claim or demand or to enforce any right or remedy against Purchaser; (ii) any change in the time, place or manner of payment or performance of any of the Guaranteed Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement (other than this Section 11.17, as applicable); (iii) any change in the corporate existence, structure or ownership of Purchaser; (iv) any insolvency, bankruptcy, reorganization or other similar Proceeding affecting Purchaser; (v) the existence of any claim, set-off or other right which Parent may have at any time against Seller, whether in connection with the Guaranteed Obligations or otherwise; or (vi) the adequacy of any means Seller may have of obtaining payment or performance related to the Guaranteed Obligations.

(d)    Notwithstanding anything herein to the contrary, Parent’s obligations under this Section 11.17 shall terminate immediately (i) upon the Closing (including payment in full of the Estimated Purchase Price and the amounts contemplated by Section 3.2 and Section 3.3) and (ii) with respect to any Guaranteed Obligation, upon the discharge in full of such Guaranteed Obligation.

(e)    Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate power and authority to own or lease its assets and to conduct its business in all material respects as it is now being conducted. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly and validly executed and delivered by Parent and (assuming the due and valid execution and delivery of this Agreement by the other parties hereto) constitutes a legal, valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions. Parent hereby represents and warrants to Purchaser that (i) it has all requisite power and authority to execute, deliver and perform the obligations set forth in this Section 11.17 and the execution, delivery and performance of this Agreement have been duly authorized by all necessary action and do not contravene any provision of Parent’s organizational documents or any applicable Laws binding on Parent or its assets; and (ii) all consents necessary for the due execution, delivery and performance of this Agreement by Parent (other than (A) the filings under the HSR Act, (B) any other filing under any competition Law set forth on Section 4.4(c) of the Company Disclosure Schedule, and (C) the Governmental Filings set forth on Section 4.4(c) of the Company Disclosure Schedule) have been obtained and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Section 11.17. This Section 11.17 shall be binding upon the successors and assigns of Parent and shall inure to the benefit of Purchaser and its successors and assigns. In the event that Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Parent shall cause such Person to assume the obligations set forth in this Section 11.17, including by operation of law.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first written above.

CASABLANCA HOLDINGS L.P.

By: Casablanca Holdings GP LLC, its general partner

By:	/s/ Alejandro Reynal
Name: Alejandro Reynal
Title: Authorized Signatory

CASABLANCA GLOBAL GP LIMITED

By:	/s/ Alejandro Reynal
Name: Alejandro Reynal
Title: Authorized Signatory

CASABLANCA GLOBAL INTERMEDIATE HOLDINGS L.P.

By: Casablanca Global GP Limited, its general partner

By:	/s/ Alejandro Reynal
Name: Alejandro Reynal
Title: Authorized Signatory

[Signature Page to Securities Purchase Agreement]

ZURICH HOTEL INVESTMENTS, B.V.

By:	/s/ Adam Rohman
Name: Adam Rohman
Title: Director A

By:	/s/ Stefanie Joanne van der Duijs
Name: Stefanie Joanne van der Duijs
Title: Director B

HYATT HOTELS CORPORATION, solely for purposes of Section 11.17 and Article XI (solely as such Article relates to Section 11.17)

By:	/s/ Joan Bottarini
Name: Joan Bottarini
Title: Chief Financial Officer

[Signature Page to Securities Purchase Agreement]